Filed Pursuant to Rule 424(b)(3)
File No. 333-150832

$20,000,000 12% CONVERTIBLE BONDS DUE 2011

300,000 WARRANTS EXPIRING 2013 TO PURCHASE COMMON STOCK

3,449,606 SHARES OF COMMON STOCK

CHINA ARCHITECTURAL ENGINEERING, INC.

This prospectus relates to the resale from time to time by the selling security holders of (i) $20,000,000 12% convertible bonds due in 2011 (the “Bonds”) issued by us in a private placement to selling security holders on April 15, 2008, (ii) 3,149,606 shares of common stock that are issuable upon conversion of the Bonds, subject to adjustment, (iii) 300,000 warrants issued by us in a private placement to selling security holders on April 15, 2008 to purchase an aggregate of 300,000 shares of our common stock, subject to adjustment (the “Bond Warrants”), and (iv) 300,000 shares of our common stock issuable upon exercise of the Bond Warrants, subject to adjustment. In addition, this prospectus covers the issuance of our common stock upon the exercise of the Bond Warrants by holders other than the initial holders.

The Bonds bear interest from April 15, 2008 at the rate of 12% per annum of the principal amount of the Bonds. Each Bond is convertible at the option of the holder at any time during the period (i) beginning on the earlier of (a) the date that a registration statement for the shares to be issued upon conversion of the Bonds is first declared effective by the United States Securities and Exchange Commission (the “SEC”) and (b) October 15, 2008 and (ii) ending at the close of business on April 8, 2011, subject to certain exceptions, into shares of our common stock at an initial conversion price equal to $6.35 per share, which is the product of 1.1 and the average closing price per share of our common stock on the American Stock Exchange (“AMEX”) for the period of 20 consecutive trading days immediately prior to April 15, 2008. The conversion price is subject to adjustment in certain events, including our issuance of additional shares of common stock or rights to purchase common stock at a per share or per share exercise or conversion price, respectively, at less than the applicable per share conversion price of the Bonds. Interest is payable semi-annually in arrears on April 15 and October 15 of each year (each an “Interest Payment Date”) commencing October 15, 2008. On any Interest Payment Date on or after April 15, 2010, the holders of the Bonds can require us to redeem the Bonds at 116.61% of the principal amount of the Bonds redeemed, plus all accrued but unpaid interest. We are required to redeem any outstanding Bonds at 116.61% of its principal amount on April 15, 2011.

The Bond Warrants became exercisable on April 15, 2008, the date of issuance, and will terminate on April 15, 2013. We may receive proceeds from the exercise of the Bond Warrants, if they are exercised, at an initial exercise price per share of $6.35, subject to adjustment in certain events.

All securities are being offered by the selling security holders of the securities for resale. The selling security holders may offer the Bonds, the Bond Warrants, and the shares underlying the Bonds and Bond Warrants through public or private transactions, at prevailing market prices or at privately negotiated prices, and the other selling security holders may also sell their respective shares of common stock through the same means. The selling security holders may sell the securities directly or through agents or broker-dealers acting as principal or agent, or in a distribution by underwriters. We will not receive any proceeds from the sales of these securities by the selling security holders.

Commencing on June 10, 2008, shares of our common stock have been listed for trading on the NASDAQ Global Select Market under the symbol “CAEI.” Prior to June 10, 2008, shares of common stock were listed for trading on the American Stock Exchange (“AMEX”) under the ticker symbol “RCH.” On September 26, 2008, the closing sales price for our common stock on NASDAQ was $7.70 per share. Neither the Bonds nor the Bond Warrants are currently listed or quoted for trading on any national securities exchange or national quotation system and we currently have no intention to apply for the listing or quotation of the Bonds or Bond Warrants for trading on any national securities exchange or national quotation system.

The purchase of the Bonds, Bond Warrants, or shares of common stock issuable upon conversion and exercise of the Bonds and Bond Warrants, respectively, involves a high degree of risk. See section entitled “Risk Factors” beginning on page 8.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of anyone’s investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Date of This Prospectus Is: October 3, 2008

Above: Shanghai Railway Station, one of the Company’s projects.

Above: Hangzhou Grand Theater, one of the Company’s projects.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
SUMMARY FINANCIAL DATA	6
RISK FACTORS	8
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	22
USE OF PROCEEDS	23
DIVIDEND POLICY	23
RATIO OF EARNINGS TO FIXED CHARGES	23
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	23
SELECTED CONSOLIDATED FINANCIAL DATA	25
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	27
DESCRIPTION OF BUSINESS	41
MANAGEMENT	54
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	62
BENEFICIAL OWNERSHIP OF CERTAIN BENEFICIAL OWNERS ND MANAGEMENT	64
SELLING SECURITY HOLDERS	66
DESCRIPTION OF SECURITIES	68
DESCRIPTION OF THE BONDS	72
DESCRIPTION OF THE BOND WARRANTS	78
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES FOR HOLDERS OF BONDS AND BOND WARRANTS	80
SHARES ELIGIBLE FOR FUTURE SALE	88
PLAN OF DISTRIBUTION	90
LEGAL MATTERS	92
EXPERTS	92
ADDITIONAL INFORMATION	92
FINANCIAL STATEMENTS	F-1

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

PROSPECTUS SUMMARY

Because this is only a summary, it does not contain all of the information that may be important to you. You should carefully read the more detailed information contained in this prospectus, including our financial statements and related notes. Our business involves significant risks. You should carefully consider the information under the heading "Risk Factors" beginning on page 8.

China Architectural Engineering, Inc.

We specialize in high-end curtain wall systems (including glass, stone and metal curtain walls), roofing systems, steel construction systems, eco-energy saving building conservation systems and related products, for public works and commercial real estate projects. We have completed over one hundred projects throughout China, Hong Kong, Macau, Australia and Southeast Asia, including the National Grand Theater in Beijing, the Meridian Gate Exhibition Hall of the Palace Museum in Beijing’s Forbidden City (winner of the 2005 UNESCO Jury Commendation for Innovation of Asia Pacific Heritage Award), the Beijing Botanical Garden Conservatory (winner of the the Zhan Tian You award in 2003), the Shenzhen Airport Terminal Building, the Shanghai South Railway Station and the Vietnam National Conference Center. We compete on the strength of our reputation, track record, strong relationships with government and commercial clients and our ability to give expression to the vision of leading architects. By focusing on innovation while outsourcing commoditized manufacturing work, we are able to add artistic and technological value to projects at cost-effective price points.

We believe that our business has opportunities for growth through the following growth strategies:

•
Emphasizing innovative services. We focus our design, engineering and installation expertise on distinct product segments requiring unique or innovative techniques as we have extensive experience in providing services requiring complex design, engineering and installation techniques and other unusual project needs.

•
Providing full service solutions. We believe that a key factor in our success has been our ability to provide, through our in-house personnel, valuable input and assistance to our customers with respect to overall project design, engineering fabrication, and installation sequences and other critical project decisions.

•
Leveraging our brand and reputation. We believe that the strength of our brand is increasing in China and internationally as we build on our large range of projects and our offering of comparative cost advantages and supply-chain management for some of the most complex building envelope systems in the world.

•
Expanding our coverage in China. We believe that we have long-standing relationships with China’s top construction officials and leading Chinese and international architects, having completed high profile projects in China, including the National Grand Theater in Beijing, the Shanghai South Railway Station, the Shenzhen International Airport and the National Palace Museum in Beijing. We plan to continue to meet the needs of government and private sector customers in the larger cities as well as expand to medium-sized second and third tier cities in China.

•
Expanding our coverage internationally. We believe that international expansion of our business is attractive because it may provide us with higher margins as compared to similar projects in China, and we hope to increase our revenues from international projects as a percentage of our total revenue. We have launched initiatives to expand sales in Hong Kong, Macau, Australia, Southeast Asia, Dubai (UAE), Doha (Qatar), other Middle Eastern countries, Central Asia, Eastern Europe and North America.

Corporate Information

We were incorporated in the State of Delaware on March 16, 2004. We were originally organized as a “blank check” shell company to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation.

On October 17, 2006, we closed a share exchange transaction, described below, pursuant to which we (i) became the 100% parent of Full Art International, Ltd., a Hong Kong Company (“Full Art”), which has four subsidiaries, including its wholly-owned subsidiary Zhuhai King Glass Engineering Co., Ltd. (“Zhuhai”), a company formed under the laws of the People’s Republic of China (“PRC” or “China”), (ii) assumed the operations of Full Art and its subsidiaries and (iii) changed our name from SRKP 1, Inc. to China Architectural Engineering, Inc.

Our corporate offices are located at 105 Baishi Road, Jiuzhou West Avenue, Zhuhai, 519070, People’s Republic of China.

Recent Events

April 2008 Issuance of Bonds and Bond Warrants

On April 15, 2008, we completed a financing transaction with ABN AMRO Bank N.V., London Branch (“ABN AMRO”), CITIC Allco Investments Limited (together with ABN AMRO, the “Subscribers,” and each a “Subscriber”), and CITIC Capital Finance Limited issuing (i) $20,000,000 12% Convertible Bonds due in 2011 (the “Bonds”) and (ii) 300,000 warrants to purchase an aggregate of 300,000 shares of our common stock, subject to certain adjustments as set forth in the warrant instrument, that expire in 2013 (the “Bond Warrants”). The transaction was completed in accordance with a subscription agreement entered into by us, the Subscribers, and CITIC Capital Finance Limited, dated April 2, 2008 (the “Subscription Agreement”).

The Bonds were subscribed at a price equal to 100% of their principal amount. We agreed to pay to the Subscribers an aggregate commission of 2.5% of the principal amount of the Bonds and of the aggregate warrant issue price for the Bond Warrants. The Bonds were issued pursuant to, and are subject to the terms and conditions of, a trust deed dated April 15, 2008 between us and The Bank of New York, London Branch, as amended on September 17, 2008 to conform with certain provisions of the Trust Indenture Act of 1939 (the “2008 Trust Deed”). The Bonds are also subject to a paying and conversion agency agreement dated April 15, 2008, as amended on September 29, 2008, between us, The Bank of New York, and The Bank of New York, London Branch. The terms and conditions of the Bonds, as set forth in the 2008 Trust Deed include, among other things, the following terms:

•	Interest Rate. The Bonds bear cash interest from April 15, 2008 at the rate of 12% per annum of the principal amount of the Bonds.

•
Conversion. Each Bond is convertible at the option of the holder at any time during the period (i) beginning on the earlier of (a) the date that a registration statement for the shares to be issued upon conversion of the Bonds is first declared effective by the United States Securities and Exchange Commission (the “SEC”) and (b) October 15, 2008 and (ii) ending at the close of business on April 8, 2011, subject to certain exceptions, into shares of our common stock at an initial conversion price equal to $6.35 per share, which is the product of 1.1 and the average closing price per share of our common stock for the period of 20 consecutive trading days immediately prior to April 15, 2008. The conversion price is subject to adjustment in certain events, including our issuance of additional shares of common stock or rights to purchase common stock at a per share or per share exercise or conversion price, respectively, at less than the applicable per share conversion price of the Bonds.

•
Mandatory Redemptions. Interest is payable semi-annually in arrears on April 15 and October 15 of each year (each an “Interest Payment Date”) commencing October 15, 2008. On any Interest Payment Date on or after April 15, 2010, the holders of the Bonds can require us to redeem the Bonds at 116.61% of the principal amount of the Bonds redeemed, plus all accrued but unpaid interest. We are required to redeem any outstanding Bonds at 116.61% of its principal amount on April 15, 2011.

On April 15, 2008, we entered into a warrant instrument with the Subscribers pursuant to which the Subscribers purchased the Bond Warrants from us (the “Warrant Instrument”). The Bond Warrants, which are represented by a global certificate, are also subject to a warrant agency agreement by and among us, The Bank of New York and The Bank of New York, London Branch dated April 15, 2008 (the “Warrant Agency Agreement”). Pursuant to the terms and conditions of the Warrant Instrument and the Warrant Agency Agreement, the Bond Warrants became exercisable on April 15, 2008 and terminate on April 15, 2013. The Bond Warrants have an initial exercise price per share of $6.35, subject to adjustment in certain events.

We have agreed to list the shares of common stock underlying the Bonds and the Bond Warrants on AMEX, or any alternative national stock exchange, by the earlier of October 15, 2008 and the date on which a registration statement registering the shares of common stock underlying the Bond Warrants is first declared effective by the SEC. In addition, we have agreed to register the shares of common stock underlying the Bonds and the Bond Warrants with the SEC on or prior to October 15, 2008 and will keep the registration effective until 30 days after the Bond Warrants terminate.

On April, 15, 2008, we also entered into a registration rights agreement with the Subscribers pursuant to which we agreed to register the Bonds, the Bond Warrants, and the shares of common stock underlying the Bonds and Bond Warrants (the “Registrable Securities”). We agreed to prepare and file with the SEC, no later than 30 days after April 15, 2008, a registration statement on Form S-1, of which this prospectus is a part, to register the Registrable Securities (the “Registration Statement”) and, as promptly as possible, cause that Registration Statement, as amended, to become effective and in any event within six months after April 15, 2008. In addition, we agreed to list all the Registrable Securities covered by the Registration Statement on each securities exchange on which similar securities issued by us are then listed.

Pursuant to the terms of the Subscription Agreement, we were required as a condition to the closing to appoint a director designated by CITIC Capital Finance Limited to our Board of Directors. The closing condition was waived by the parties to the financing transaction and we agreed to appoint such a director within three months from closing. On June 10, 2008, our Board of Directors appointed Miu Cheung to serve as a director of our company pursuant to the Subscription Agreement.

November 2007 Acquisition of Techwell

On November 6, 2007, we, through Full Art, acquired all of the issued and outstanding shares (the “Techwell Shares”) in the capital of Techwell Engineering Limited (which has two subsidiaries), a limited liability company incorporated in Hong Kong (“Techwell”) pursuant to a Stock Purchase Agreement (the “Agreement”) dated November 6, 2007, entered into by and among Mr. Ng, Chi Sum and Miss Yam, Mei Ling (the “Shareholders”), the Company and Full Art, to consummate the acquisition transaction. Pursuant to the terms of the Stock Purchase Agreement, the Shareholders agreed to sell and transfer all of the Techwell Shares to Full Art for a purchase consideration of US$11,654,566 payable in cash and shares of common stock of our company. Thirty percent of the stock consideration paid to the Shareholders will be held in a third-party escrow account for up to two years to cover potential indemnification obligations of the Shareholders. Techwell is engaged in the business of manufacturing and constructing external building facades, including roofing systems for buildings and curtain wall systems and accessories.

October 2007 Initial Public Offering

On October 3, 2007, we completed an initial public offering consisting of 847,550 shares of our common stock. Our sale of common stock, which was sold indirectly by us to the public at a price of $3.50 per share, resulted in net proceeds of approximately $2.2 million. These proceeds were net of underwriting discounts and commissions, fees for legal and auditing services, and other offering costs. Upon the closing of the initial public offering, we sold to the underwriter warrants to purchase up to 73,700 shares of our common stock. The warrants are exercisable at a per share price of $4.20 and will expire if unexercised after five years from the date of issuance.

The Offering

12% Convertible Bonds	Pursuant to this prospectus, the selling security holders are offering for resale up to $20,000,000 12% Convertible Bonds Due 2011.

Interest
The Bonds bear interest from April 15, 2008 at the rate of 12% per annum of the principal amount of the Bonds. Interest is payable semi-annually in arrears on April 15 and October 15 of each year (each an “Interest Payment Date”) commencing October 15, 2008.

Ranking
The Bonds constitute direct, unsubordinated, unconditional and, unsecured obligations of us and will at all times rank pari passu and without any preference or priority among themselves and our payment obligations under the Bonds will rank at least equally with all of our other present and future unsecured and unsubordinated obligations, (other than any obligations preferred by mandatory provisions of applicable law). If we create any secure obligation in any debentures, loan stock, bonds, notes, bearer participation certificates, depository receipts, certificates of deposit or other similar securities for the purpose of raising money which are, or are issued with the intention that they will be listed in any securities market, we must also secure the Bonds in substantially identical terms.

As of June 30, 2008, we had approximately $1.8 million of secured indebtedness.

Mandatory Redemption at Maturity	Unless previously redeemed, converted or purchased and cancelled, we are required to redeem any outstanding Bonds at 116.61% of its principal amount on April 15, 2011.

Redemption at the Bondholder’s Option
On any Interest Payment Date on or after April 15, 2010, the holders of the Bonds can require us to redeem the Bonds at 116.61% of the principal amount of the Bonds redeemed, plus all accrued but unpaid interest. There can be no guarantee that we will have sufficient financial resources or be able to arrange financing to redeem the Bonds.

Redemption for Tax Reasons
At any time, we may, having given not less than 30 nor more than 60 days’ notice to the Bondholders, redeem all, but not some only, of the Bonds at a redemption price equal to the early redemption amount on the redemption date if (i) we have or will become obliged to pay additional amounts for any present or future taxes, duties, assessments or governmental charges, as a result of a change in, or amendment to, the laws of the United States, the PRC or England, and (ii) the obligation to pay additional amounts cannot be avoided provided that we do not give notice of redemption earlier than 90 days prior to the earliest date on which we would be obliged to pay such additional amounts were a payment in respect of the Bonds then due.

Redemption for Non-Listing or a Change in Control
If our common stock ceases to be listed on NASDAQ, AMEX, or the New York Stock Exchange, or if the trading of our common stock is suspended for 20 or more consecutive trading days temporarily or otherwise on such exchange or there is a change of control, as defined in the 2008 Trust Deed, of our company, each Bondholder will have the right to require us, within 60 days following the date on which the Bondholder has been given notice of non-listing or a change of control, to redeem all or some of that holder’s Bonds. There can be no guarantee that we will have sufficient financial resources or be able to arrange financing to redeem the Bonds.

Redemption at Our Option
At any time prior to April 15, 2011, we may, having given not less than 20 nor more than 60 days’ notice to the Bondholders, and The Bank of New York, London Branch (the “Trustee”) and The Bank of New York, London Branch (the “Principal Agent,”) which notice will be irrevocable, redeem all and not some only of the Bonds at a redemption price equal to the early redemption amount, plus all accrued but unpaid interest, on the redemption date. The early redemption amount of a Bond is determined so that it represents for the Bondholder the higher of (i) the Minimum Return on Investment, defined as a payment to each bondholder equal to the product of (x) the aggregate principal amount of Bonds held by such bondholder and (y) 1.35, and (ii) the Minimum Gross Yield Amount, defined as an amount representing repayment of principal plus a gross yield of 19% per annum, calculated by us on a semi-annual basis.

Conversion
Each Bond is convertible at the option of the holder at any time during the period (i) beginning on the earlier of (a) the date that a registration statement for the shares to be issued upon conversion of the Bonds is first declared effective by the United States Securities and Exchange Commission (the “SEC”) and (b) October 15, 2008 and (ii) ending at the close of business on April 8, 2011, subject to certain exceptions, into shares of our common stock at an initial conversion price equal to $6.35 per share, which is the product of 1.1 and the average closing price per share of our common stock for the period of 20 consecutive trading days immediately prior to April 15, 2008.

Adjustment to the Conversion Price
The conversion price is subject to adjustment in certain events, including our issuance of additional shares of common stock or rights to purchase common stock at a per share or per share exercise or conversion price, respectively, at less than the applicable per share conversion price of the Bonds. The conversion price of the Bonds cannot be adjusted to lower than $0.25 per share of common stock (as adjusted for stock splits, stock dividends, spin-offs, rights offerings, recapitalizations and similar events).

Bond Warrants	Pursuant to this prospectus, the selling security holders are offering for resale 300,000 warrants exercisable for 300,000 shares of our common stock, subject to adjustment.

Exercise Price	The initial exercise price per share of the Bond Warrants is $6.35, subject to adjustment in certain events.

Vesting and Expiration Dates	The Bond Warrants became exercisable on April 15, 2008 and will terminate on April 15, 2013.

Common stock offered by selling security holders	3,449,606 shares (1)

Common stock outstanding	51,885,446 shares (2)

Use of proceeds
We will not receive any proceeds from the sale of the Bonds, Bond Warrants or common stock by the selling security holders, except for funds from the exercise of Bond Warrants by the selling security holders, if and when exercised.

(1)	Consists of (i) 3,149,606 shares of our common stock issuable upon the conversion of the Bonds and (ii) 300,000 shares of our common stock issuable upon the exercise of the Bond Warrants.

(2)
Represents the number of shares of our common stock outstanding as of September 26, 2008, and excludes (i) 123,700 shares of our common stock issuable upon exercise of outstanding warrants, (ii) 6,006,749 shares of our common stock issuable upon the conversion of issued and outstanding bonds, subject to adjustment, (iii) 1,100,000 shares of our common stock issuable upon the exercise of the warrants issued in connection with our issuance of bonds, subject to adjustment, and (iv) 5,000,000 shares of common stock that may be issued and granted under our 2007 Equity Incentive Plan.

SUMMARY FINANCIAL DATA

The following summary financial information contains consolidated statement of operations data for the six months ended June 30, 2008 and 2007 (unaudited) and each of the years in the five-year period ended December 31, 2007 and the consolidated balance sheet data as of June 30, 2008 (unaudited) and year-end for each of the years in the five-year period ended December 31, 2007. The consolidated statement of operations data and balance sheet data were derived from the audited consolidated financial statements, except for data for the periods ended and as of June 30, 2008 and 2007. Such financial data should be read in conjunction with the consolidated financial statements and the notes to the consolidated financial statements starting on page F-1 and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Consolidated Statements of Income	Six Months Ended June 30,		Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(unaudited)	(unaudited)
	(in thousands, except share amounts and earnings per share)
Contract revenues earned	$66,729	$33,884	$86,617	$63,359	$49,515	$28,816	$22,480

Cost of contract revenues earned	(44,942)	(23,494)	(64,354)	(46,796)	(36,368)	(21,419)	(14,730)

Gross profit	21,787	10,390	$22,263	$16,563	$13,146	$7,397	$7,750

Selling, general and administrative expenses	(7,591)	(2,564)	(5,525)	(5,989)	(6,463)	(4,636)	(3,564)

Non-recurring general and administrative expenses	—	—	—	(3,806)	—	—	—
Finance Expense	—	—	208	—	—	—	—
Income from operations	$14,197	$7,826	$16,530	$6,768	$6,683	$2,761	$4,186

Interest income	42	4	108	—	—	63	—
Interest expense	(1,532)	(576)	(2,145)	—	(117)	(260)	(116)
Other income	151	-	88	700	501	136	145
Other expenses	—	—	127	—	—	—	—
Income before taxation	$12,858	$7,254	$14,455	$7,468	$7,068	$2,700	$4,215

Income tax	(117)	(1,265)	(2,422)	(1,318)	(1,157)	(491)	(739)
Equity loss and minority interests	11	(14)	—	—	—	—	—

Net income	$12,752	$5,974	$12,032	$6,150	$5,910	$2,209	$3,476
Basic net income per common share	0.25	0.12	0.24	0.14	0.14	0.05	0.08
Diluted net income per common share	0.24	0.11	0.24	0.14	0.14	0.05	0.08
Basic and diluted dividend paid per common share	—	—	—	0.04	0.06	0.10	0.02

Basic weighted average common shares outstanding	51,832,946	50,000,000	50,357,454	44,679,990	43,304,125	43,304,125	43,304,125
Diluted weighted average common shares outstanding	55,550,770	54,794,293	51,088,144	44,679,990	43,304,125	43,304,125	43,304,125

		Year Ended December 31,
Consolidated Balance Sheets	As of June 30, 2008	2007	2006	2005	2004	2003
	(unaudited)	(in thousands)

Current Assets	$125,550	$84,988	$43,821	$21,712	$17,454	$15,054
Total Assets	136,962	95,737	44,861	22,320	18,642	15,394
Current Liabilities	42,844	39,313	21,784	14,016	13,916	8,774
Long-term bank loans	1,839	443	2,565	-	-	-
Convertible bond payable, net	24,924	3,466	-	-	-	-
Total Liabilities	69,628	43,272	24,349	14,016	13,916	8,774
Total Stockholders' Equity	67,333	52,465	20,513	8,304	4,725	6,621

RISK FACTORS

Any investment in our securities involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our securities. Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur. The trading price of our common stock and the value of the Bonds and Bond Warrants could decline due to any of these risks, and an investor may lose all or part of his investment. Some of these factors have affected our financial condition and operating results in the past or are currently affecting our company. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this prospectus. With respect to this discussion, the terms, “we,” “us,” or “our” refer to China Architectural Engineering, Inc., and all of our subsidiaries.

RISKS RELATED TO OUR OPERATIONS

Because we depend on governmental agencies for a significant portion of our revenue, our inability to win or renew government contracts could harm our operations and significantly reduce or eliminate our profits.

Revenues from Chinese government contracts represented approximately 26% of our revenues for the six months ended June 30, 2008 and 72% for the year ended December 31, 2007. Our inability to win or renew Chinese government contracts could harm our operations and significantly reduce or eliminate our profits. Chinese government contracts are typically awarded through a regulated procurement process. Some Chinese government contracts are awarded to multiple competitors, causing increases in overall competition and pricing pressure. The competition and pricing pressure, in turn may require us to make sustained post-award efforts to reduce costs in order to realize revenues under these contracts. If we are not successful in reducing the amount of costs we anticipate, our profitability on these contracts will be negatively impacted. Finally, Chinese government clients can generally terminate or modify their contracts with us at their convenience.

If we are unable to accurately estimate and control our contract costs and timelines, then we may incur losses on our contracts, which may result in decreases in our operating margins and in a significant reduction or elimination of our profits.

If we do not control our contract costs, we may be unable to maintain positive operating margins or experience operating losses. Approximately 90% of our sales are from fixed-price contracts. The remaining 10% of our sales are from cost-plus-fee contracts. Under fixed-price contracts, we receive a fixed price. Consequently, we realize a profit on fixed-price contracts only if we control our costs and prevent cost over-runs on the contracts. Approximately 70% of contracts are modified after they begin, usually to accommodate requests from clients to increase project size and scope. In cases where fixed-price contracts are modified, the fixed price is renegotiated and adjusted upwards accordingly. Under cost-plus-fee contracts, which may be subject to contract ceiling amounts, we are reimbursed for allowable costs and fees, which may be fixed or performance-based. If our costs exceed the contract ceiling or are not allowable under the provisions of the contract or any applicable regulations, we may not be reimbursed for all our costs. Under each type of contract, if we are unable to estimate and control costs and/or project timelines, we may incur losses on our contracts, which may result in decreases in our operating margins and in a significant reduction or elimination of our profits.

If we fail to timely complete, miss a required performance standard or otherwise fail to adequately perform on a project, then we may incur a loss on that project, which may affect our overall profitability.

We may commit to a client that we will complete a project by a scheduled date. We may also commit that a project, when completed, will achieve specified performance standards. If the project is not completed by the scheduled date or subsequently fails to meet required performance standards, we may either incur significant additional costs or be held responsible for the costs incurred by the client to rectify damages due to late completion or failure to achieve the required performance standards. The uncertainty of the timing of a project can present difficulties in planning the amount of personnel needed for the project. If the project is delayed or canceled, we may bear the cost of an underutilized workforce that was dedicated to fulfilling the project. In addition, performance of projects can be affected by a number of factors beyond our control, including unavoidable delays from weather conditions, unavailability of vendor materials, changes in the project scope of services requested by clients or labor disruptions. In some cases, should we fail to meet required performance standards, we may also be subject to agreed-upon financial damages, which are determined by the contract. To the extent that these events occur, the total costs of the project could exceed our estimates and we could experience reduced profits or, in some cases, incur a loss on that project, which may affect our overall profitability.

Our use of the “percentage-of-completion” method of accounting could result in reduction or reversal of previously recorded revenues and profits.

A substantial portion of our revenues and profits are measured and recognized using the “percentage-of-completion” method of accounting, which is discussed further in Note 2, “Summary Of Significant Accounting Policies” to our “Financial Statements.” Our use of this method results in recognition of revenues and profits ratably over the life of a contract, based generally on the proportion of costs incurred to date to total costs expected to be incurred for the entire project. The effect of revisions to revenues and estimated costs is recorded when the amounts are known or can be reasonably estimated. Such revisions could occur in any period and their effects could be material. Although we have historically made reasonably reliable estimates of the progress towards completion of long-term engineering, program and construction management or construction contracts in process, the uncertainties inherent in the estimating process make it possible for actual costs to vary materially from estimates, including reductions or reversals of previously recorded revenues and profits.

Our future revenues depend on our ability to consistently bid and win new contracts and renew existing contracts and, therefore, our failure to effectively obtain future contracts could adversely affect our profitability.

Our future revenues and overall results of operations require us to successfully bid on new contracts and renew existing contracts. Contract proposals and negotiations are complex and frequently involve a lengthy bidding and selection process, which is affected by a number of factors, such as market conditions, financing arrangements and required governmental approvals. If negative market conditions arise, or if we fail to secure adequate financial arrangements or the required governmental approval, we may not be able to pursue particular projects, which could adversely affect our profitability.

Our results could be adversely impacted by product quality and performance.

We manufacture or install products based on specific requirements of each of our customers. We believe that future orders of our products or services will depend on our ability to maintain the performance, reliability and quality standards required by our customers. If our products or services have performance, reliability or quality problems, we may experience delays in the collection of accounts receivables, higher manufacturing or installation costs, additional warranty and service expense, and reduced, cancelled or discontinued orders. Additionally, performance, reliability or quality claims from our customers, with or without merit, could result in costly and time-consuming litigation that could require significant time and attention of management and involve significant monetary damages.

Continued price volatility and supply constraints in the steel and aluminum markets could prevent us from meeting delivery schedules to our customers or reduce our profit margins.

We buy semi-finished products made of aluminum, steel and glass, and, to a degree, our business is dependent on the prices and supply of steel and aluminum, which, along with glass, are the principal raw materials used in our products. The steel and aluminum industries are highly cyclical in nature, and steel and aluminum prices have been volatile in recent years and may remain volatile in the future. Our purchases of aluminum ranged from approximately $1.00 to $1.40 per pound between December 15, 2005 and 2006, a fluctuation of approximately 40%, and from $0.60 to $1.40 per pound during the five years ended December 15, 2006, a fluctuation of approximately 133%. The price we paid for steel also fluctuated. For the year ended December 31, 2006, prices for seamless steel tubes ranged from approximately RMB 4,730 to 5,700 RMB per ton (a difference of approximately 21%), prices for angled steel ranged from approximately RMB 3,143 to RMB 3,465 per ton (a difference of approximately 10%), and prices for steel plates ranged from approximately RMB 3,332 to RMB 4,688 per ton (a difference of approximately 41%). The fluctuations continued through June 30, 2008.

Steel and aluminum prices are influenced by numerous factors beyond our control, including general economic conditions, competition, labor costs, production costs, import duties and other trade restrictions. In the past, there have been unusually rapid and significant increases in steel and aluminum prices and severe shortages in the steel and aluminum industries due in part to increased demand from China’s expanding economy and high energy prices. We do not have any long-term contracts for the purchase of steel and aluminum and normally do not maintain inventories of steel and aluminum in excess of our current production requirements. We can give you no assurance that steel and aluminum will remain available or that prices will not continue to be volatile. If the available supply of steel and aluminum declines, we could experience price increases that we are not able to pass on to our customers, a deterioration of service from our suppliers or interruptions or delays that may cause us not to meet delivery schedules to our customers. Any of these problems could adversely affect our results of operations and financial condition.

Our business is characterized by long periods for collection from our customers and short periods for payment to our suppliers, the combination of which may cause us to have liquidity problems.

We experience an average accounts settlement period ranging from three months to as high as one year from the time we provide services to the time we receive payment from our customers. In contrast, we typically need to place certain deposits with our suppliers on a portion of the purchase price in advance and for some suppliers we must maintain a deposit for future orders. We are typically paid by the contractor the entire amount due to us for our services and products once the entire project is completed, which could be significantly after we complete the curtain wall portion of the project. National policy requires the contractor to pay 85% of our total contract value to us before the project is completed, and the remainder may be paid when the contractor completes the entire project. Because our payment cycle is considerably shorter than our receivable cycle, we may experience working capital shortages. Working capital management, including prompt and diligent billing and collection, is an important factor in our results of operations and liquidity. We cannot assure you that system problems, industry trends or other issues will not extend our collection period, adversely impact our working capital.

The industries in which we operate are highly competitive.

The markets we serve are very competitive, price and lead-time sensitive and are impacted by changes in the commercial construction industry, including unforeseen delays in project timing and work flow. In addition, competition in the markets of the building industry and in the metal coil coating industry is intense. It is based primarily on:

–	quality;

–	service;

–	delivery;

–	ability to provide added value in the design and engineering of buildings;

–	price;

–	speed of construction in buildings and components; and

–	personal relationships with customers.

We compete with several large integrated glass manufacturers, numerous specialty, architectural glass and window fabricators, and major contractors and subcontractors. We also compete with a number of other manufacturers of engineered building systems ranging from small local firms to large national firms. In addition, we and other manufacturers of engineered high-end curtain walls compete with alternative methods of building construction. If these alternative building methods compete successfully against us, such competition could adversely affect us. Demand for our services is cyclical and vulnerable to economic downturns. If the economy weakens, then our revenues, profits and our financial condition may deteriorate. Many of our competitors have greater financial or other resources than we do.

Our business activities may require our employees to travel to and work in high security risk countries, which may result in employee death or injury, repatriation costs or other unforeseen costs.

As a multinational company, our employees often travel to and work in high security risk countries around the world that are undergoing political, social and economic upheavals resulting in war, civil unrest, criminal activity or acts of terrorism. For example, currently we have approximately 22 employees working in Doha, Qatar and approximately 122 employees in Dubai, UAE. During the peak construction period, we will have about 150 employees in Doha and about 200 employees in Dubai, which will consist of about 20% full-time company employees (engineers, project managers and supervisors) and 80% non-company contract labor. As a result, we may be subject to costs related to employee death or injury, repatriation or other unforeseen circumstances.

Force majeure events, including natural disasters and terrorists’ actions have negatively impacted and could further negatively impact the economies in which we operate, which may affect our financial condition, results of operations or cash flows.

Force majeure events, including natural disasters, such as Typhoon Pai Bi An that affected the Southeastern China Coast in August 2006 and terrorist attacks, such as those that occurred in New York and Washington, D.C. on September 11, 2001, could negatively impact the economies in which we operate.

We typically remain obligated to perform our services after a terrorist action or natural disaster unless the contract contains a force majeure clause that relieves us of our contractual obligations in such an extraordinary event. If we are not able to react quickly to force majeure, our operations may be affected significantly, which would have a negative impact on our financial condition, results of operations or cash flows.

We may suffer as a result of product liability or defective products.

We may produce products which injure or kill individuals despite proper testing. Existing PRC, Qatar and UAE laws and regulations do not require us to maintain third party liability insurance to cover product liability claims. In the United States and Australia, we are required to maintain third party liability insurance. However, if a product liability claim is brought against us, it may, regardless of merit or eventual outcome, result in damage to our reputation, breach of contract with our customers, decreased demand for our products, costly litigation, product recalls, loss of revenue, and the inability to commercialize some products.

We incur costs to comply with environmental laws and have liabilities for environmental cleanups.

Because we have air emissions, discharge wastewater, and handle hazardous substances and solid waste at our fabrication facilities, we incur costs and liabilities to comply with environmental laws and regulations and may incur significant additional costs as those laws and regulations change in the future or if there is an accidental release of hazardous substances into the environment. The operations of our fabrication facilities are subject to stringent and complex environmental laws and regulations that regulate the cleanup of hazardous substances that may have been released at properties currently or previously owned or operated by us or locations to which we have sent waste for disposal. Failure to comply with these laws and regulations may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of monetary penalties, the imposition of remedial requirements, and the issuance of orders enjoining future operations.

If our partners fail to perform their contractual obligations on a project, we could be exposed to legal liability, loss of reputation or reduced profits.

We sometimes enter into subcontracts, joint ventures and other contractual arrangements with outside partners to jointly bid on and execute a particular project. The success of these joint projects depends upon, among other things, the satisfactory performance of the contractual obligations of our partners. If any of our partners fails to satisfactorily perform its contractual obligations, we may be required to make additional investments and provide additional services to complete the project. If we are unable to adequately address our partner’s performance issues, then our client could terminate the joint project, exposing us to legal liability, loss of reputation or reduced profits.

We are dependent on certain key personnel and loss of these key personnel could have a material adverse effect on our business, financial condition and results of operations.

Our success is, to a certain extent, attributable to the management, sales and marketing, and operational expertise of key personnel. Luo Ken Yi, our Chief Executive Officer and Chief Operating Officer, Tang Nianzhong, our Vice President of China Operations, and Ye Ning, our Vice President, perform key functions in the operation of our business. There can be no assurance that we will be able to retain these managers after the term of their employment contracts expire. The loss of these managers could have a material adverse effect upon our business, financial condition, and results of operations. We must attract, recruit and retain a sizeable workforce of technically competent employees. Our ability to effectively implement our business strategy will depend upon, among other factors, the successful recruitment and retention of additional highly skilled and experienced management and other key personnel. We cannot assure you that we will be able to hire or retain such employees.

We cannot guarantee the protection of our intellectual property rights and if infringement or counterfeiting of our intellectual property rights occurs, our reputation and business may be adversely affected.

Our success depends in part on our ability to preserve our patents and trade secrets and operate without infringing the proprietary rights of third parties. We own sixty-two patents, of which forty-nine are approved, four are pending approval and nine are in the application stage. Of the forty-nine approved, forty-seven are in China and two are in the US, Europe, Japan and Hong Kong. If we fail to maintain our patents and trade secret protections, we may not be able to prevent third parties from using our proprietary rights. In addition, our issued patents may not contain claims sufficiently broad to protect us against third parties with similar technologies or products or provide us with any competitive advantage. If a third party initiates litigation regarding our patents, and is successful, a court could revoke our patents or limit the scope of coverage for those patents. We also rely upon trade secrets, proprietary know-how and continuing technological innovation to remain competitive. We attempt to protect this information with security measures such as the use of confidentiality agreements with our employees, consultants and corporate collaborators. It is possible that these individuals will breach these agreements and that any remedies for a breach will be insufficient to allow us to recover our costs. Furthermore, our trade secrets, know-how and other technology may otherwise become known or be independently discovered by our competitors.

Furthermore, we have registered and applied for registration of our trademarks in the PRC, where we have a substantial business presence, to protect the reputation of our products. Our products are sold under these trademarks. There is no assurance that there will not be any infringement of our brand name or other registered trademarks or counterfeiting of our products in the future. Should any such infringement or counterfeiting occur, our reputation and business may be adversely affected. We may also incur significant expenses and substantial amounts of time and effort to enforce our intellectual property rights in the future. Such diversion of our resources may adversely affect our existing business and future expansion plans.

We enjoy certain preferential tax concessions and loss of these preferential tax concessions will cause our tax liabilities to increase and our profitability to decline.

We enjoy preferential tax concessions in the PRC as a high-tech enterprise. Pursuant to the State Council’s Regulations on Encouraging Investment in and Development, we were granted a reduction in our income tax rate to a rate of 15%. In addition, there is no assurance that the preferential tax treatment in the PRC will remain unchanged and effective. Our tax liabilities will increase and our profits may accordingly decline if our reduced income tax rate is no longer applicable and/or the tax relief on investment in PRC is no longer available.

Additionally, the PRC Enterprise Income Tax Law (the “EIT Law”) was enacted on March 16, 2007. Under the EIT Law, effective January 1, 2008, China will adopt a uniform tax rate of 25.0% for all enterprises (including foreign-invested enterprises) and cancel several tax incentives enjoyed by foreign-invested enterprises. However, for foreign-invested enterprises established before the promulgation of the EIT Law, a five-year transition period is provided during which reduced rates will apply but gradually be phased out. We are classified as high tech foreign-invested enterprise, therefore prior to 2008 we were subject to a 15% preferential tax rate in China. We believe that our tax rate will gradually increase to 25% during a five-year transition period commencing in 2008 until it reaches 25% in 2012. Further, any future increase in the enterprise income tax rate applicable to us or other adverse tax treatments, such as the discontinuation of preferential tax treatments for high and new technology enterprises altogether, would have a material adverse effect on our results of operations and financial condition.

RISKS RELATED TO US DOING BUSINESS IN CHINA

All of our assets are located in China and substantially all of our revenues are derived from our operations in China, and changes in the political and economic policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and the results of operations and financial condition.

Our business operations may be adversely affected by the current and future political environment in the PRC. The PRC has operated as a socialist state since the mid-1900s and is controlled by the Communist Party of China. The Chinese government exerts substantial influence and control over the manner in which we must conduct our business activities. The PRC has only permitted provincial and local economic autonomy and private economic activities since the late-1970s. The government of the PRC has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be adversely affected by changes in Chinese laws and regulations, including those relating to taxation, import and export tariffs, raw materials, environmental regulations, land use rights, property and other matters. Under current leadership, the government of the PRC has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization. There is no assurance, however, that the government of the PRC will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. In addition, we are required to maintain records that accurately and fairly represent our transactions and have an adequate system of internal accounting controls. Foreign companies, including some that may compete with us, are not subject to these prohibitions, and therefore may have a competitive advantage over us. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC, particularly in our industry since it deals with contracts from the Chinese Government, and our executive officers and employees have not been subject to the United States Foreign Corrupt Practices Act prior to 2007. We can make no assurance that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

The PRC laws and regulations governing our current business operations are sometimes vague and uncertain. Any changes in such PRC laws and regulations may have a material and adverse effect on our business.

The PRC’s legal system is a civil law system based on written statutes, in which system decided legal cases have little value as precedents unlike the common law system prevalent in the United States. There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to the laws and regulations governing our business, or the enforcement and performance of our arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. The Chinese government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, because these laws and regulations are relatively new, and because of the limited volume of published cases and judicial interpretation and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We are considered a foreign persons or foreign funded enterprise under PRC laws, and as a result, we are required to comply with PRC laws and regulations. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our businesses. If the relevant authorities find us in violation of PRC laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation:

•	levying fines;

•	revoking our business and other licenses;

•	requiring that we restructure our ownership or operations; and

•	requiring that we discontinue any portion or all of our business.

Inflation in the PRC could negatively affect our profitability and growth.

While the PRC economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. During the past three decades, the rate of inflation in China has been as high as approximately 20% and China has experienced deflation as low as approximately minus 2%. If prices for our products and services rise at a rate that is insufficient to compensate for the rise in the costs of supplies such as raw materials, it may have an adverse effect on our profitability. In order to control inflation in the past, the PRC government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. The implementation of such policies may impede economic growth. In October 2004, the People’s Bank of China, the PRC’s central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the Chinese economy. According to the National Bureau of Statistics of China, the inflation rate in China reached a high point of 4.8% in 2007 as compared to the past several years. The inflation rate in China was 1.8% in 2005 and 1.5% in 2006. The inflation rate is expected to continue to increase in 2008. Expected repeated rises in interest rates by the central bank to combat inflation would likely slow economic activity in China which could, in turn, materially increase our costs and also reduce demand for our products and services.

Recent PRC regulations relating to acquisitions of PRC companies by foreign entities may create regulatory uncertainties that could restrict or limit our ability to operate. Our failure to obtain the prior approval of the China Securities Regulatory Commission, or the CSRC, for this offering and the listing and trading of our common stock on the American Stock Exchange could have a material adverse effect on our business, operating results, reputation and trading price of our common stock, and may also create uncertainties for this offering.

The PRC State Administration of Foreign Exchange, or SAFE, issued a public notice in January 2005 concerning foreign exchange regulations on mergers and acquisitions in China. The public notice states that if an offshore company controlled by PRC residents intends to acquire a PRC company, such acquisition will be subject to strict examination by the relevant foreign exchange authorities. The public notice also states that the approval of the relevant foreign exchange authorities is required for any sale or transfer by the PRC residents of a PRC company’s assets or equity interests to foreign entities for equity interests or assets of the foreign entities.

In April 2005, SAFE issued another public notice further explaining the January notice. In accordance with the April notice, if an acquisition of a PRC company by an offshore company controlled by PRC residents has been confirmed by a Foreign Investment Enterprise Certificate prior to the promulgation of the January notice, the PRC residents must each submit a registration form to the local SAFE branch with respect to their respective ownership interests in the offshore company, and must also file an amendment to such registration if the offshore company experiences material events, such as changes in the share capital, share transfer, mergers and acquisitions, spin-off transaction or use of assets in China to guarantee offshore obligations. The April notice also provides that failure to comply with the registration procedures set forth therein may result in restrictions on our PRC resident shareholders and subsidiaries. Pending the promulgation of detailed implementation rules, the relevant government authorities are reluctant to commence processing any registration or application for approval required under the SAFE notices.

In addition, on August 8, 2006, the Ministry of Commerce (“MOFCOM”), joined by the State-Owned Assets Supervision and Administration Commission of the State Council, State Administration of Taxation, State Administration for Industry and Commerce, CSRC and SAFE, amended and released the Provisions for Foreign Investors to Merge and Acquire Domestic Enterprises, new foreign-investment rules which took effect September 8, 2006, superseding much, but not all, of the guidance in the prior SAFE circulars. These new rules significantly revise China’s regulatory framework governing onshore-offshore restructurings and how foreign investors can acquire domestic enterprises. These new rules signify greater PRC government attention to cross-border merger, acquisition and other investment activities, by confirming MOFCOM as a key regulator for issues related to mergers and acquisitions in China and requiring MOFCOM approval of a broad range of merger, acquisition and investment transactions. Further, the new rules establish reporting requirements for acquisition of control by foreigners of companies in key industries, and reinforce the ability of the Chinese government to monitor and prohibit foreign control transactions in key industries.

Specifically, this regulation, among other things, has some provisions that purport to require that an offshore special purpose vehicle, or SPV, formed for listing purposes and controlled directly or indirectly by PRC companies or individuals shall obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings. However, the application of this PRC regulation remains unclear with no consensus currently existing among the leading PRC law firms regarding the scope and applicability of the CSRC approval requirement.

Our PRC counsel, Guangdong Seagull Law Firm, has advised us that because we completed our restructuring before September 8, 2006, the effective date of the new regulation, it is not necessary for us to submit the application to the CSRC for its approval, and the listing and trading of our Common Stock on a U.S. national securities exchange does not require CSRC approval.

If the CSRC or another PRC regulatory agency subsequently determines that CSRC approval was required for our initial public offering that was completed on October 3, 2007, we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from our initial public offering or subsequent offerings into the PRC, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our Common Stock. The CSRC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt future offerings before settlement and delivery of the Common Stock offered thereby. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur.

Also, if later the CSRC requires that we obtain its approval, we may be unable to obtain a waiver of the CSRC approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding this CSRC approval requirement could have a material adverse effect on the trading price of our Common Stock.

These new rules may significantly affect the means by which offshore-onshore restructurings are undertaken in China in connection with offshore private equity and venture capital financings, mergers and acquisitions. It is expected that such transactional activity in China in the near future will require significant case-by-case guidance from MOFCOM and other government authorities as appropriate. It is anticipated that application of the new rules will be subject to significant administrative interpretation, and we will need to closely monitor how MOFCOM and other ministries apply the rules to ensure its domestic and offshore activities continue to comply with PRC law. Given the uncertainties regarding interpretation and application of the new rules, we may need to expend significant time and resources to maintain compliance.

It is uncertain how our business operations or future strategy will be affected by the interpretations and implementation of the SAFE notices and new rules. Our business operations or future strategy could be adversely affected by the SAFE notices and the new rules. For example, we may be subject to more stringent review and approval process with respect to our foreign exchange activities.

If we make equity compensation grants to persons who are PRC citizens, they may be required to register with the State Administration of Foreign Exchange of the PRC, or SAFE. We may also face regulatory uncertainties that could restrict our ability to adopt additional equity compensation plans for our directors and employees and other parties under PRC law.

On April 6, 2007, SAFE issued the “Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Ownership Plan or Stock Option Plan of An Overseas Listed Company, also know as “Circular 78.” It is not clear whether Circular 78 covers all forms of equity compensation plans or only those which provide for the granting of stock options. For any plans which are so covered and are adopted by a non-PRC listed company, such as our company, after April 6, 2007, Circular 78 requires all participants who are PRC citizens to register with and obtain approvals from SAFE prior to their participation in the plan. In addition, Circular 78 also requires PRC citizens to register with SAFE and make the necessary applications and filings if they participated in an overseas listed company’s covered equity compensation plan prior to April 6, 2007. We believe that the registration and approval requirements contemplated in Circular 78 will be burdensome and time consuming.

Although we have not made any equity compensation grants under our 2007 Equity Incentive Plan, which was adopted by our board of directors and approved by our shareholders in July 2007, future participants of our equity incentive plan or any other equity compensation plan we may adopt who are PRC citizens may be required to register with SAFE. We have officers, directors, and employees that are eligible to receive grants under our equity incentive plan who are also PRC citizens. If it is determined that any of our equity incentive plan is subject to Circular 78, failure to comply with such provisions may subject us and participants of our equity incentive plan who are PRC citizens to fines and legal sanctions and prevent us from being able to grant equity compensation to our PRC employees. In that case, our business operations may be adversely affected.

Any recurrence of Severe Acute Respiratory Syndrome (SARS), Avian Flu, or another widespread public health problem, in the PRC could adversely affect our operations.

A renewed outbreak of Severe Acute Respiratory Syndrome, Avian Flu or another widespread public health problem in China, where all of our manufacturing facilities are located and where all of our sales occur, could have a negative effect on our operations. Such an outbreak could have an impact on our operations as a result of:

•	quarantines or closures of some of our manufacturing facilities, which would severely disrupt our operations,

•	the sickness or death of our key officers and employees, and

•	a general slowdown in the Chinese economy.

Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our operations.

If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

PRC companies have historically not adopted a Western style of management and financial reporting concepts and practices, which includes strong corporate governance, internal controls and, computer, financial and other control systems. In addition, we may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards. Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls as required under Section 404 of the Sarbanes-Oxley Act of 2002. This may result in significant deficiencies or material weaknesses in our internal controls which could impact the reliability of our financial statements and prevent us from complying with SEC rules and regulations and the requirements of the Sarbanes-Oxley Act of 2002. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based upon U.S. laws, including the federal securities laws or other foreign laws against us or our management.

Most of our current operations are conducted in China. Moreover, most of our directors and officers are nationals and residents of China. All or substantially all of the assets of these persons are located outside the United States and in the PRC. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon these persons. In addition, uncertainty exists as to whether the courts of China would recognize or enforce judgments of U.S. courts obtained against us or our officers and/or directors predicated upon the civil liability provisions of the securities law of the United States or any state thereof, or be competent to hear original actions brought in China against us or such persons predicated upon the securities laws of the United States or any state thereof.

RISKS RELATED TO OUR CAPITAL STRUCTURE

Our stock price is volatile and you might not be able to resell your securities at or above the price you have paid.

The price at which our common stock had traded has been highly volatile, with a high and low sales price of $4.75 and $27.25, respectively, as through September 18, 2008. You might not be able to sell the shares of our common stock at or above the price you have paid. The stock market has experienced extreme volatility that often has been unrelated to the performance of its listed companies. Moreover, only a limited number of our shares are traded each day, which could increase the volatility of the price of our stock. These market fluctuations might cause our stock price to fall regardless of our performance. The market price of our Common Stock might fluctuate significantly in response to many factors, some of which are beyond our control, including the following:

•	actual or anticipated fluctuations in our annual and quarterly results of operations;

•	changes in securities analysts’ expectations;

•	variations in our operating results, which could cause us to fail to meet analysts’ or investors’ expectations;

•	announcements by our competitors or us of significant new products, contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	conditions and trends in our industry;

•	general market, economic, industry and political conditions;

•	changes in market values of comparable companies;

•	additions or departures of key personnel;

•	stock market price and volume fluctuations attributable to inconsistent trading volume levels; and

•	future sales of equity or debt securities, including sales which dilute existing investors.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of outstanding stock in the public marketplace could reduce the price of our common stock.

The market price of our Common Stock could decline as a result of sales of a large number of shares of our common stock in the market or the perception that these sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

As of September 1, 2008, we had 51,885,446 shares of Common Stock outstanding, and approximately 7,543,425 have been registered and are freely tradable without further restriction under the Securities Act of 1933, as amended, by persons other than our affiliates (within the meaning of Rule 144 under the Securities Act). In addition, we registered $10,000,000 Variable Rate Convertible Bonds due in 2012 that we issued in April 2007 (the “2007 Bonds”), 800,000 warrants to purchase an aggregate of 800,000 shares of our common stock, subject to adjustments (the “2007 Bond Warrants”), and the 2,857,143 and 800,000 shares of common stock underlying the 2007 Bonds and 2007 Bond Warrants, respectively. In addition, we are registering the Bonds, the Bond Warrants, and the shares of common stock that may be issued upon the conversion of the Bonds and exercise of the Bond Warrants that we issued in a financing transaction in April 2008; 3,149,606 shares of common stock that may be acquired upon conversion of the Bonds, subject to adjustment and 300,000 shares of common stock that may be acquired upon exercise of the Bond Warrants, subject to adjustment. All of the shares included in the effective registration statement as described above may be freely sold and transferred except if subject to a lock up agreement.

In connection with our initial public offering in October 2007, our principal stockholder, which holds 33,122,554 shares, entered into a lock up agreement with the underwriter pursuant to which it agreed not to sell or transfer any of its shares until October 2008, subject to release from the underwriter, after which the shares may be sold subject to Rule 144. Under Rule 144, an affiliate stockholder who has satisfied a the required holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. As of June 30, 2008, 1% of our issued and outstanding shares of common stock was approximately 518,854 shares. Non-affiliate stockholders are not subject to volume limitations. Any substantial sale of common stock pursuant to any resale prospectus or Rule 144 may have an adverse effect on the market price of our Common Stock by creating an excessive supply.

Our principal stockholder has significant influence over us.

As of June 30, 2008, our largest shareholder, KGE Group, Limited, or KGE Group, beneficially owns or controls approximately 63.8% of our outstanding shares as of the close of the Share Exchange. Luo Ken Yi, who is our Chief Executive Officer, Chief Operating Officer, and Chairman of the Board, and Ye Ning, who is our Vice President and a director, are directors of KGE Group. In addition, Luo Ken Yi and Ye Ning own approximately 70% and 10%, respectively, of KGE Group’s issued and outstanding shares. As a result of its holding, KGE Group has controlling influence in determining the outcome of any corporate transaction or other matters submitted to our shareholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors, and other significant corporate actions. KGE Group also has the power to prevent or cause a change in control. In addition, without the consent of KGE Group, we could be prevented from entering into transactions that could be beneficial to us. The interests of KGE Group, and its control persons, may differ from the interests of our shareholders.

We completed a placement of convertible bonds that included a beneficial conversion feature and are mandatorily redeemable and 800,000 warrants exercisable at $0.01 per share. The features of the bonds and the value of the warrants will have the effect of reducing our reported operating results during the term of the bonds.

In April 2007, we issued $10,000,000 Variable Rate Convertible Bonds due in 2012, or the 2007 Bonds. The terms of 2007 Bonds include conversion features allowing the holders to convert the 2007 Bonds into shares of our common stock. Certain of those conversion features that allow for the reduction in conversion price upon the occurrence of stated events constitute a “beneficial conversion feature” for accounting purposes. In addition, we may be required to repurchase the 2007 Bonds at the request of the holders if certain events occur or do not occur, as set forth in the Amended and Restated Trust Deed. If our common stock ceases to be listed on AMEX, or an alternative national stock exchange, or there is a change of control of the company as defined in the Amended and Restated Trust Deed, each holder will have the right to require us to redeem all or part of that holder’s 2007 Bonds. In addition, at any time after April 12, 2010, each holder can require us to redeem all or some of the 2007 Bonds at 126.51% of the principal amount of the 2007 Bonds and we are required to redeem any outstanding 2007 Bonds at 150.87% of its principal amount on April 4, 2012. If a triggering event occurs and we are requested by the holders to repurchase all or a portion of the 2007 Bonds, we will be required to pay cash to redeem all or a portion of the 2007 Bonds. Finally, in connection with the issuance of the 2007 Bonds, we issued the holder of the 2007 Bonds the 2007 Bond Warrants exercisable at a per share exercise price of $0.01.

The accounting treatment related to the beneficial conversion and mandatory redemption features of the 2007 Bonds and the value of the 2007 Bond Warrants will have an adverse impact on our results of operations for the term of the 2007 Bonds. The application of Generally Accepted Accounting Principles required us to allocate approximately $4,342,857 to the beneficial conversion feature of the 2007 Bonds and $4,036,170 to the 2007 Bond Warrants, which have been reflected in our financial statements as an interest discount. Also, we have determined that the total redemption premium associated with the mandatory redemption feature of the 2007 Bonds is $5,087,100. All of the aforementioned amounts associated with the beneficial conversion and mandatory redemption feature of the 2007 Bonds and the value of the 2007 Bond Warrants are being amortized as additional interest expense over the term of the 2007 Bonds. This accounting will result in an increase in interest expense in all reporting periods during the term of the 2007 Bonds, and, as a result, reduce our net income accordingly.

We may be unable to generate sufficient cash flow from which to redeem bonds that we have issued.

We issued $10 million bonds in April 2007 that are due in 2012 and $20 million bonds in April 2008 that are due in 2011. Our ability to redeem the bonds depends on our ability to generate sufficient cash flow. We cannot assure you that we will be able to generate sufficient cash flow to service the bonds and our existing indebtedness. In addition, at maturity, the aggregate principal amount will become due and payable on all outstanding bonds. At maturity, we may not have sufficient funds to pay the aggregate principal amount of the bonds then outstanding. If we do not have sufficient funds for the payment of any principal or early redemption amount due in respect of the bonds, we will be unable to meet our obligations under the bonds and we will default. Upon a default the Trustee may declare that all amounts owing on the bonds becomes immediately due and payable.

There are limited restrictive covenants in the Trust Deeds governing our outstanding bonds relating to our ability to incur future indebtedness.

Each of the Trust Deeds for the bonds that we issued in 2007 and 2008 does not limit our ability to incur indebtedness, except that as long as any of such bonds remains outstanding, we agreed not to create any encumbrance upon our present or future assets or revenues to secure any indebtedness or to secure any guarantee of or indemnity in respect of any such indebtedness unless our obligations under the bonds are secured by the same encumbrance or have the benefit from a guarantee or indemnity in substantially identical terms. The Trust Deeds governing the bonds does not contain any financial or operating covenants or restrictions on the payment of dividends, incurrence of indebtedness (other than as stated above), transactions with affiliates, incurrence of liens, or the issuance or repurchase of securities by us or any of our subsidiaries. We, therefore, may incur additional debt, including secured indebtedness or indebtedness by, or other obligations of, our subsidiaries to which the bonds would be structurally subordinate. A higher level of indebtedness increases the risk that we may default on our indebtedness. We cannot assure you that we will be able to generate sufficient cash flow to pay the interest on our indebtedness or that future working capital, borrowings or equity financing will be available to pay or refinance such indebtedness.

Mandatory redemption of the bonds could have a material adverse effect on our liquidity and cash resources.

If we are required to redeem all or any portion of the $10 million and $20 million bonds, this may have a material adverse effect on our liquidity and cash resources, and may impair our ability to continue to operate. If we are required to repurchase all or a portion of the bonds and do not have sufficient cash to make the repurchase, we may be required to obtain third party financing to do so, and there can be no assurances that we will be able to secure financing in a timely manner and on favorable terms, which could have a material adverse effect on our financial performance, results of operations and stock price. Furthermore, additional equity financing may be dilutive to the holders of our common stock, and debt financing, if available, may involve restrictive covenants, and strategic relationships, if necessary to raise additional funds, may require that we relinquish valuable rights.

Our officers and directors have limited experience in public company reporting and financial accounting, which could impair our ability to satisfy public company filing requirements and increase our securities compliance costs.

Our officers and directors have limited experience as officers and directors of a publicly traded company, or in complying with the regulatory requirements applicable to a public company. As a result, we could have difficulty satisfying the regulatory requirements applicable to public companies, which could adversely affect the market for our common stock. At present, we rely upon outside experts to advise us on matters relating to financial accounting and public company reporting. While we believe that it will be possible to satisfy our public company reporting requirements through the use of third party experts, our general and administrative costs will remain higher to the extent our officers alone are not able to satisfy our public company reporting requirements.

Standards for compliance with Section 404 of the Sarbanes-Oxley Act Of 2002 are uncertain, and if we fail to comply in a timely manner, our business could be harmed and our stock price could decline.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation of this assessment by our company’s independent registered public accountants. The annual assessment of our internal controls requirement first applied to our annual report for the 2007 fiscal year and the attestation requirement of management’s assessment by our independent registered public accountants will first apply to our annual report for the 2008 fiscal year. The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting. In addition, the attestation process by our independent registered public accountants is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accountants. If we cannot assess our internal control over financial reporting as effective, or our independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting. Our management team will need to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

The ability of our Chinese operating subsidiaries to pay dividends may be restricted due to foreign exchange control regulations of China.

The ability of our Chinese operating subsidiaries to pay dividends may be restricted due to the foreign exchange control policies and availability of cash balance of the Chinese operating subsidiaries. Because substantially all of our operations are conducted in China and a majority of our revenues are generated in China, all of our revenue being earned and currency received are denominated in Renminbi (RMB). RMB is subject to the exchange control regulation in China, and, as a result, we may unable to distribute any dividends outside of China due to PRC exchange control regulations that restrict our ability to convert RMB into US Dollars.

We do not foresee paying cash dividends in the foreseeable future.

We do not plan to declare or pay any cash dividends on our shares of common stock in the foreseeable future and we currently intend to retain any future earnings for funding growth. As a result, you should not rely on an investment in our securities if you require dividend income. Capital appreciation, if any, of our shares may be your sole source of gain for the foreseeable future. Moreover, you may not be able to resell your shares in our company at or above the price you paid for them.

RISKS RELATED TO OWNING OUR BONDS AND BOND WARRANTS

Your right to receive payment on the Bonds is unsecured without any preference or priority and there may not be sufficient assets to pay amounts due on any or all of the Bonds.

The Bonds constitute direct, unsubordinated, and unsecured obligations for us and will at all times rank pari passu and without any preference or priority among themselves. Our payment obligations under the Bonds rank equally with all of our other present and future unsecured and unsubordinated obligations. Upon any distribution of our assets upon any insolvency, dissolution or reorganization, the payment of principal and interest on our senior indebtedness will have priority over the payment of principal and interest on the Bonds. There may not be sufficient assets remaining to pay amounts due on any or all of the Bonds after we have made payment of principal and interest on the senior indebtedness.

Your ability to sell the Bonds and Bond Warrants is limited by the absence of a trading market, which may never develop.

The Bonds and Bond Warrants were issued in April 2008 and there is no public market for either, and we do not presently intend to apply for the listing of the Bonds or the Bond Warrants on any securities exchange or for inclusion in the automated quotation system of the National Association of Securities Dealers, Inc. An issue of securities with a smaller float may be more volatile in price than a comparable issue of securities with a greater float. Accordingly, the liquidity of the Bonds and the Bond Warrants will be severely limited. We cannot assure you as to your ability to sell the Bonds or the Bond Warrants or the price at which you would be able to sell the Bonds or Bond Warrants. If a trading market does develop, the Bonds and Bond Warrants could trade at prices that may be higher or lower than the principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debt securities, our financial performance and our stock price. No one is obligated to make a market in the Bonds or the Bond Warrants. In addition, any market making activities will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended.

Before conversion, holders of the Bonds and the Bond Warrants will not be entitled to any shareholder rights, but will be subject to all changes affecting our shares.

If you hold Bonds or Bond Warrants, you will not be entitled to any rights with respect to shares of our common stock, including voting rights and rights to receive dividends or distributions. However, the common stock you would receive if you converted or exercised your Bonds and Bond Warrants will be subject to all changes affecting our common stock. You will be entitled only to rights that we may grant with respect to shares of our common stock if and when we deliver shares to you upon your election to convert and exercise your Bonds and Bond Warrants into shares. For example, if we seek approval from shareholders for a potential merger, or if an amendment is proposed to our articles of incorporation or by-laws that require shareholder approval, holders of Bonds and Bond Warrants will not be entitled to vote on the merger or amendment.

There may be certain tax risks associated with the Bonds and the Bond Warrants.

There are significant income tax risks in connection with the Bonds and Bond Warrants, as more fully described below under “Material United States Federal Income Tax Consequences For Holders of Bonds and Bond Warrants.” The Bonds will contain “original issue discount” requiring a U.S. Holder thereof to include such “original issue discount” in income on a constant accrual basis prior to the receipt of cash with respect thereto. Your purchase and holding of the Bonds and Bond Warrants may have certain other tax consequences to you depending on your particular circumstances. See Section entitled “Material United States Federal Income Tax Consequences for Holders of Bonds and Bond Warrants - Consequences to U.S. Holders” on page 80.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this prospectus, including in the documents incorporated by reference into this prospectus, includes some statements that are not purely historical and that are “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our and their management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition, results of operations, and the expected impact of the Share Exchange on the parties’ individual and combined financial performance. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction. There can be no assurance that future developments actually affecting us will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties’ control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the following:

•	Our dependence on government contracts;

•	Fluctuation and unpredictability of costs related to our products and services;

•	Changes in the laws of the PRC that affect our operations;

•	Our failure to meet or timely meet contractual performance standards and schedules;

•	Any recurrence of severe acute respiratory syndrome (SARS) or Avian Flu;

•	Reduction or reversal of our recorded revenue or profits due to “percentage of completion” method of accounting;

•	Our dependence on the steel and aluminum markets;

•	Exposure to product liability and defect claims;

•	Our ability to obtain all necessary government certifications and/or licenses to conduct our business;

•	Development of a public trading market for our securities;

•	Expenses and costs related to our issuance of our 2007 Bonds and 2007 Bond Warrants;

•	The cost of complying with current and future governmental regulations and the impact of any changes in the regulations on our operations; and

•
The other factors referenced in this prospectus, including, without limitation, under the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Description of Business.”

These risks and uncertainties, along with others, are also described above under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the parties’ assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling security holders of the Bonds, Bond Warrants, or the shares of common stock. We will receive proceeds from the exercise of the Bond Warrants, if and when they are exercised, at an initial exercise price per share of $6.35, subject to adjustment in certain events.

DIVIDEND POLICY

We do not expect to declare or pay any cash dividends on our common stock in the foreseeable future, and we currently intend to retain future earnings, if any, to finance the expansion of our business. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, operating results, capital requirements and other factors that the board of directors considers significant. We did not pay cash dividends during the six months ended June 30, 2008. We paid cash dividends of nil, $1,576,796 and $2,571,396 during the years ended December 31, 2007, 2006 and 2005, respectively.

The ability of our Chinese operating subsidiaries to pay dividends may be restricted due to the foreign exchange control policies and availability of cash balance of the Chinese operating subsidiaries. Because substantially all of our operations are conducted in China and a majority of our revenues are generated in China, substantially all of our revenue being earned and currency received are denominated in Renminbi (RMB). RMB is subject to the exchange control regulation in China, and, as a result, we may be unable to distribute any dividends outside of China due to PRC exchange control regulations that restrict our ability to convert RMB into US Dollars.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our unaudited consolidated ratio of earnings to fixed charges for the six months ended June 30, 2008 and 2007 and for each of the last five years ended December 31, 2007:

	Six Months Ended June 30,		Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003

Ratio of earnings to fixed charges (1)	8.39 x	12.59 x	6.74 x	n/a	61.41 x	11.38 x	37.34 x

(1)
For purposes of computing our consolidated ratio of earnings to fixed charges, earnings consist of income before taxes plus fixed charges.  Fixed charges consist of interest expense and an estimate of the interest within rental expense.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

From September 28, 2007 to June 9, 2008, our shares of common stock were listed for trading on American Stock Exchange (“AMEX”) under the ticket symbol “RCH.” On May 28, 2008, pursuant to authorization by its Board of Directors, the Company notified the AMEX that it intended to voluntarily withdraw the listing of its common stock on AMEX in order to transfer its listing to The NASDAQ Stock Market LLC (“NASDAQ”). The Company’s common stock commenced trading on the NASDAQ Global Select Market on June 10, 2008 under the symbol "CAEI."

As of September 1, 2008, we had approximately 30 registered stockholders.

On September 28, 2007, which was our first day of trading, the high, low, and closing sales price for our common stock on AMEX was $7.49, $4.80, and $6.00, per share, respectively. On September 26, 2008, the closing sales price for our common stock on NASDAQ was $7.70 per share.

The following table summarizes the high and low sales prices of our common stock as reported by the American Stock Exchange (on and prior to June 9, 2008) and NASDAQ (on and after June 10, 2008).

	High	Low
Year ended December 31, 2008
Third Quarter	$9.97	$5.08
Second Quarter	$11.82	$5.25
First Quarter	$9.10	$4.75

Year ended December 31, 2007
Fourth Quarter	$27.25	$4.80

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated statement of operations data contains consolidated statement of operations data for the six months ended June 30, 2008 and 2007 (unaudited) and each of the years in the five-year period ended December 31, 2007 and the consolidated balance sheet data as of June 30, 2008 (unaudited) and year-end for each of the years in the five-year period ended December 31, 2007. The consolidated statement of operations data and balance sheet data were derived from the audited consolidated financial statements, except for data for the periods ended and as of June 30, 2008 and 2007. Such financial data should be read in conjunction with the consolidated financial statements and the notes to the consolidated financial statements starting on page F-1 and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Consolidated Statements of Income	Six Months Ended June 30,		Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(unaudited)	(unaudited)
	(in thousands, except share amounts and earnings per share)
Contract revenues earned	$66,729	$33,884	$86,617	$63,359	$49,515	$28,816	$22,480

Cost of contract revenues earned	(44,942)	(23,494)	(64,354)	(46,796)	(36,368)	(21,419)	(14,730)

Gross profit	21,787	10,390	$22,263	$16,563	$13,146	$7,397	$7,750

Selling, general and administrative expenses	(7,591)	(2,564)	(5,525)	(5,989)	(6,463)	(4,636)	(3,564)

Non-recurring general and administrative expenses	—	—	—	(3,806)	—	—	—
Finance Expense	—	—	208	—	—	—	—
Income from operations	$14,197	$7,826	$16,530	$6,768	$6,683	$2,761	$4,186

Interest income	42	4	108	—	—	63	—
Interest expense	(1,532)	(576)	(2,145)	—	(117)	(260)	(116)
Other income	151	-	88	700	501	136	145
Other expenses	—	—	127	—	—	—	—
Income before taxation	$12,858	$7,254	$14,455	$7,468	$7,068	$2,700	$4,215

Income tax	(117)	(1,265)	(2,422)	(1,318)	(1,157)	(491)	(739)
Equity loss and minority interests	11	(14)	—	—	—	—	—

Net income	$12,752	$5,974	$12,032	$6,150	$5,910	$2,209	$3,476
Basic net income per common share	0.25	0.12	0.24	0.14	0.14	0.05	0.08
Diluted net income per common share	0.24	0.11	0.24	0.14	0.14	0.05	0.08
Basic and diluted dividend paid per common share	—	—	—	0.04	0.06	0.10	0.02

Basic weighted average common shares outstanding	51,832,946	50,000,000	50,357,454	44,679,990	43,304,125	43,304,125	43,304,125
Diluted weighted average common shares outstanding	55,550,770	54,794,293	51,088,144	44,679,990	43,304,125	43,304,125	43,304,125

		Year Ended December 31,
Consolidated Balance Sheets	As of June 30, 2008	2007	2006	2005	2004	2003
	(unaudited)
	(in thousands)

Current Assets	$125,550	$84,988	$43,821	$21,712	$17,454	$15,054
Total Assets	136,962	95,737	44,861	22,320	18,642	15,394
Current Liabilities	42,844	39,313	21,784	14,016	13,916	8,774
Long-term bank loans	1,839	443	2,565	-	-	-
Convertible bond payable, net	24,924	3,466	-	-	-	-
Total Liabilities	69,628	43,272	24,349	14,016	13,916	8,774
Total Stockholders' Equity	67,333	52,465	20,513	8,304	4,725	6,621

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS

The following discussion should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus.

This prospectus contains forward-looking statements. The words “anticipated,” “believe,” “expect, “plan,” “intend,” “seek,” “estimate,” “project,” “could,” “may,” and similar expressions are intended to identify forward-looking statements. These statements include, among others, information regarding future operations, future capital expenditures, and future net cash flow. Such statements reflect our management’s current views with respect to future events and financial performance and involve risks and uncertainties, including, without limitation, general economic and business conditions, changes in foreign, political, social, and economic conditions, regulatory initiatives and compliance with governmental regulations, the ability to achieve further market penetration and additional customers, and various other matters, many of which are beyond our control. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove to be incorrect, actual results may vary materially and adversely from those anticipated, believed, estimated or otherwise indicated. Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements and there can be no assurance of the actual results or developments.

OVERVIEW

We were incorporated in the state of Delaware on March 16, 2004. We were originally organized as a “blank check” shell company to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation. On October 17, 2006, we closed a share exchange transaction described below, pursuant to which we (i) became the 100% parent of Full Art International, Ltd., a Hong Kong Company (“Full Art”), which has four subsidiaries, including its wholly-owned subsidiary, Zhuhai King Glass Engineering Co., Ltd., a company formed under the laws of the People’s Republic of China (“PRC” or “China”), (ii) assumed the operations of Full Art and its subsidiaries and (iii) changed our name from SRKP 1, Inc. to China Architectural Engineering, Inc. Full Art was incorporated in Hong Kong on July 30, 1992 under the Companies Ordinance of Hong Kong.

We specialize in high-end curtain wall systems (including glass, stone and metal curtain walls), roofing systems, steel construction systems, eco-energy saving building conservation systems and related products, for public works and commercial real estate projects. We have completed over one hundred projects throughout China, Hong Kong, Macau, Australia and Southeast Asia, including the National Grand Theater in Beijing, the Meridian Gate Exhibition Hall of the Palace Museum in Beijing’s Forbidden City (winner of the 2005 UNESCO Jury Commendation for Innovation of Asia Pacific Heritage Award), the Beijing Botanical Garden Conservatory (winner of the Zhan Tian You award in 2003), the Shenzhen Airport Terminal Building, the Shanghai South Railway Station and the Vietnam National Conference Center. We compete on the strength of our reputation, track record, strong relationships with government and commercial clients and our ability to give expression to the vision of leading architects. By focusing on innovation while outsourcing commoditized manufacturing work, we are able to add artistic and technological value to projects at cost-effective price points.

Our work is performed under cost-plus-fee contracts and fixed-price contracts. The length of our contracts varies but typically has a duration of approximately one to two years. Approximately 90% of our sales are from-fixed price contracts. The remaining 10% of our sales are from cost-plus-fee contracts. Under fixed-price contracts, we receive a fixed price. Consequently, we realize a profit on fixed-price contracts only if we control our costs and prevent cost over-runs on the contracts. Approximately 70% of contracts are modified after they begin, usually to accommodate requests from clients to increase project size and scope. In cases where fixed-price contracts are modified, the fixed price is renegotiated and adjusted upwards accordingly. Under cost-plus-fee contracts, which may be subject to contract ceiling amounts, we are reimbursed for allowable costs and fees, which may be fixed or performance-based. If our costs exceed the contract ceiling or are not allowable under the provisions of the contract or any applicable regulations, we may not be reimbursed for all our costs.

Recent Events

April 2008 Issuance of Bonds and Bond Warrants

On April 15, 2008, we completed a financing transaction with ABN AMRO Bank N.V., London Branch (“ABN AMRO”), CITIC Allco Investments Limited (together with ABN AMRO, the “Subscribers,” and each a “Subscriber”), and CITIC Capital Finance Limited issuing (i) $20,000,000 12% Convertible Bonds due in 2011 (the “Bonds”) and (ii) 300,000 warrants to purchase an aggregate of 300,000 shares of our common stock, subject to certain adjustments as set forth in the warrant instrument, that expire in 2013 (the “Bond Warrants”). The transaction was completed in accordance with a subscription agreement entered into by us, the Subscribers, and CITIC Capital Finance Limited, dated April 2, 2008 (the “Subscription Agreement”).

The Bonds were subscribed at a price equal to 100% of their principal amount. We agreed to pay to the Subscribers an aggregate commission of 2.5% of the principal amount of the Bonds and of the aggregate warrant issue price for the Bond Warrants. The Bonds were issued pursuant to, and are subject to the terms and conditions of, a trust deed dated April 15, 2008 between us and The Bank of New York, London Branch, as amended on September 17, 2008 to conform with certain provisions of the Trust Indenture Act of 1939 (the “2008 Trust Deed”). The Bonds are also subject to a paying and conversion agency agreement dated April 15, 2008, as amended on September 29, 2008, between us, The Bank of New York, and The Bank of New York, London Branch. The terms and conditions of the Bonds, as set forth in the 2008 Trust Deed include, among other things, the following terms:

•	Interest Rate. The Bonds bear cash interest from April 15, 2008 at the rate of 12% per annum of the principal amount of the Bonds.

•
Conversion. Each Bond is convertible at the option of the holder at any time during the period (i) beginning on the earlier of (a) the date that a registration statement for the shares to be issued upon conversion of the Bonds is first declared effective by the United States Securities and Exchange Commission (the “SEC”) and (b) October 15, 2008 and (ii) ending at the close of business on April 8, 2011, subject to certain exceptions, into shares of our common stock at an initial conversion price equal to $6.35 per share, which is the product of (i) 1.1 and (ii) the average closing price per share of our common stock for the period of 20 consecutive trading days immediately prior to April 15, 2008. The conversion price is subject to adjustment in certain events, including our issuance of additional shares of common stock or rights to purchase common stock at a per share or per share exercise or conversion price, respectively, at less than the applicable per share conversion price of the Bonds.

•
Mandatory Redemptions. Interest is payable semi-annually in arrears on April 15 and October 15 of each year (each an “Interest Payment Date”) commencing October 15, 2008. On any Interest Payment Date on or after April 15, 2010, the holders of the Bond holders can require us to redeem the Bonds at 116.61% of the principal amount of the Bonds redeemed, plus all accrued but unpaid interest. We are required to redeem any outstanding Bonds at 116.61% of its principal amount on April 15, 2011.

On April 15, 2008, we entered into a warrant instrument with the Subscribers pursuant to which the Subscribers purchased the Bond Warrants from us (the “Warrant Instrument”). The Bond Warrants, which are represented by a global certificate, are also subject to a warrant agency agreement by and among us, The Bank of New York and The Bank of New York, London Branch dated April 15, 2008 (the “Warrant Agency Agreement”). Pursuant to the terms and conditions of the Warrant Instrument and the Warrant Agency Agreement, the Bond Warrants became exercisable on April 15, 2008 and terminate on April 15, 2013. The Bond Warrants have an initial exercise price per share of $6.35, subject to adjustment in certain events.

We have agreed to list the shares of common stock underlying the Bonds and the Bond Warrants on AMEX, or any alternative national stock exchange, by the earlier of October 15, 2008 and the date on which a registration statement registering the shares of common stock underlying the Bond Warrants is first declared effective by the SEC. In addition, we have agreed to register the shares of common stock underlying the Bonds and the Bond Warrants with the SEC on or prior to October 15, 2008 and will keep the registration effective until 30 days after the Bond Warrants terminate.

On April, 15, 2008, we also entered into a registration rights agreement with the Subscribers pursuant to which we agreed to register the Bonds, the Bond Warrants, and the shares of common stock underlying the Bonds and Bond Warrants (the “Registrable Securities”). We agreed to prepare and file with the SEC, no later than 30 days after April 15, 2008, a registration statement on Form S-1, of which this prospectus is a part, to register the Registrable Securities (the “Registration Statement”) and, as promptly as possible, cause that Registration Statement, as amended, to become effective and in any event within six months after April 15, 2008. We initially filed the Registration Statement registering the Registrable Securities on May 12, 2008. In addition, we agreed to list all the Registrable Securities covered by the Registration Statement on each securities exchange on which similar securities issued by us are then listed.

Pursuant to the terms of the Subscription Agreement, we were required as a condition to the closing to appoint a director designated by CITIC Capital Finance Limited to our Board of Directors. The closing condition was waived by the parties to the financing transaction and we agreed to appoint such a director within three months from closing. On June 10, 2008, our Board of Directors appointed Miu Cheung to serve as a director of the Company pursuant to this agreement.

November 2007 Acquisition of Techwell

On November 6, 2007, we, through Full Art, acquired all of the issued and outstanding shares (the “Techwell Shares”) in the capital of Techwell Engineering Limited (which has two subsidiaries), a limited liability company incorporated in Hong Kong (“Techwell”) pursuant to a Stock Purchase Agreement (the “Agreement”) dated November 6, 2007, entered into by and among Mr. Ng, Chi Sum and Miss Yam, Mei Ling (the “Shareholders”), the Company and Full Art, to consummate the acquisition transaction. Pursuant to the terms of the Stock Purchase Agreement, the Shareholders agreed to sell and transfer all of the Techwell Shares to Full Art for a purchase consideration of US$11,654,566 payable in cash and shares of common stock of our company. Thirty percent of the stock consideration paid to the Shareholders will be held in a third-party escrow account for up to two years to cover potential indemnification obligations of the Shareholders. Techwell is engaged in the business of manufacturing and constructing external building facades, including roofing systems for buildings and curtain wall systems and accessories.

October 2007 Initial Public Offering

On October 3, 2007, we completed an initial public offering consisting of 847,550 shares of our common stock. Our sale of common stock, which was sold indirectly by us to the public at a price of $3.50 per share, resulted in net proceeds of approximately $2.2 million. These proceeds were net of underwriting discounts and commissions, fees for legal and auditing services, and other offering costs. Upon the closing of the initial public offering, we sold to the underwriter warrants to purchase up to 73,700 shares of our common stock. The warrants are exercisable at a per share price of $4.20 and will expire if unexercised after five years from the date of issuance.

April 2007 Issuance of Bonds and Bond Warrants

On April 12, 2007, we completed a financing transaction with ABN AMRO Bank N.V. (“ABN AMRO”) issuing (i) $10,000,000 Variable Rate Convertible Bonds due in 2012 (the “2007 Bonds”) and (ii) 800,000 warrants to purchase an aggregate of 800,000 shares of our common stock, subject to adjustments for stock splits or reorganizations as set forth in the warrant, that expire in 2010 (the “2007 Bond Warrants”).

The 2007 Bonds were subscribed at a price equal to 97% of their principal amount, which is the issue price of 100% less a 3% commission to ABN AMRO. The 2007 Bonds were issued pursuant to, and are subject to the terms and conditions of, a trust deed dated April 12, 2007 between us and The Bank of New York, London Branch, as amended on August 29, 2007 (the “Amended and Restated Trust Deed”). The 2007 Bonds are also subject to a paying and conversion agency agreement dated April 12, 2007 between us, The Bank of New York, and The Bank of New York, London Branch. The terms and conditions of the 2007 Bonds, as set forth in the Amended and Restated Trust Deed include, among other thing, the following terms:

•
Interest Rate. The 2007 Bonds bear cash interest from April 12, 2007 at the rate of 6% per annum for the first year after April 12, 2007 and 3% per annum thereafter, of the principal amount of the 2007 Bonds.

•
Conversion. Each 2007 Bond is convertible at the option of the holder at any time on and after September 28, 2008, through March 28, 2012, into shares of our common stock at an initial conversion price equal $3.50 per share, the price per share at which shares were sold in our initial public offering of common stock on AMEX. The conversion price is subject to adjustment in certain events, including our issuance of additional shares of common stock or rights to purchase common stock at a per share or per share exercise or conversion price, respectively, at less than the applicable per share conversion price of the 2007 Bonds. If for the period of 20 consecutive trading days immediately prior to April 12, 2009 or February 18, 2012, the conversion price for the 2007 Bonds is higher than the average closing price for the shares, then the conversion price will be reset to such average closing price; provided that, the conversion price will not be reset lower than 70% of the then existing conversion price. In addition, the Amended and Restated Trust Deed provides that the conversion price of the 2007 Bonds cannot be adjusted to lower than $0.25 per share of common stock (as adjusted for stock splits, stock dividends, spin-offs, rights offerings, recapitalizations and similar events).

•
Mandatory Redemptions. If on or before April 12, 2008, either (i) our common stock (including the shares of common stock issuable upon conversion of the 2007 Bonds and exercise of the 2007 Bond Warrants) is not listed on AMEX or an alternative national stock exchange or (ii) the 2007 Bonds, the 2007 Bond Warrants, and shares underlying the 2007 Bonds and the 2007 Bond Warrants are not registered with the Securities and Exchange Commission (the “SEC”), then holders of the 2007 Bonds can require us to redeem the 2007 Bonds at 106.09% of the principal amount of the 2007 Bonds. In addition, at any time after April 12, 2010, holders of the 2007 Bonds can require us to redeem the 2007 Bonds at 126.51% of the principal amount of the 2007 Bonds. We are required to redeem any outstanding 2007 Bonds at 150.87% of its principal amount on April 4, 2012.

On April 12, 2007, we entered into a warrant instrument with ABN AMRO pursuant to which ABN AMRO purchased the 2007 Bond Warrants from us (the “Warrant Instrument”). The 2007 Bond Warrants, which are represented by a global certificate, are also subject to a warrant agency agreement by and among us, The Bank of New York and The Bank of New York, London Branch dated April 12, 2007 (the “Warrant Agency Agreement”). Pursuant to the terms and conditions of the Warrant Instrument and the Warrant Agency Agreement, the 2007 Bond Warrants become exercisable on October 12, 2008 and terminate on April 12, 2010. The 2007 Bond Warrants are exercisable at a per share exercise price of $0.01.

Critical Accounting Policies, Estimates and Assumptions

Management’s discussion and analysis of results of operations and financial condition are based upon our consolidated financial statements. These statements have been prepared in accordance with accounting principles generally accepted in the United States of America. These principles require management to make certain estimates and assumptions that affect amounts reported and disclosed in the financial statements and related notes. The most significant estimates and assumptions include valuation of inventories, provisions for income taxes, allowance for doubtful accounts, and the recoverability of the long-lived assets. Actual results could differ from these estimates. Periodically, we review all significant estimates and assumptions affecting the financial statements and record the effect of any necessary adjustments.

The following critical accounting policies rely upon assumptions and estimates and were used in the preparation of our consolidated financial statements:

Revenue and Cost Recognition - Revenues from fixed-price and modified fixed-price construction contracts are recognized on the percentage-of-completion method, measured by the percentage of cost incurred to date to the estimated total cost for each contract. The revenue earned in a period is based on the ratio of costs incurred to the total estimated costs required by the contract. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs. Total estimated gross profit on a contract, being the difference between total estimated contract revenue and total estimated contract cost, is determined before the amount earned on the contract for a period can be recognized. The measurement of the extent of progress toward completion are used to determine the amount of gross profit earned to date; the earned revenue to date is the sum of the total cost incurred on the contract and the amount of gross profit earned.

Earned revenue, cost of earned revenue, and gross profit are determined as follows:

i. Earned Revenue is the amount of gross profit earned on a contract for a period plus the costs incurred on the contract during the period.

ii. Cost of Earned Revenue is the cost incurred during the period, excluding the cost of materials not unique to a contract that have not been used for the contract.

iii. Gross Profit earned on a contract is computed by multiplying the total estimated gross profit on the contract by the percentage of completion. The excess of that amount over the amount of gross profit reported in prior periods is the earned gross profit that should be recognized in the income statement for the current period.

Selling, General, And Administrative Costs - Selling, general, and administrative costs are charged to expense as incurred. Allowances for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Profit incentives are included in revenues when their realization is reasonably assured. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

Contract Receivable - Contract receivable represents billings to customers on the percentage of work completed and recognized to date based on contract price. An allowance is provided for doubtful collections, which is based upon a review of outstanding receivables, historical collection information, and existing economic conditions. We record an allowance for doubtful collections for our outstanding contract receivable at the end of the period in accordance with generally accepted accounting principles in the Untied States, and we consider that allowance to be reasonable at December 31, 2007, 2006, and 2005.

Comprehensive Income – Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other consolidated financial statements. Our current components of other comprehensive income are the foreign currency translation adjustment.

Income Taxes – We use the accrual method of accounting to determine and report its taxable income and use the flow through method to account for tax credits, which are reflected as a reduction of income taxes for the year in which they are available. We have implemented Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Income tax liabilities computed according to the United States, People’s Republic of China (PRC), Hong Kong SAR, Macau SAR and Australia tax laws are provided for the tax effects of transactions reported in the financial statements and consists of taxes currently due plus deferred taxes related primarily to differences between the basis of fixed assets and intangible assets for financial and tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for operating losses that are available to offset future income taxes. A valuation allowance is created to evaluate deferred tax assets if it is more likely than not that these items will either expire before we are able to realize that tax benefit, or that future realization is uncertain.

Accounting for the Impairment of Long-Lived Assets – The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. During the reporting periods, there was no impairment loss.

Goodwill and Intangible Assets - In accordance with Statement of Financial Accounting Standard 142 (“FAS 142”), “Goodwill and Other Intangible Assets.” the Company does not amortize goodwill or intangible assets with indefinite lives. For goodwill and other intangible assets, impairment tests are performed annually and more frequently whenever events or changes in circumstances indicate goodwill carrying values exceed estimated reporting unit fair values. Upon indication that the carrying values of such assets may not be recoverable, the Company recognizes an impairment loss as a charge against current operations. Based on the impairment tests performed, there was no impairment of goodwill or other intangible assets in fiscal 2007, 2006 and 2005.

Foreign Currency Translation – The consolidated financial statements are presented in United States dollars. Our functional currencies as well as the functional currencies of our subsidiaries are Renminbi (RMB), Hong Kong Dollar (HKD), Macau Pacata (MOP) & Australian Dollars (AUD). The consolidated financial statements are translated into United States dollars from RMB, HKD, MOP and AUD at year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred. The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into USD at the rates used in translation.

Statutory Reserves – Surplus reserves for foreign investment enterprises are referring to the amount appropriated from the net income in accordance with PRC laws or regulations, which can be used to recover losses and increase capital, as approved, and are to be used to expand production or operations.

Results of Operations

The following table sets forth our consolidated statements of income for the three months ended March 31, 2008 and 2007 (unaudited) and the years ended December 31, 2007, 2006 and 2005 in U.S. dollars:

	Six Months Ended June 30,		Year Ended December 31,
	2008	2007	2007	2006	2005
	(unaudited)	(unaudited)

Contract revenues earned	$66,729	$33,884	$86,617	$63,359	$49,515

Cost of contract revenues earned	(44,942)	(23,494)	(64,354)	(46,796)	(36,368)

Gross profit	$21,787	$10,390	$22,263	$16,563	$13,146

Selling, general and administrative expenses	(7,591)	(2,564)	(5,525)	(5,989)	(6,463)

Non-recurring general and administrative expenses	—	—	—	(3,806)	—
Finance expense	—	—	208	—	—
Income from operations	$14,197	$7,826	$16,530	$6,768	$6,683

Interest income	42	4	108	—	—
Interest expense	(1,532)	(576)	(2,145)	—	(117)
Other income	151	—	88	700	501
Other expenses	—	—	127	—	—
Income before taxation	$12,858	$7,253	$14,455	$7,468	$7,068

Income tax	(117)	(1,265)	(2,422)	(1,318)	(1,157)
Equity loss and minority interests	11	(14)	—	—	—

Net income	$12,752	$5,974	$12,032	$6,150	$5,910
Basic net income per common share	0.25	0.12	0.24	0.14	0.14
Diluted net income per common share	0.24	0.11	0.24	0.14	0.14
Basic and diluted dividend paid per common share	—	—	—	0.04	0.06

Basic weighted average common shares outstanding	51,832,946	50,000,000	50,357,454	44,679,990	43,304,125
Diluted weighted average common shares outstanding	55,550,770	54,794,293	51,088,144	44,679,990	43,304,125

Six Months Ended June 30, 2008 and 2007

Contract revenues earned for the six months ended June 30, 2008 were $66.7 million, an increase of $32.8 million, or 97%, from the contract revenues earned of $33.9 million for the comparable period in 2007. The primary reason for the increase in contract revenues earned was due to new large overseas projects outside of China for the six months ended June 30, 2008.

Cost of contract revenues earned for the six months ended June 30, 2008 was $44.9 million, an increase of $21.4 million, or 91%, from $23.5 million for the comparable period in 2007. Cost of contract revenues earned consists of the raw materials, labor and other operating costs related to manufacturing. The increase in costs of contract revenues earned was primarily due to the increase in contract revenue and increase in the cost of raw materials and other costs for the six months ended June 30, 2008.

Gross profit for the six months ended June 30, 2008 was $21.8 million, an increase of $11.4 million, or 110%, from $10.4 million for the comparable period of 2007. Our gross margin for the six months ended June 30, 2008 was 32.6% as compared with 30.7% for the six months ended June 30, 2007. The increase in gross margin was primarily a result of higher margins obtained from overseas projects, which was partially offset by higher raw materials and labor costs in the first half of 2008.

Selling, general and administrative expenses were approximately $7.6 million for the six months ended June 30, 2008, an increase of approximately $5.0 million, or 192%, from $2.6 million for the comparable period in 2007. The increase was due to the growth in staff, office rental and other start-up costs associated with the expansion of our overseas operations during the six months ended June 30, 2008.

Interest expenses were approximately $1.5 million for the six months ended June 30, 2008, an increase of approximately $0.9 million, from approximately $0.6 million for the comparable period in 2007. The increase was mainly due to cash interest expense and non-cash amortization expense associated with the $10 million convertible bonds and warrants issued in April 2007 and $20 million convertible bonds and warrants issued in April 2008..

Income tax was approximately $117,000 for the six months ended June 30, 2008 at an effective tax rate of 0.9%, compared with $1,265,000 taxes for the same period of 2007 at an effective tax rate of 17.4%. The primary reason for the decrease was due to zero corporate income tax rate associated with revenues from the Dubai project, our largest ongoing project during the first half of 2008.

Net income for the six months ended June 30, 2008 was $12.8 million, an increase of $6.8 million, or 113%, from $6.0 million for the comparable period in 2007.

Years Ended December 31, 2007 and 2006

Contract revenues earned for the year ended December 31, 2007 were $86.6 million, an increase of $23.3 million, or 37%, from the contract revenues earned of $63.3 million for the comparable period in 2006. The primary reason for the increase in contract revenues earned was an increase in the number of projects for the year ended December 31, 2007. In addition, we also experienced a general increase in the amount of revenue generated per project for the year ended December 31, 2007 as compared to the same period in 2006.

Cost of contract revenues earned for the year ended December 31, 2007 was $64.4 million, an increase of $17.6 million, or 38%, from $46.8 million for the comparable period in 2006. Cost of contract revenues earned consists of raw materials, labor and other operating costs related to contract performance. The increase in costs of contract revenues earned was primarily due to the increased number of projects for the year ended December 31, 2007.

Gross profit for the year ended December 31, 2007 was $22.3 million, an increase of $5.7 million, or 34%, from $16.6 million for the comparable period of 2006. Our gross margin for the year ended December 31, 2007 was 25.7% as compared with 26.1% for the year ended December 31, 2006. The decrease was primarily a result of moderately higher raw material and labor costs.

Selling, general and administrative expenses were $5.5 million for the year ended December 31, 2007, a decrease of approximately $0.5 million, or 8%, from $6.0 million for the comparable period in 2006. The decrease was primarily due to higher expenses in 2006 related to organizational restructuring prior to our IPO in 2007 and operational expansion. There were nil non-recurring general and administrative expenses in fiscal 2007 as compared to $3.8 million in fiscal 2006 due to a one-time brokerage and consulting fees related to our Share Exchange and private placement that occurred in fiscal 2006.

Interest expenses and finance expenses were approximately $2.4 million for the year ended December 31, 2007, an increase of approximately $2.4 million, from $nil for the comparable period in 2006. The increase was due to our issuance of $10,000,000 Variable Rate Convertible Bonds due in 2012 (the “Bonds”) at a discount and 800,000 warrants to purchase an aggregate of 800,000 shares of our common stock in April 2007, which incurred $589,729 accretion of interest discount for warrants, $634,540 for accretion of interest discount for beneficial conversion feature, $438,332 accretion of redemption premium, $43,835 for amortization on bond discount to interest expense and $438,332 for interest payable.

Income tax was $2.4 million for the year ended December 31, 2007 at an effective tax rate of 16.8%, compared with $1.3 million for the year ended December 31, 2006 at an effective tax rate of 17.7%. The primary reason for the increase was due to the increase in income before taxes and the different amounts of income being recognized in the PRC, Hong Kong, Macau & Australia under different tax rates on corporate profits derived from subsidiaries in each location. Our four PRC subsidiaries are generally subject to a PRC income tax rate of 33%; however, in accordance with the relevant tax laws and regulations of PRC, the corporation income tax rate is currently 15%. In addition, our four Hong Kong subsidiaries are subject to a Hong Kong profits tax rate of 17.5%. Our Macau subsidiary is subject to a Macau profit tax rate of 12%. Our Australia subsidiary is subject to an Australian corporate income tax rate of 30%. We expect our effective tax rates to increase in future periods as a result of new tax laws passed in the PRC.

Net income for the year ended December 31, 2007 was $12.03 million, an increase of $5.88 million, or 96%, from $6.15 million for the comparable period in 2006.

Years Ended December 31, 2006 and 2005

Contract revenues earned for year ended December 31, 2006 were $63.3 million, an increase of $13.8 million, or 28%, from the contract revenues earned of $49.5 million for the year ended December 31, 2005. The primary reason for the increase in contract revenues earned was an increase in the number of projects for the year ended December 31, 2006. In addition, we also experienced a general increase in the amount of revenue generated per project in 2006 as compared to 2005.

Cost of contract revenues earned for the year ended December 31, 2006 was $46.8 million, an increase of $10.4 million, or 29%, from $36.4 million for the year ended December 31, 2005. The increase in costs of contract revenues earned was primarily due to the increased number of projects for the year ended December 31, 2006. Gross profit for the year ended December 31, 2006 was $16.6 million, an increase of $3.5 million, or 26%, from $13.1 million for the year ended December 31, 2005. Our gross margin for the year ended December 31, 2006 was 26.1% as compared with 26.6% for the year ended December 31, 2005.

Selling and administrative expenses were $6.0 million for the year ended December 31, 2006, a decrease of approximately $0.5 million, or 7%, from $6.5 million for the year ended December 31, 2005. The decrease was primarily due to the implementation of internal controls on operating expenses during the year ended December 31, 2006, including stricter control on staff costs, entertainment expenses, and traveling expenses.

Non-recurring general and administrative expenses for the year ended December 31, 2006 were $3.8 million as compared to $nil for the year ended December 31, 2005. The non-recurring general and administrative expense resulted from our payment, through issuance of securities or payment of cash, to service providers that rendered services in connection with the consummation of the Share Exchange and the related transactions. Included in the non-recurring general and administrative expenses was the issuance at the closing of the Share Exchange of 2,000,000 shares of common stock to First Alliance Financial Group for consulting services, issuance of 100,000 shares of common stock, and payment of $445,608 to brokers for services related to the private placement that closed concurrently with the Share Exchange. Each of the shares that were issued for services were valued at $1.60 per share, which is the per share sales price in the private placement.

Income tax was $1.3 million for the year ended December 31, 2006, an effective tax rate of 17.7%, compared with $1.2 million taxes for the year ended December 31, 2005, an effective tax rate of 16.4%. The primary reason for the increase in the dollar amount of the tax was due to the increase in income before taxes. Through two of our subsidiaries, Zhuhai King Glass Engineering Co., Ltd and Zhuhai King General Glass Engineering Technology Co., Ltd, we are generally subject to a PRC income tax rate of 33%; however, in accordance with the relevant tax laws and regulations of PRC, the corporation income tax rate is currently 15%. In addition, we and two of our subsidiaries are subject to Hong Kong profits tax rate of 17.5%.

Net income for the year ended December 31, 2006 was $6.1 million, an increase of $0.2 million, or 4%, from $5.9 million for the comparable period in 2005.

Liquidity and Capital Resources

At June 30, 2008, we had cash and cash equivalents of $17.8 million. Prior to October 17, 2006, we have historically financed our business operations through short-term bank loans, cash provided by operations, and credit provided by suppliers. More recently, we have raised capital through debt and equity offerings.

On April 12, 2007, we completed a financing transaction pursuant to which we issued the 2007 Bonds in the principal amount of $10 million. The 2007 Bonds bear cash interest at the rate of 6% per annum for the first year after April 12, 2007 and 3% per annum thereafter, of the principal amount of the 2007 Bonds. Each Bond is convertible at the option of the holder at any time on and after September 28, 2008, at an initial conversion price of $3.50 per share, the price per share at which shares were sold in our initial public offering on AMEX. At any time after April 12, 2010, holders of the 2007 Bonds can require us to redeem the 2007 Bonds at 126.51% of the principal amount. We are required to redeem any outstanding 2007 Bonds at 150.87% of its principal amount on April 4, 2012. If we are required to repurchase all or a portion of the 2007 Bonds and do not have sufficient cash to make the repurchase, we may be required to obtain third party financing to do so, and there can be no assurances that we will be able to secure financing in a timely manner and on favorable terms, which could have a material adverse effect on our financial performance, results of operations and stock price. We also issued 800,000 warrants on April 12, 2007 to purchase an aggregate of 800,000 shares of our common stock, subject to adjustments for stock splits or reorganizations as set forth in the warrant instrument.

On April 15, 2008, we completed a financing transaction pursuant to which we issued the 2008 Bonds in the principal amount of $20.0 million. The 2008 Bonds bear cash interest at the rate of 12% per annum. Interest is payable semi-annually in arrears on April 15 and October 15 of each year (each an “Interest Payment Date”) commencing October 15, 2008. On any Interest Payment Date on or after April 15, 2010, the holders of the Bonds can require us to redeem the Bonds at 116.61% of the principal amount. We are required to redeem any outstanding Bonds at 116.61% of its principal amount on April 15, 2011. If we are required to repurchase all or a portion of the Bonds and do not have sufficient cash to make the repurchase, we may be required to obtain third party financing to do so, and there can be no assurances that we will be able to secure financing in a timely manner and on favorable terms, which could have a material adverse effect on our financial performance, results of operations and stock price. We also issued 300,000 warrants in connection with the 2008 Bonds on April 15, 2008 to purchase an aggregate of 300,000 shares of our common stock, subject to adjustments for stock splits or reorganizations as set forth in the warrant instrument.

On October 17, 2006, concurrently with the close of the Share Exchange, we received gross proceeds of $3.7 million in a private placement transaction (the “Private Placement”). For its services as placement agent, WestPark Capital, Inc. received an aggregate fee of approximately $446,000, which consisted of a commission equal to 9.0% of the gross proceeds from the financing and a non-accountable fee of 3% of the gross proceeds. We also incurred legal and accounting expenses of approximately $150,000. After commissions and expenses, we received net proceeds of approximately $3.1 million.

In October 2007, we completed an initial public offering consisting of 847,550 shares of our common stock. Our sale of common stock, which was sold indirectly by us to the public at a price of $3.50 per share, resulted in net proceeds of approximately $2.0 million. These proceeds were net of underwriting discounts and commissions, fees for legal and auditing services, and other offering costs. Also in October 2007, a holder of warrants to purchase 232,088 shares of our common stock at a per share exercise price of $1.60 exercised the warrants. As a result of the exercise, we received gross exercise proceeds of $371,341 and issued 232,088 shares of common stock to the holder.

In October 2006, we opened a line of credit facility with the Zhuhai branch of Bank of East Asia for up to a maximum of RMB20,000,000. The credit facility does not require renewal until October 2011. In order to facilitate the extension of the credit facility, we agreed to deposit the equivalent amount in HKD on fixed deposit terms into the Hong Kong branch of Bank of East Asia. This facility is subject to a current interest rate of 5.508% and interest rate adjusts every 6 months. There was no outstanding balance as of June 30, 2008.

Our subsidiary, Zhuhai King Glass Engineering Co., Limited, borrowed from Bank of East Asia with a condominium as collateral. This facility, which is due October 25, 2011, is subject to a current interest rate of 5.832% and interest rate adjusts every 6 months. The amount outstanding as of June 30, 2008 was $161,214.

Full Art International Limited incurred an automobile capital lease obligations due November 12, 2009 that had an outstanding amount of $300,391 as of June 30, 2008.

We also opened a line of credit and a trust receipts line with the Hong Kong Branch of Dah Sing Bank. The credit facilities are set to expire on November 28 and November 25, 2008, respectively, which had approximately $290,506 and $1,087,329, respectively, outstanding as of June 30, 2008.

On February 19, 2008, we and Techwell Engineering Limited were granted a bonding facility by the Hong Kong Branch of ABN AMRO Bank N.V. The facility amount was $10,000,000, at a tenor of up to one year with 2% flat interest rate on the issued amount of bonds such as bank guarantees, performance bonds, advanced payment bonds and standby letters of credit. ABN AMRO required guarantees as follows: (i) an irrevocable and unconditional guarantee executed by Zhuhai King Glass Engineering Co. Limited and (ii) share charge over the shares of us for a minimum value of $5,000,000 or equivalent, executed by KGE Group Limited. On May 2, 2008, the facility was increased to $12,000,000 with additional cash collateral of $2,000,000. This facility is now fully utilized.

On March 28, 2008, we, Full Art and Techwell Engineering Limited were granted a bonding facility by the Hong Kong Branch of HSBC. The facility amount was $10,000,000, at a tenor of up to one year with 1% flat interest rate on the issued amount of bonds such as bank guarantees, performance bonds, advanced payment bonds and standby letters of credit. HSBC required guarantees as follows: (i) an unlimited guarantee among China Architectural Engineering, Inc., Full Art International Limited and Techwell Engineering Limited; and (ii) an “all monies” securities deposits with 15% margin. As of August 8, 2008, we have utilized $8.4 million of the facility

We also lease certain administrative and production facilities from third parties. Accordingly, for the six months ended June, 2008 and 2007, we incurred rental expenses of $856,780 and $279,069, respectively.

On July 19, 2008, Zhuhai King Glass Engineering Co., Ltd., our wholly-owned subsidiary was granted a bank’s acceptance bill facility by the Shenzhen Branch of ABN AMRO Bank N.V. The facility amount is RMB70,000,000 (US$10,218,978). ABN AMRO requires guarantees irrevocable and unconditional guarantee from us and cash collateral of 20% of bank’s acceptance bill issued. As of August 8, 2008, Zhuhai King Glass Engineering Co., Ltd. utilized RMB27,540,000 (US$4,020,000) of the facility.

Working capital management, including prompt and diligent billing and collection, is an important factor in our results of operations and liquidity. When we are awarded construction project, we work according to the percentage-of-completion method which matches the revenue streams with the relevant cost of construction based on the percentage-of-completion of project as determined based on certain criteria, such as, among other things, actual cost of raw material used compared to the total budgeted cost of raw material and work certified by customers. There is no guarantee that the cash inflow from these contracts is being accounted for in parallel with the cash outflow being incurred in the performance of such contract. In addition, a construction project is usually deemed to be completed once we prepare a final project account, the account is agreed upon by our customers, and all amounts related to the contract must be settled according to the account within three months to a year from the customer’s agreement on the final project account. As there may be different time intervals to reach a consensus on the amount as being accounted for in the projects before the project finalization account is being mutually agreed by each other. We experience an average accounts settlement period ranging from three months to as high as one year from the time we provide services to the time we receive payment from our customers. In contrast, we typically need to place certain deposit with our suppliers on a portion of the purchase price in advance and for some suppliers we must maintain a deposit for future orders. We attempt to maintain a credit policy of receiving certain amounts of deposit from customers before we begin a new project.

We experienced an increase of revenue of $23.3 million for the year ended December 31, 2007 compared to an increase of $13.8 million for the same period in 2006. Contracts receivables as of December 31, 2007 were $13.0 million, an increase of $5.4 million, over contracts receivables of $7.6 million as of December 31, 2006. The increase in contracts receivable reflected an increase in contract revenue earned. In addition, because the collection period typically runs from three months to one year, the increase in contracts receivable reflects not only the increase in sales but also the long collection period. Since we require an average of one to two months to receive products we order from the date of our order, we have been increasing our inventories in order to enable us to meet anticipated increases in sales. In addition, our payment cycle is considerably shorter than our receivable cycle, since we typically pay our suppliers all or a portion of the purchase price in advance and for some suppliers we must maintain a deposit for future orders.

At June 30, 2008, we had no material commitments for capital expenditures other than for those expenditures incurred in the ordinary course of business. We intend to expend a significant amount of capital to purchase materials and serve as deposits for performance bonds for new projects that we have obtained. Additional capital for this objective may be required that is in excess of our liquidity, requiring us to raise additional capital through an equity offering or secured or unsecured debt financing. The availability of additional capital resources will depend on prevailing market conditions, interest rates, and our existing financial position and results of operations.

Operating Activities

Net cash used in operating activities for the six months ended June 30, 2008 was approximately $7.4 million, as compared to $5.6 million used in the same period in 2007. The change is primarily the result of growth in net income, add-back of non-cash warrant expense and non-cash amortization expense on the $10,000,000 April 2007 and $20,000,000 April 2008 convertible bonds, an increase in receivables due to a relatively long collection period typical of the architecture industry in China, and an increase in payables for the six months ended June 30, 2008.

Net cash used in operating activities for the year ended December 31, 2007 was $12.8 million, as compared to $5.8 million used in the same period in 2006. The change is primarily the result of an add-back of non-cash amortization expense on the convertible bonds, an increase in receivables due to a relatively long collection period typical of the architecture industry in China, an increase in net operating income and an increase in payables for the year ended December 31, 2007.

Net cash used in operating activities for the year ended December 31, 2006 was $5.8 million, as compared to $4.1 million provided by operating activities in the same period in 2005. The decrease in cash provided from operating activities is primarily the result of a significant increase in receivables from $6.6 million to $18.3 million and an increase in restricted cash, partially offset by an increase in net income and payables during the year ended December 31, 2006, both of which was the result of an increase in sales. The increase in restricted cash from $600,000 in 2005 as compared to an increase of $2.2 million in 2006, resulting from our deposit of such amount on fixed deposit terms with the Hong Kong branch of Bank of East Asia to facilitate a line of credit facility in the same amount from the Zhuhai branch of Bank of East Asia. We established and borrowed the full amount available under the line of credit to replace a 2005 short term loan from another bank that was expiring.

Net cash used in operating activities for the year ended December 31, 2007 was $12.8 million, as compared to $5.8 million used in the same period in 2006. The change is primarily the result of an add-back of non-cash amortization expense on the convertible bonds, an increase in receivables due to a relatively long collection period typical of the architecture industry in China, an increase in net operating income and an increase in payables for the year ended December 31, 2007.

Investing Activities

Net cash used by investing activities was approximately $0.9 million for the six months ended June 30, 2008 compared to approximately $0.5 million used for the six months ended June 30, 2007. The change was mainly a result of an increase of fixed assets purchased during the six months ended June 30, 2008.

Net cash used by investing activities was approximately $1.6 million for the year ended December 31, 2007 compared to approximately $89,250 used for the year ended December 31, 2006. The change was mainly a result of an increase of fixed assets purchased.

Net cash used by investing activities was $89,250 for the year ended December 31, 2006, as compared to net cash provided by investing activities of $390,287 for the year ended December 31, 2005.

Financing Activities

Net cash provided by financing activities was $19.5 million for the six months ended June 30, 2008 compared to $9.9 million provided for the six months ended June 30, 2007. The increase was primarily due to the issuance of $20,000,000 convertible bonds in April 2008.

Net cash provided by financing activities was $14.9 million for the year ended December 31, 2007 compared to $6.9 million used for the year ended December 31, 2006. The increase was primarily due to the receipt of $9.7 million for the issuance of convertible bonds and warrants, $3.3 million from the IPO and $1.4 million repayment from shareholder. We borrowed short-term loans of $2.6 million and repaid long-term loans of $2.1 million.

Net cash provided by financing activities was $6.9 million for the year ended December 31, 2006 compared to cash used by financing activities of $7.2 million for the year ended December 31, 2005. The increase in cash provided was primarily to $7.1 million received in 2006 from the issuance of common stock and $2.6 million received as proceeds from a long-term loan, whereas there were no such cash provided in 2005. In addition, we had $4.8 million in repayment of short-term loans in 2005 and only repayment amounts of $743,742 in 2006.

Contractual Obligations

The following table describes our contractual commitments and obligations as of June 30, 2008:

	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Operating Lease Obligations	$2,166,356	$1,607,696	$558,660	$—	$—

Contingent Liabilities (1)	$20,365,768	$16,229,932	$4,137,836	$—	$—
Long-term debt (2)	$38,409,000	$—	$23,322,000	$15,087,000	$—

_____
(1)
Includes the $3,500,000 standby guarantee expired May 2, 2009, $2,121,322 performance bond expired April 11, 2009 and $6,363,966 advanced payment bond expired March 25, 2009, issued by ABN AMRO Bank N.V. Also includes $1,831,411 performance bond expired December 31, 2009, $2,306,425 advanced payment bond expired August 6, 2009 and $4,242,644 advanced payment bond expired March 25, 2009, issued by HSBC.

(2)
Includes the $10 million convertible bond which is required to be redeemed at 150.87% at maturity at April 4, 2012, which may be converted into our common stocks after September 28, 2008, accordingly we may re-classify upon conversion. Also includes the $20 million convertible bond which is required to be redeemed at 116.61% at maturity at April 15, 2011, which may be converted into our common stocks after October 15, 2008, accordingly we may re-classify upon conversion.

Quantitative and Qualitative Disclosure Regarding Market Risk

Credit Risk

We are exposed to credit risk from our cash at bank, fixed deposits and contract receivables. The credit risk on cash at bank and fixed deposits is limited because the counterparts are recognized financial institutions. Contract receivables are subject to credit evaluations. We periodically record a provision for doubtful collections based on an evaluation of the collectability of contract receivables by assessing, among other factors, the customer’s willingness or ability to pay, repayment history, general economic conditions and our ongoing relationship with the customers. We are currently involved in three lawsuits in which we are suing other parties for overdue payments. The total amount involved is $1,292,520. We obtained judgment in our favor on one of the lawsuits and anticipate full payment on all of the overdue amounts in the near future.

Foreign Currency Risk

The functional currencies of our company are Renminbi (RMB), Hong Kong Dollar (HKD), Macau Pacata (MOP) and Australian Dollar (AUD). Substantially all of our operations are conducted in the PRC. Substantially all of our sales and purchases are conducted within the PRC in RMB. Conversion of RMB into foreign currencies is regulated by the People’s Bank of China through a unified floating exchange rate system. Although the PRC government has stated its intention to support the value of the RMB, there can be no assurance that such exchange rate will not again become volatile or that the RMB will not devalue significantly against the U.S. dollar. Exchange rate fluctuations may adversely affect the value, in U.S. dollar terms, of our net assets and income derived from our operations in the PRC. In addition, the RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions.

Country Risk

A substantial portion of our business, assets and operations are located and conducted in China. While China’s economy has experienced significant growth in the past twenty years, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of China, but may also have a negative effect on us. For example, our operating results and financial condition may be adversely affected by government control over capital investments or changes in tax regulations applicable to us. If there are any changes in any policies by the Chinese government and our business is negatively affected as a result, then our financial results, including our ability to generate revenues and profits, will also be negatively affected.

Off-Balance Sheet Arrangements

None.

New Accounting Pronouncements

In September 2006, the FASB issued SFAS 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements, where fair value is the relevant measurement attribute. The standard does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of SFAS 157 on the Company’s consolidated financial statements.

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of SFAS 115” (SFAS 159), which allows for the option to measure financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. The objective of SFAS 159 is to provide opportunities to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply hedge accounting provisions. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of SFAS 159 on the Company’s consolidated financial statements.

In December 2007, the FASB issued SFAS 141 (revised 2007), Business Combinations, (‘‘SFAS 141(R)’’). SFAS 141(R) retains the fundamental requirements of the original pronouncement requiring that the purchase method be used for all business combinations, but also provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired and liabilities assumed arising from contingencies, the capitalization of in-process research and development at fair value, and the expensing of acquisition-related costs as incurred. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008. The Company will evaluate how the new requirements could impact the accounting for any acquisitions completed beginning in fiscal 2009 and beyond, and the potential impact on the Company’s consolidated financial statements.

In December 2007, the FASB issued SFAS 160, Noncontrolling Interests in Consolidated Financial Statements − an amendment of ARB No. 51. SFAS 160 requires that ownership interests in subsidiaries held by parties other than the parent (previously referred to as minority interests), and the amount of consolidated net income, be clearly identified, labeled and presented in the consolidated financial statements. It also requires once a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value. Sufficient disclosures are required to clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners as components of equity. It is effective for fiscal years beginning after December 15, 2008, and requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements are applied prospectively. The Company is currently evaluating the impact of SFAS 160 on the Company’s consolidated financial statements.

In March 2008, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133 (“SFAS No. 161”). SFAS No. 161 requires enhanced disclosures about a company’s derivative and hedging activities. These enhanced disclosures will discuss (a) how and why a company uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under FASB Statement No. 133 and its related interpretations and (c) how derivative instruments and related hedged items affect a company’s financial position, results of operations and cash flows. SFAS No. 161 is effective for the Company on January 1, 2009. This standard will have no impact on the Company’s financial position, results of operations or cash flow.

In April 2008, the FASB issued FASB Staff Position (“FSP”) SFAS No. 142-3, Determination of the Useful Life of Intangible Assets (“FSP SFAS No. 142-3”). FSP SFAS No. 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets. The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141 (revised 2007), Business Combinations, and other US GAAP. FSP SFAS No. 142-3 is effective for the Company on January 1, 2009. The Company is currently evaluating the impact of adopting FSP SFAS No. 142-3 on the Company’s financial position, results of operations and cash flows.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles, (“SFAS No. 162”), which becomes effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board (“PCAOB”) amendments to US Auditing Standards (“AU”) Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with US GAAP. This standard is not expected to have an impact on the Company’s financial position, results of operations or cash flow.

In June 2008, the EITF reached a consensus on EITF Issue No. 08-4, Transition Guidance for Conforming Changes to EITF Issue No. 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios (“EITF No. 08-4”). Subsequent to the issuance of EITF No. 98-5, certain portions of the guidance contained in EITF No. 98-5 were nullified by EITF Issue No. 00-27, Application of EITF Issue No. 98-5, ‘Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios’ (“EITF No. 00-27”). However, the portions of EITF No. 98-5 that were nullified by EITF No. 00-27 were not specifically identified in EITF No. 98-5, nor were the illustrative examples in EITF No. 98-5 updated for the effects of EITF No. 00-27. EITF No. 08-4 specifically addresses the conforming changes to EITF Issue No. 98-5 and provides transition guidance for the conforming changes. EITF No. 08-4 is effective for the Company for the fiscal year ending December 31, 2008. The Company is currently evaluating the impact of adopting EITF No. 08-4 on the Company’s financial position, results of operations and cash flows.

DESCRIPTION OF BUSINESS

Overview

We specialize in high-end curtain wall systems (including glass, stone and metal curtain walls), roofing systems, steel construction systems, eco-energy saving building conservation systems and related products, for public works and commercial real estate projects. We provide timely, high quality, reliable, fully integrated and cost-effective service solutions to our clients using specialized technical expertise in the design, engineering, fabrication and construction of building envelope systems. We compete on the strength of our reputation, track record, strong relationships with government and commercial clients and our ability to give expression to the vision of leading architects. By focusing on innovation while outsourcing commoditized manufacturing work, we believe we are able to add artistic and technological value to projects at cost-effective price points.

In November 2007, we acquired Techwell Engineering Ltd. and its wholly owned subsidiaries, Techwell Building Systems (Shenzhen) Ltd. and Techwell International Ltd. in Macau for approximately $11.7 million. We believe this acquisition is a natural step in the expansion of our overseas business development. We believe Techwell’s experienced management teams will provide the operating platform for us to enter into other international markets.

Market Opportunities in China and Internationally

The continuing expansion of the Chinese economy has spurred the substantial growth of China’s construction industry, especially in the commercial and public works sectors. As architectural designs for these buildings have become more complex, challenging and modern in scope, there has been an increased need for technology driven companies providing high-end specialty curtain wall systems. As China’s economy continues to develop, it is expected that increased construction will be required to accommodate growth in education, culture, social welfare and business. Libraries, museums, exhibition halls, stadiums, planetariums and science centers are among the types of structures increasingly needed in China today. In addition, governmental agencies and international regulators are becoming more environmentally conscious in the enactment of regulations governing new construction. Rising fuel costs and environmental concerns have resulted in regulation designed to ensure that new commercial and public works buildings have a low environmental impact. Technologies such as solar lighting, advanced shading systems and circulating sea water systems are constantly improving the ability of structures to interact with the environment by taking advantage of natural conditions, thus meeting the dual goals of reducing energy costs and lessening environmental impact.

A global market opportunity for our products and services also exists, namely in Hong Kong, Macau, Australia, Dubai (UAE), Doha (Qatar), and North America. Hong Kong has recently undergone an economic recovery, and the government has indicated that it expects to increase its expenditures for infrastructure projects over the next few years. Macau’s economy continues to be strong, particularly in the gaming and tourism sector, and the Macau government has increased its investment in infrastructure. In Australia, we are nearing completion of a small engineering project, and we are seeking to obtain several additional projects in Australia and countries in Southeast Asia. The construction markets in Dubai, UAE and Doha, Qatar are experiencing significant growth, and, in 2007, we agreed upon the terms for a number of projects in Dubai and Doha. We are also in discussions on several projects in Central Asia and Eastern Europe, and have started to explore the North American market, where we believe there is a significant potential for growth due to an increasing popularity of curtain walls.

Products and Services

We specialize in high-end curtain wall systems (including glass, stone and metal curtain walls), roofing systems, steel construction systems, eco-energy saving building conservation systems and related products, for public works and commercial real estate projects. We provide timely, high quality, reliable, fully integrated and cost-effective service solutions to our clients using specialized technical expertise in the design, engineering, fabrication and construction of building envelope systems. We design and develop systems to offer custom-designed solutions for developers of commercial and public works projects with special architectural features. In terms of project management, we exercises overall project planning and control over key areas of activities such as design and engineering, procurement, production scheduling, quality control and site installation. Our comprehensive package of services allows us to offer customized engineering solutions at an affordable cost to meet the requirements of our clients.

For the year ended December 31, 2007, approximately 98% of our sales came from new construction projects starting in 2007 and for the year ended December 31, 2006, approximately 95% of our sales came from new construction projects starting in 2006. The remainder is comprised primarily of projects where we add new glass skins to old buildings. A number of these projects have been done in Hong Kong, where the goal was to preserve the original style and features of the structure while applying a new skin, which would protect the building and add new energy-saving and aesthetic features.

Concept and Project Management

Initially, we work with the architect to develop, clarify and enhance the overall creative vision for the project. In the design of a curtain wall system, architects are freely able to choose different structure systems to meet the requirements of various architectural models. All contracts awarded are assigned a project number, which is used to track each component and man-hour associated with the project through the entire construction process. All project drawings, specifications and completion schedules on a project are reviewed by our senior management team, and all projects are assigned to one or more project managers, who assume primary responsibility for all aspects of the project. Reporting to the project manager are construction supervisors, safety and administration staff, quality control staff and project engineering staff. Each of these project team members coordinates with internal functional departments and outside suppliers as appropriate. Often a project manager assigned to a given project will have significant experience in similar projects. A project manager generally will be responsible for a number projects in various stages of completion at any given time, depending on the scope, complexity, and geographic location of such projects. Each project is divided into critical sequences that follow the anticipated curtain wall construction path. Each sequence follows a timeline, the status of which is continually monitored. Project managers coordinate and manage design changes or other changes in scheduled completion deadlines in an effort to minimize overall project delays.

Design

Specific technical parameters of the concept are established as new design elements are created and combined with existing technologies. During the design phase, our engineers and technicians review preliminary and completed designs and make recommendations regarding types of connections, possible savings on fabrication techniques, and methods of installation. Operating state-of-the art computer-aided design (CAD) stations, these individuals provide customized design solutions in the form of structural calculations, drawings, fabrication and installation details, together with technical advice and consultancy on specifications, feasibility studies and material procurement. At the implementation stage of the project, detailed fabrications/shop-drawings are produced, discussed and agreed with the project architect/manager. These form the blueprint for project execution and scheduling. Every order is scheduled for production through CAD and computer-aided manufacturing (CAM) systems with progress tracked at each stage of the project process. Quality control and assurance programs are a combination of our specifications with quality inspectors working at all production stages.

Engineering

We maintain significant in-house structural engineering and detailing capabilities that enable us to implement and coordinate with our shop and field personnel original project specifications and changes to building and structural designs sought by our clients. These resources help influence critical determinations as to the most cost-effective systems, designs, connections, and installation procedures for a particular project. Our engineers work on-site with suppliers to machine our patented curtain wall elements and to procure the appropriate raw materials. Our detailers prepare detail shop drawings of the dimensions, positions, locations, and connections, and the fabrication and installation sequences, of each component utilized in a project, and continually update these drawings to accommodate design and other changes. Our automated detailing systems produce updated detail drawings electronically, which can be delivered to our domestic and foreign field locations. Detailers coordinate directly with customers and our suppliers and installation teams to determine and plan the order of fabrication and installation of a project and associated personnel and equipment requirements.

Fabrication

Although we are responsible for hiring suppliers and manufacturers, we subcontract the manufacture of parts made from glass, metal and other materials used in our building envelope systems. Once parts have been manufactured by subcontracted factories, we will occasionally process them further. This processing takes place in our facilities in Beijing, Shunde and Zhuhai and usually entails procedures such as adding metal frames to or drilling holes in glass panes, or cutting and bending steel rods into customized shapes. All of our products are fabricated in accordance with applicable industry and specific customer standards and specifications. We have developed project-specific and company-wide quality assurance and quality control programs, and utilize sophisticated systems to inspect all fabricated components. We prepare load lists that identify the sequence and date that each individual component is required on a project, a procedure that reduces the handling of and the need to store materials in the field. After the completion of processing to customer specifications, finished pieces are loaded for shipment to the construction site.

Installation

As of June 30, 2008, we have approximately 58 full-time project managers/supervisors. Our installation teams consist of highly trained, skilled and experienced field operatives with established lines of communication between the work site, the technical design department and the factory, ensuring that clients are provided with optimum and cost-effective practical solutions. Site installation is managed through our trained project management staff, and each project has a dedicated project team. On site there are a number of our supervisors who are each responsible for a different section of the curtain wall project. Each supervisor typically manages 30 to 50 of our workers. A small project may have just one work team while a very large project may have five or more. Because the workers are all trained by us and are familiar with the workflow process, they can work on any project in any location. Our project supervisors are often internally developed from our pool of workers. Occasionally, we will hire additional contract labor for specific sections of a very large project or if there are several projects being installed simultaneously, but these extra workers only supplement our core project team. The installation team coordinates its site delivery program with the main contract schedule to meet completion deadlines. The installation process typically consists of pre-assembly of metal and glass component parts at the project site, the lifting of components by crane to the appropriate location at the site and the final assembly of major components.

Customer Service

Our quality control and assurance department is comprised of trained technicians who are responsible for the quality assurance, including quality control of in-process fabrication and site installation by a detailed inspection as well as continued maintenance after project completion. We have adopted important safety policies that are administered and enforced by our senior management and provide training on safety procedures and techniques to our shop and field personnel.

Strategy

To reach the goal of being a preferred choice for Chinese and international government, developer, contractor and architectural clients, we are focusing on:

•
Emphasizing innovative services. We focus our design, engineering and installation expertise on distinct product segments requiring unique or innovative techniques as we have extensive experience in providing services requiring complex design, engineering and installation techniques and other unusual project needs.

•
Providing full service solutions. We believe that a key factor in our success has been our ability to provide, through our in-house personnel, valuable input and assistance to our customers with respect to overall project design, engineering fabrication, and installation sequences and other critical project decisions.

•
Leveraging our brand and reputation. We believe that the strength of our brand is increasing in China and internationally as we build on our large range of projects and our offering of comparative cost advantages and supply-chain management for some of the most complex building envelope systems in the world.

•
Expanding our coverage in China. We believe that we have long-standing relationships with China’s top construction officials and leading Chinese and international architects, having completed high profile projects in China, including the National Grand Theater in Beijing, the Shanghai South Railway Station, the Shenzhen International Airport and the National Palace Museum in Beijing. We plan to continue to meet the needs of government and private sector customers in the larger cities as well as expand to medium-sized second and third tier cities in China.

•
Expanding our coverage internationally. We believe that international expansion of our business is attractive because it may provide us with higher margins as compared to similar projects in China, and we hope to increase our revenues from international projects as a percentage of our total revenue. We have launched initiatives to expand sales in Hong Kong, Macau, Australia, Southeast Asia, Dubai (UAE), Doha (Qatar), other Middle Eastern countries, Central Asia, Eastern Europe and North America.

Product Attributes

Our building envelope systems products are highly engineered specialty wall systems consisting primarily of a series of glass panels set in metal frames, stone panels, or metal panels, as well as roofing systems and related products. A curtain wall is fixed to the commercial building by mechanical connection, either in a primarily inoperable mode or adjustable with special settings with spring or press systems. Glass panels are connected to the metal support system by metal clamps and fixing bolts. The support system of fixing bolts could be a steel, aluminum and or glass structure, with glass flank or spidery tension rod or cable.

We offer a variety of support systems:

Glass Fin Support System. The facial glass mixing with the glass fin provides facade with maximum transparence, which eliminates the differential expansion among glass metal structures.

Metal Structure Support System. This system utilizes both steel post and steel truss of aluminum post in a metal structure. One of our most popular support systems, its flexibility can fully meet the criteria of demanding modern architecture. At the same time, the combination of transparent glass and steady metal structure completely realizes a harmony between beauty and force, elegance and strength.

Spidery Tension Rod/Cable Support System. This system utilizes a stainless steel tension rod connector for connecting the tension rod or the tension cable to the steel structure in order to form a stable spidery structure for glass curtain wall supporting. A response to the challenge of modern architecture, architects are able to create a smooth and transparent facade.

We use a variety of clamping devices to integrate the glass frame to the support system. Metal “spider” clamps are cast from stainless or high-strength carbonic steel in and provide the features of high strength, simple installment and easy maintenance. Our metal clamps integrate the facial glass with the structure, enhancing the hardness of an entity. Transferable cabling structure makes the curtain wall stretch higher, meeting designers’ requirements for the larger size of vertical space. The combination of steel and glass embodies the feature of stability, lightness and transparency, expressing the majesty and originality of a building.

Our fixing bolts are made of stainless steel and are used for holding the glass glazing. These specifically designed bolts transfer the wind loads, deflection stress and the weight of glass itself to the metal support system, which helps reduce the strain on the glass and ensure structural integrity. These bolts are offered in both countersink and flat head. Countersink head fixing bolts they provide a smooth surface when fit flush in the outward surfaces of the glass. They are typically utilized in single and double glazed glass structures. The cylindrical head of our flat head fixing bolts protrude from the surface of glass, which provides more strength against wind force and shear force and can use to fix laminated and insolated glass.

We offer a variety of glass panels allowing a diverse selection of styles to meet the architectural demands of our clients:

Insulating Glass. Increases a window’s thermal performance and sound insulation; constructed with two or more pieces of glass separated by a desiccant-filled spacer and sealed with an organic sealant. The desiccant absorbs the insulating glass unit’s internal moisture.

Laminated Glass. Consists of two or more pieces of glass fused with a vinyl or urethane interlayer and is used primarily for skylight, security and hurricane-resistant application.

Energy-Efficient Coated Glass. Provides solar control, both minimizing heat gain and controlling thermal transfer, by adding coatings to glass. In addition, coatings add color and varying levels of reflectively.

Spandrel Glass. The use of full coverage paint on insulated glass or polyester opacifier film backing on high performance coated glass for the non-vision areas of the building.

Stone or metal may also be used as paneling.

Projects

Our work is performed under cost-plus-fee contracts and fixed-price contracts. The length of our contracts varies but typically has duration of one to two years.

Approximately 90% of our sales are from fixed price contracts. The remaining 10% of our sales are from cost-plus-fee contracts. Under fixed-price contracts, we receive a fixed price. Approximately 70% of contracts are modified after they begin, usually to accommodate requests from clients to increase project size and scope. In cases where fixed-price contracts are modified, the fixed price is renegotiated and adjusted upwards accordingly. A disadvantage of fixed-price contracts is that we realize a profit only if we control our costs and prevent cost over-runs on the contracts, which can oftentimes be out of our control, such as cost of materials. An advantage of these contracts is that we can adjust the material and technology that we use in the project, as long as we satisfy the requirements of our customer, and there is a potential to benefit from lower costs of materials.

Under cost-plus-fee contracts, which may be subject to contract ceiling amounts, we are reimbursed for allowable costs and fees, which may be fixed or performance-based. If our costs exceed the contract ceiling or are not allowable under the provisions of the contract or any applicable regulations, we may not be reimbursed for all our costs. An advantage of cost-plus-fee contracts is that the cost of materials generally has no effect on our profit, since we are reimbursed for costs. A disadvantage is that the profit resulting from any cost savings on the materials goes to the contractor and not us.

During 2007, we completed 26 projects, including the National Grand Theater in Beijing, the Grand Theater and the Qintai Cultural & Art Center in Wuhan.

Noteworthy or recently completed or awarded projects include the following:

National Grand Theater - Beijing (completed in 2007)

The external cladding system of the National Grand Theater uses a titanium-cladding panel and the crystal clear ultra-white glass. The titanium roof and glass curtain wall form a multi-layered, color shifting elliptical shell, which changes in light and temperature and produces unpredictable color effects.

Qintai Cultural & Art Center - Wuhan (completed in 2007)

The Cultural and Art Center of Wuhan represents a fusion between ancient culture and modern technology. We showcased over seven different curtain wall systems in this project and used numerous cladding materials, including aluminum, bronze, and precast fair faced concrete cladding panels. This project won the “Annual Energy-saving Construction Representative Project” award in China in 2007.

National Conference Center - Vietnam (completed in 2006)

The National Conference Center of Vietnam was funded by the Vietnamese government and built for the APEC Summit held in Hanoi in 2006. With a total area of approximately 600,000 square feet, the National Conference Center is a contemporary architectural construction with distinctive, traditional Vietnamese design. We were contracted for the design, engineering, supply and installation of the external facade, including the roofing and glass curtain wall systems, which met the artistic intent as well as the strict functional requirements of the architect.

Olympic Sports Center - Nanjing (completed in 2005)

The Nanjing Olympic Sports Centre was the main stadium for China’s 10th National Games in 2005 and was the largest sports architectural complex before Beijing hosts the 2008 Olympic Games. It was jointly designed by a renowned Australian architect who designed some of the 2000 Sydney Olympics facilities. We used a combination of four curtain wall systems (including timber and steel, extruded aluminum frames, full tension cable point support and stone curtain walls) and an aluminum sun shading system. The flowing face of the skylight was produced with multi-dimensional temper-bending laminated double-Glazing glass technology. This project was awarded the “Top Ten National Building Technology Achievement Award” in China in 2005.

Guangzhou Opera House (in progress)

The Guangzhou Opera House will be China’s third largest opera house. This building is shaped like two pieces of precious stone, forming a unique appearance which reflects strong post-modern architectural characteristics. The external façade is characterized by an irregular three-dimensional geometric structure, and the roof is separated into a number of irregular faces. The great number of irregular shapes resulted in a complex installation procedure and increased installation difficulties. We were contracted to design, engineer, supply and install the entire external façade. This project is expected to be completed in 2008.

High Rise Office Building in Doha, Qatar (in progress)

In June 2005, we were awarded the contract for construction of the glass curtain wall and solar protection system of the Qatar high-rise office tower, which will be located in West Bay, Doha and will be the tallest building in Qatar when completed in 2008. The design evokes the geometric complexity of the oriental moucharabieh, a typical Islamic style of interlaced wooden screenwork, while also functioning as a form of solar protection. The curtain wall is composed of four “butterfly” aluminum elements of different scales. This overall pattern changes in order to provide maximal protection from the strong east and west sun. The inside layer is a reflective glass skin, which complements protection. A system of roller-blinds can also be used when needed.

Sales and Marketing

Sales

Sales managers lead our sales and marketing efforts through our domestic headquarters in Zhuhai, China, and our regional sales offices in 12 cities. Outside of China, we have sales managers in Hong Kong, Sydney (Australia), Dubai (the United Arab Emirates), Doha (Qatar), and New York (the United States). Each sales manager is responsible primarily for our estimates, sales, and marketing efforts in defined geographic areas. In addition, we employ full-time project estimators and chief estimators. Our sales representatives attempt to maintain relationships with governments, developers, general contractors, architects, engineers, and other potential sources of business to determine potential new projects under consideration. Our sales efforts are further supported by our executive officers and engineering personnel, who have substantial experience in the design, engineering, fabrication, and installation of high-end specialty curtain walls.

We compete for new project opportunities through our relationships and interaction with our active and prospective customer base, which we believe provides us with valuable current market information and sales opportunities. In addition, we are often contacted by governmental agencies in connection with public construction projects, and by large private-sector project owners and general contractors and engineering firms in connection with new building projects both in China and other countries, sometimes at the recommendation of architects and engineers we have worked with in the past.

Upon selection of projects to bid or price, our estimating division reviews and prepares projected costs of shop, field, detail drawing preparation, raw materials, and other costs. On bid projects, a formal bid is prepared detailing the specific services and materials we plans to provide, payment terms and project completion timelines. Upon acceptance, our bid proposal is finalized in a definitive contract. We experience an average accounts settlement period ranging from three months to as high as one year from the time we provide services to the time we receive payment from our customers. In contrast, we typically need to place certain deposit with our suppliers on a portion of the purchase price in advance and for some suppliers we must maintain a deposit for future orders. We are typically paid by the contractor the entire amount due to us for our services and products once the entire project is completed, which could be significantly after we complete the curtain wall portion of the project. National policy requires the contractor to pay 85% of our total contract value to us before the project is completed, and the remainder may be paid when the contractor completes the entire project. In addition, current national policy in China dictates that for government projects sub-contractors will be paid directly from the government budget offices, not through general contractors and/or developers. Because our payment cycle is considerably shorter than our receivable cycle, we may experience working capital shortages. We have used bank loans, cash provided by operations and other financings to fund our operations.

Our three largest projects are the Grand Theater and the Qintai Cultural & Art Center in Wuhan, the Guangzhou Opera House and the Dalian Star Development Project, all of which accounted for approximately 14%, 7% and 5% of our sales, respectively, for the year ended December 31, 2007.

Marketing

Management believes that we have developed a reputation for innovative technology and quality in the specialty high-end curtain wall industry. Marketing efforts are geared towards advancing us as a brand of choice for building the world’s most modern and challenging projects.

The focus of our marketing plan is print advertising, participation in tradeshows, exhibitions, lecture and technology briefings to architects and property owners. With a targeted approach, our print advertisements appear regularly in popular consumer and industry publications and trade journals. To better showcase our diverse products to potential customers, we regularly exhibit at leading trade shows and exhibitions. Our dynamic, state-of-the-art trade show exhibits are developed internally to showcase our latest product offerings.

Production

Supplier Selection

We procure high quality glass panes, metal support beams, and other curtain wall components from a number of regional and international suppliers, depending on the requirements of the contract. Once the suppliers are chosen, our engineers work with them to configure their production processes to manufacture anything from a standard glass pane to a patented fixing bolt or connector. All manufacturing is monitored and approved by our quality control and engineering departments.

Component Processing and Delivery

Once the curtain wall components are produced, they are either shipped directly to the site or sent to one of our facilities for further processing. Such processing typically involves drilling holes in glass panes, affixing metal frame pieces to glass panes, and cutting steel rods and bending them into customized shapes. The project manager and project engineer jointly approve all factory purchases.

Quality Control

Our manufacturing production facilities are designed and maintained with a view towards conforming to good practice standards. To comply with the strict requirements of our customer base, we have implemented a quality assurance plan setting forth our quality assurance procedures. Our quality control department is responsible for maintaining quality standards throughout the production process. Quality control executes the following functions:

•	setting internal controls and regulations for semi-finished and finished products;

•	implementing sampling systems and sample files;

•	maintaining quality of equipment and instruments;

•	auditing production records to ensure delivery of quality products;

•	articulating the responsibilities of quality control staff; and

•	on-site evaluation of supplier quality control systems.

We have received the following certifications in recognition of our production and quality assurance program:

•	ISO 9001 - International Quality System Certification, valid from February 2005 to April 2008;

•	ISO 14001 - International Environmental System Certification, valid from April 2005 to April 2008; and

•	ISO 18001 - International Safety System Certification, valid from June 2005 to June 2008.

We are finalizing approvals for the renewal for another three years for the above three certifications.

Research and Development

Companies such as us are under pressure from customers to respond more quickly with new designs and product innovations to support rapidly changing consumer tastes and regulatory requirements. We believe that the engineering and technical expertise of our management and key personnel, together with our emphasis on continuing research and development in support of our high-end curtain wall technologies, allows us to efficiently and timely identify and bring new, innovative products to market for our customers using the latest technologies, materials and processes. We believe that continued research and development activities are critical to maintaining our offering of technologically-advanced products to serve a broader array of our customers.

For example, in an effort to add value and create new markets, we are working to develop high performance systems that reduce the need for air conditioning in the summer and heat in the winter. Our products under development are designed to both reduce the direct light and heat coming into the building and, through the use of photovoltaic cells, to harness the energy collected from the sun and further reduce external energy costs by generating power for use in other areas of the building. Other features are designed to add a level of programmed intelligence, automatically adjusting louvers/blinds and other façade controls to achieve predetermined levels for user comfort. These efforts are made to meet the demand for self-sustaining buildings and clean, renewable power in response to climbing energy prices and declining energy reserves.

Our research and development strategy relies primarily on internal innovation and development, supplemented with collaboration with academic and research institutions. For example, in 2001, we were appointed by the Chinese Ministry of Construction to lead the committee tasked with establishing national standards for the fixing bolt glass curtain wall technology industry. Luo Ken Yi, our Chief Executive Officer and Chief Operating Officer, was the Editor-in-Chief for the new standard code. Also, in recognition of our contributions to the curtain wall industry, Luo Ken Yi and two other of our engineers were appointed to senior posts at the Architectural Glass and Metal Structure Institute of Qinghua University in Beijing, one of the most prestigious research institutions in China, which we helped to create in 1999. We were able to incorporate many of the academic research results by the Institute into our projects, including the National Grand Theater in Beijing and the Hangzhou Grand Theater, both completed recently.

We actively track research developmental trends and government regulations, and continually seek to both improve and perfect existing products and develop new ones in accelerated product development cycles. In addition, we seek to recruit and retain qualified Chinese and foreign technical personnel. As of December 31, 2007, we employed 85 designers and engineers and additional 65 research and development personnel.

We currently own sixty-two patents, of which forty-nine are approved, four are pending approval and nine are in the application stage. Of the forty-nine approved, forty-seven are in China and two are in the US, Europe, Japan and Hong Kong.

We expended $111,129, $50,117, and $58,865 on research and development activities for each of the years ended December 31, 2007, 2006 and 2005, respectively. These amounts exclude design and construction of customized molds used to manufacture the pieces used for a particular project, as well as sample and testing costs.

Backlog

As of December 31, 2007, our total backlog of orders considered to be firm was approximately $106.3 million, compared with $10.0 million and $26.2 million at December 31, 2006 and 2005, respectively. Of our 2007 amounts, 76% of the backlog, or $80.3 million, is expected to generate revenues in fiscal 2008, compared to 100% of our 2006 backlog ($10.0 million) realized in fiscal 2007 and 40% of our 2005 backlog ($10.5 million) realized in fiscal 2006. Of the 2008 backlog, 36% consists of orders for projects outside our home market of China.

As of June 30, 2008, our total backlog was increased to approximately $240 million, with 76% from order of projects outside our home market of China.

We view backlog as an important statistic in evaluating the level of sales activity and short-term sales trends in our business. However, as backlog is only one indicator, and is not an effective indicator of the ultimate profitability of our sales, we do not believe that backlog should be used as the sole indicator of our future earnings.

Competition

The markets that we serve are highly competitive, price and lead-time sensitive and are impacted by changes in the commercial construction industry, including unforeseen delays in project timing and workflow. In addition, competition in the markets of the building industry is intense. It is based primarily on:

•	quality;

•	service;

•	delivery;

•	ability to provide added value in the design and engineering of buildings;

•	price;

•	speed of construction in buildings and components; and

•	personal relationships with customers.

We compete with several large integrated glass manufacturers, numerous specialty, architectural glass and window fabricators, and major contractors and subcontractors. We also compete with a number of other manufacturers of engineered building systems ranging from small local firms to large national firms. Many of our competitors have greater financial or other resources than we do. In addition, we and other manufacturers of engineered high-end curtain walls compete with alternative methods of building construction. If these alternative building methods compete successfully against us, such competition could adversely affect us. Demand for our services is cyclical and vulnerable to economic downturns. If the economy weakens, then our revenues, profits and financial condition may deteriorate.

Government Regulation

China’s construction industry is heavily regulated by the national government. On November 1, 1997, the National Government of the PRC published the Construction Law of the PRC, Presidential Order No. 91, which is the basic construction law of China. This law outlines the basic requirements and rules for all construction activity in China. Underneath the National Government, the Ministry of Construction also writes laws. On March 14, 2001, the Ministry of Construction published Rule No. 87, which puts forth licensing requirements for all construction companies operating in China. The Ministry of Construction also writes specific standards for all different types of construction. The three standards from the Ministry of Construction which are most relevant to our business are: (i) the Curtain Wall Engineering and Design Licensing Standard, and (ii) the Light-Duty Steel Building Structure Engineering and Design Licensing Standard, and (iii) the Automated Building Control System Standard. These standards stipulate the basic requirements for construction companies in China in such areas as registered capital, tangible assets, liability insurance, employee regulations and engineering certifications. The standards also have graded levels of qualification. We have first class certification for the Curtain Wall Standard and Second Class Certification for the Light Steel Structure Standard. In addition, provincial and municipal governments may also enact regulations through their own construction bureaus.

Employees

As of June 30, 2008, we had 583 full-time employees and three part-time employees. Substantially all of our employees are located in China and Hong Kong. We now have a small number of employees in Doha (Qatar), Dubai (the United Arab Emirates), the United States & Australia. Approximately one-quarter of our employees are designers and engineers, one-third are project managers/supervisors and the remaining employees are supply chain and administrative staff. We believe that our relationship with our employees is good.

We are required to contribute a portion of our employees’ total salaries to the Chinese government’s social insurance funds, including medical insurance, unemployment insurance and job injuries insurance, and a housing assistance fund, in accordance with relevant regulations. We are required to contribute to government social security, medical insurance, unemployment insurance, disability insurance and so on for our employees based in Hong Kong, Australia and the United States.

Facilities

We have offices and processing factories in thirteen cities in China, a corporate office in Hong Kong, one office in Sydney, Australia and one in Dubai, UAE. All buildings and land are leased. The leases end around 2010, and we have the right to renew. The central office is in Zhuhai, where the majority of design and engineering staff are located. The Beijing and Shanghai offices have smaller design teams as well. All offices are sales centers for the area. The three factories, which are located in Beijing, Zhuhai, and Shunde, are used for further processing certain curtain wall components before they are shipped to the construction site.

Hong Kong
Unit B, 63rd Floor, Bank of China Tower, 1 Garden Road	240 square meters (office)
Central, Hong Kong

Zhuhai
105 Baishi Road, Jiuzhou West Avenue, Zhuhai, Guangdong	1,080 square meters (office)
1,700 square meters (factory)

Beijing
2nd floor, Jianbang Building, phase 1, No.19 South Lishi Road	646 square meters (office)
XiCheng district, Beijing city	3,380 square meters (factory)

Shanghai
Room 501 business center, Shanghai hotel, No.505 north of Wulumuqi road, shanghai city	500 square meters (office)

Shunde
No.5 Technology area, Xingtan town, Shunde district, Fo Shan City	15,000 square meters (office & factory)

Shenzhen
13/F, Excellence Times Square, 4068 YianTian road, Futian district, Shenzhen city	887.21 square meters (office)

Wuhan
Floor 38, No. 568 Jianshe road, Wu Han International Trade Center, Jianghan district, WuHan city	200 square meters (office)

Nanjing
18 floors, phase B, Huaqiaoyin Building, No.1 north of Nanjing bridge, Nanjing city	600 square meters (office)

Tianjin
Rm 1906, No.2 Jinhaian building, Jinwei road, Hebei district, Tianjin city	2199 square meters (office)

Guangzhou
101 Chengjian building, 189 Tiyuxi road, Tianhe district, Guangzhou city	300 square meters (office)

Hangzhou
Room 806, Tongfang Caifu building, 334 Fengqi Road, Hangzhou city	86 square meters (office)

Qingdao
6 floor, phase B, No. 22 Jinfu building, Shandong road, Nanshan district, Qingdao city	100 square meters (office)

Chengdu
No.4 Changshou road, Wuhou distict, Chengdu city	100 square meters (office)

Zhanjiang
3rd floor, 69 north of Shenchuan road, Chikan district, Zhanjiang city	120 square meters (office)

Australia
Suite 203 Level 2 4-8 Woodville Street Hurstville NSW 2220	100 square meters (office)

Dubai, UAE
Room 603 Ahmed Saeed Abdullah Belhab Al Amri Building Bin #1979 Road 60 Al Barsha First, Dubai UAE	100 square meters (office)

Legal Proceedings

We are not a party to any material legal proceedings.

MANAGEMENT

Executive Officers, Directors and Key Employees

The following individuals constitute our board of directors and executive management:

Name	Age	Position
Luo Ken Yi	51	Chief Executive Officer and Chairman of the Board
Tang Nianzhong	45	Director and Vice President, China Operations
Ye Ning	51	Director and Vice President
Li Guoxing	34	General Manager of Design
Bai Fei	36	General Manager of China Marketing
Wang Zairong	55	Chief Technology Officer
Feng Shu	71	Research and Development Supervisor
Charles John Anderson	54	President, U.S. Operations and Chief Operating Officer
Wang Xin	45	Interim Chief Financial Officer
Zheng Jinfeng	72	Director
Zhao Bao Jiang	67	Director
Kelly Wang	37	Director
Miu Cheung	38	Director

Luo Ken Yi has been Chief Executive Officer and Chairman of the Board since 1992. He also served as Chief Operating Officer from 1992 to June 2008. He served as Project Manager and Production Manager at P.X. Engineering, Inc. in the U.S from 1989 to 1991. Mr. Luo founded Kangbao Electronics Co., Ltd. in Shunde, Guangdong, China, where he served as Chief Engineer, Technical Manager, Vice Manager General and Deputy President from 1986 to 1989. Mr. Luo founded us in 1992 and served as Chief Managing Director. Later, he studied steel supported glass curtain wall design in the U.S. and Europe 1992 to 1994. He was appointed Vice President of the Architectural Glass and Metal Structure Institute of Qinghua University in 1999. In 2000 he was appointed by the Chinese Ministry of Construction to head the committee on creating national standards for the glass curtain wall industry. Mr. Luo and the Company own over 62 patents related to building envelope systems technology. He was honored as one of the “Ten Great Leaders in Technology” and has published numerous books and articles. Luo Ken Yi studied Medicine at the Guangzhou University of Chinese Medicine, graduating in 1983, and Mechanical Engineering at Bunker Hill Community College, graduating in 1988. Mr. Luo received an MBA from Australia Murdoch University in 1998.

Tang Nianzhong has been Vice President, China Operations and a Director since October 1995. From 1986 to 1994, he worked in the bone surgery department of the Nanhai People’s Hospital in Foshan. From 1994 to 1995 he was Vice General Manager of Foshan Xinhua Advertising Co., Ltd. In 1995 he joined us, where he has served as Production Manager, Sales Manager, Project Manager, Administration Manager and Vice General Manager. Tang Nianzhong graduated from the Guangzhou University of Chinese Medicine, Department of Medicine, in 1986. In 1999 he received his MBA from Murdoch University in Australia.

Ye Ning has been Vice President and a Director since January 1993. From 1983 to 1988 he served on the staff of the Guangzhou Institute of Physical Education. From 1988 to 1993 he worked in the orthopedics department of the Nanhai People’s Hospital in Foshan. In 1993 he joined us, where he has served as Project Manager, Operations Manager, Purchasing Manager and Vice General Manager. Ye Ning graduated from the Guangzhou University of Chinese Medicine, Department of Medicine in 1983.

Li Guoxing has been Vice General Manager of Design since 2001. In 1998 he joined us, where he has worked and served as Designer, Chief Engineer, and Leader of the Design Institute prior to becoming our Vice General Manager of Design. From 1996 to 1998 he was a designer at the Guizhou Chemical Design Institute. Li Guoxing graduated from Guizhou Technology University with a degree in Civil Engineering in 1996 and earned an MBA from the Royal Canadian College in 2003.

Bai Fei has been Vice General Manager of Marketing since May 2004. From May 2004 until March 2005, he also served as the General Manager of our Beijing Branch. Prior to that, he served as the Marketing Manager of the Beijing Branch from June 2003 to May 2004 and as the Technical Manager of the Beijing Branch from February 2002 to June 2003. Bai Fei also served as our Assistant General Manager from July 2001 to February 2002 and as our Technical Manager from October 1995 to July 2001. In 1994 he worked briefly as a designer for the Guizhou Institute of Architectural Science and Research before moving on to work as a Manager of Decoration and Construction in the Aerospace department of the Liyang Group Decorated Project Company until 1995. Bai Fei graduated from Guizhou Broadcasting and Television University with a major in Industrial and Civil Architecture in 1994.

Wang Zairong has served as our Chief Technology Officer and General Engineer October 2003. He has also served as our Factory Director of Production since February 2003. From August 2001 to February 2003, he served as our Vice Manager of Engineering (Beijing Branch). Prior to that, he served as our Scheduling Officer of Engineering from August 1999 to August 2001 and our Production Manager from August 1997 to August 1999. From 1993 to 1997 he was Senior Engineer and Vice General Manager of Technology at Yuantongqiao (Huizhou) Industrial Co., Ltd. From 1982 to 1993 Mr. Wang was a System Structure Designer at the Xi’an Aerospace Ministry. From 1980 to 1982 he was a mechanical designer at Xi’an Physics and Space Research Institute and from 1977 to 1979 he was a mechanical designer at Xi’an Research Institute of Mechanical Engineering. Wang Zairong graduated Qinghua University with a degree in Mechanical Engineering in 1977.

Feng Shu has been Research and Development Supervisor since May 1998. She graduated from the Civil Engineering Department of National Qinghua University in 1960. She is a member of the Construction Glass and Metal Structure Research Committee of National Qinghua University and is a professor at the Civil Engineering Academy of Nanchang University. Feng Shu joined us in 1998, where she has served as Supervisor of Research and Development. She is also Administrative Director and Secretary General of Jiangxi Mechanics Academy and Vice Superintendent of Jiangxi Huajie Architecture Design Co., Ltd.

Wang Xin has served as the Company’s Interim Chief Financial Officer since June 2008. Wang Xin previously served as the Company’s Chief Financial Officer from 2001 to March 2008. Wang Xin graduated from the Yunnan Finance and Economics University, Finance Department in 1984. From 1984 to 1988 she was Vice Section Chief at the Yunnan Province Finance Bureau. From 1988 to 1995 she was an instructor at Yunnan Economics and Management College, where she taught industrial accounting, financial management and other business courses. From 1995 to 2000 she was a Financial Manager at Zhuhai Advertising and Trade Exhibition Company. From 2000 to 2001 she was Financial Manager at Zhuhai Jingyu Science and Technology Equipment Company.

Charles John Anderson has served as President of CAE Building Systems, Inc., a wholly-owned subsidiary of the Company, since February 2008 and as Chief Operating Officer of the Company since June 2008. He has worked in the building envelope industry for more than 33 years. His career began in 1974 and he has experience in sales, estimating, engineering, manufacturing, testing, quality control, installation, project management, contract administration and executive management. Prior to joining the Company, Mr. Anderson worked as a senior consultant for Israel Berger & Associates, LLC, specializing in building envelope evaluation. From 1996 to 2004, Mr. Anderson worked for Glassalum International Corporation, a custom curtain wall manufacturing and installation company, where he was responsible for coordinating engineering, manufacturing and project management activities. While at Glassalum International Corporation, Mr. Anderson served in various positions, including President and Chief Operating Officer. In 1987, Mr. Anderson founded Building Research, Inc., which provided consulting, testing and inspection services from inception to 1992. Mr. Anderson also worked for other companies in the curtain wall and related industries, including Midwest Curtain walls, Inc., Ampat Group, Inc., Construction Research Laboratory, Inc., and Miami Testing Laboratory, Inc.

Zheng Jinfeng has served as a director of the Company since July 2007. Since 2000, Mr. Zheng has served as the chief engineer of the China Construction Metal Structure Association and the Aluminum Door, Window and Curtain Wall Association. Since that time he has also served as the chief technology expert on the Technology Expert Committee of the Chinese Construction Department. From 1988 to 2000, Mr. Zheng was the vice-president and secretary-general of the China Construction Metal Structure Association and a director of the Aluminum Door, Window and Curtain Wall Association. From 1979 to 1988, Mr. Zheng was the deputy director of the Metal Structure Office of the Chinese Construction Metal Structure Office and a vice-president of the China Construction Metal Structure Association. Mr. Zheng has a degree in Architecture and Mechanical Engineering from the Tangshan Tiedao Institute.

Zhao Bao Jiang has served as a director of the Company since July 2007. Since 2003, Mr. Zhao has served as president of the China Association of City Planning, vice-president of the China Association of Mayors, and vice-president of the China Environmental Protection Federation. From 1997 to 2002, Mr. Zhao served as vice minister of the Ministry of Construction of China. From 1993 to 1997, Mr. Zhao was the vice-governor of the Hubei province and mayor of Wuhan city. From 1985 to 1993, Mr. Zhao served as vice mayor, of Wuhan. Mr. Zhao graduated from the Department of Agriculture of Qinghua University in 1966.

Kelly Wang has served as a director of the Company since July 2007. Since March 2007, Ms. Wang has served as the manager in Financial Reporting for Starbucks Corporation. Prior to joining Starbucks, Ms. Wang served as the manager of technical accounting and SEC reporting of Flow International Corporation from August 2005 to March 2007. From May 2001 to August 2005, Ms. Wang was an assurance manager at Ernst & Young LLP. Ms. Wang received a B.S. in International Finance from the Shanghai University of Finance and Economics in 1992 and an MBA from the University of Hawaii at Manoa in 1997 and is a certified public accountant in California and Washington.

Miu Cheung has served as a director of the Company since June 10, 2008. Since 1999, Mr. Cheung has been with CITC Capital Holdings, Ltd., (“CITIC”) currently serving as its Managing Director and Head of the Structured Finance Group. Prior to joining CITIC, he had worked with Commonwealth Bank of Australia, Société Générale Asia Ltd and Bank of China (Hong Kong). He holds an MBA from the Australian Graduate School of Management, and a Bachelor’s of Business Administration (Finance) from the University of Hong Kong. Mr. Cheung is also a director of CITIC Capital Finance Ltd. and CITIC Allco Investments Management Limited.

Family Relationships

None

The Board of Directors and Committees

Board Composition

Subject to certain exceptions, under the listing standards of the NASDAQ Stock Market LLC (“NASDAQ”), a listed company’s board of directors must consist of a majority of independent directors. We are exempt from this requirement because we are considered a “controlled company” pursuant to Rule 4350(c)(5) of the NASDAQ Marketplace Rules, as one of our shareholders, KGE Group Limited, owns more than 50% of our voting power. Our Board of Directors has determined that three of the six members of our Board of Directors are independent under the listing standards of NASDAQ, as follows: Zheng Jinfeng, Zhao Bao Jiang and Kelly Wang.

Audit Committee

We established our audit committee in July 2007. The audit committee consists of Zheng Jinfeng, Zhao Bao Jiang, and Kelly Wang, each of whom is an independent director. Kelly Wang is an “audit committee financial expert” as defined under Item 407(d) of Regulation S-K. The purpose of the audit committee is to represent and assist our board of directors in its general oversight of our accounting and financial reporting processes, audits of the financial statements and internal control and audit functions. The audit committee’s responsibilities include:

•
The appointment, replacement, compensation, and oversight of work of the independent auditor, including resolution of disagreements between management and the independent auditor regarding financial reporting, for the purpose of preparing or issuing an audit report or performing other audit, review or attest services.

•
Reviewing and discussing with management and the independent auditor various topics and events that may have significant financial impact on our company or that are the subject of discussions between management and the independent auditors.

Our Board of Directors does not maintain a separate nominating or compensation committee. Functions and duties customarily performed by such committees are performed by a majority of our independent directors in compliance with the requirements for listing on NASDAQ. Such responsibilities include:

•
The design, review, recommendation and approval of compensation arrangements for our directors, executive officers and key employees, and for the administration of any equity incentive plans, including the approval of grants under any such plans to our employees, consultants and directors.

•	The review and determination of compensation of our executive officers, including our Chief Executive Officer.

•
The selection of director nominees, the approval of director nominations to be presented for shareholder approval at our annual general meeting and filling of any vacancies on our board of directors, the consideration of any nominations of director candidates validly made by shareholders, and the review and consideration of developments in corporate governance practices.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of ethics, which applies to all our directors, officers and employees. Our code of ethics is intended to comply with the requirements of Item 406 of Regulation S-K. Our code of ethics is posted on our Internet website at www.caebuilding.com. We will provide our code of ethics in print without charge to any stockholder who makes a written request to: Chief Financial Officer, China Architectural Engineering, Inc., 105 Baishi Road, Jiuzhou West Avenue, Zhuhai 519070, People’s Republic of China. Any waivers of the application and any amendments to our code of ethics must be made by our board of directors. Any waivers of, and any amendments to, our code of ethics will be disclosed promptly on our Internet website.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our Chief Executive Officer, Chief Operating Officer and Chairman of the Board, Luo Ken Yi, determined the compensation for our current executive officers that was earned and paid in fiscal 2007 and 2006 and our Board of Directors approved the compensation.  Compensation for our current executive officers is determined with the goal of attracting and retaining high quality executive officers and encouraging them to work as effectively as possible on our behalf.  Key areas of corporate performance taken into account in setting compensation policies and decisions are growth of sales, cost control, profitability, and innovation.  The key factors may vary depending on which area of business a particular executive officer’s work is focused on.  Compensation is designed to reward executive officers for successfully meeting their individual functional objectives and for their contributions to our overall development.  For these reasons, the elements of compensation of our executive officers are salary and bonus.

Salary is paid to cover an appropriate level of living expenses for the executive officers and the bonus is paid to reward the executive officer for individual and company achievement. Accordingly, the amount of salary received by our executive officers has traditionally been lower than the amount of the bonus. For fiscal 2007, Luo Ken Yi, Ye Ning and Tang Nianzhong received a salary of $57,423, $49,220, and 49,220, respectively, as compared to $53,786, $46,102, and $38,418, respectively, for fiscal 2006.

With respect to the amount of a bonus, Luo Ken Yi evaluates our company’s achievements for the fiscal year based on performance factors and results of operations such as revenues generated, cost of revenues, net income, and whether we obtain significant contracts. Luo Ken Yi also conducts a monthly and annual evaluation of the achievement level of an executive based on individual performance measurements, such as contribution to the achievement of the company’s goals and individual performance metrics based on their positions and responsibilities. Bonuses are paid at the end of each fiscal year. For the fiscal 2007, Luo Ken Yi received a bonus of $nil, as compared to a bonus of $159,245 received for fiscal 2006. Each of Ye Ning and Tang Nianzhong received a bonus of $nil and $nil, as compared to bonuses of $72,354 and $79,402, respectively, for fiscal 2006. Since all three executives became shareholders of a public company, they decided not to accept any bonus in 2007.

We believe that the salaries paid to our executive officers during 2007, 2006, and 2005 are indicative of the objectives of our compensation program and reflect the fair value of the services provided to our company, as measured by the local market in China, Hong Kong, the United States and those other areas where our executive officers may work.  We determine market rate by conducting a comparison with the local geographic area averages and industry averages these countries.   Since we have become a publicly reporting company, we have no specific plans to provide raises.  Although no specific plans have yet been discussed, we may adopt such a plan to provide raises to our executive officers in the future.  Adopting higher compensation in the future may be based on the increased amount of responsibilities to be assumed by each of the executive officers as we expand our operations and continue as a publicly reporting company.

Executive compensation for 2008 will follow the same evaluation methods as were used for 2007. We may adjust our bonus evaluations upwards, but, in such case, we do not intend to increase it by more than 10%. That determination would likely be made towards the end of the fiscal year. We may also expand the scope of our compensation, such as the possibility of granting options to executive officers and tying compensation to predetermined performance goals.

Our board of directors does not currently have a compensation committee. We anticipate that our board of directors will establish a compensation committee in fiscal 2008 that will be comprised of non-employee members of our board of directors. Our current expectation is that the compensation committee of our board of directors will perform, at least annually, a strategic review of the compensation program for our executive officers to determine whether it provides adequate incentives and motivation to our executive officers and whether it adequately compensates our executive officers relative to comparable officers in other companies with which we compete for executives. Those companies may or may not be public companies or companies located in the PRC or even, in all cases, companies in a similar business. Until such time as a formal compensation program and committee is established, which we expect will occur in 2008, the independent directors of our board of directors will approve the structure. After the compensation committee is formed, it will determine the structure. Our board has established a compensation program for executive officers for 2008 that is designed to attract, as needed, individuals with the skills necessary for us achieve our business plan, to motivate those individuals, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above the levels that we expect.  For 2008, bonuses for executive officers will be based on company and individual performance factors, as described above, and will be based on a formula such that the amount of the bonus will be equal to the lower of a pre-determined dollar amount or a percentage of revenues and net income.

Summary Compensation Tables

The following table sets forth information concerning the compensation for the three fiscal years ended December 31, 2007, 2006, and 2005 of the principal executive officer, principal financial officer, in addition to our three most highly compensated officers whose annual compensation exceeded $100,000, and up to two additional individuals for whom disclosure would have been required but for the fact that the individual was not serving as an executive officer of the registrant at the end of the last fiscal year.

Name and Position	Year	Salary	Bonus	Total

Luo Ken Yi (1)	2007	$57,423	$-	$57,423
Chief Executive Officer, Chief Operating Officer	2006	53,786	159,245	213,031
and Chairman of the Board	2005	52,500	24,783	77,283

Wang Xin (2)	2007	$14,201	$-	$14,201
Chief Financial Officer	2006	11,679	8,743	20,422
	2005	11,301	6,196	17,497

Ye Ning	2007	$49,220	$-	$49,220
Vice President and Director	2006	46,102	72,354	118,456
	2005	22,305	9,193	31,498

Tang Nianzhong	2007	$49,220	$-	$49,220
Vice President, China Operations and Director	2006	38,418	79,402	117,820
	2005	22,305	12,392	34,697

(1)	Luo Ken Yi resigned as Chief Operating Officer in June 2008.
(2)
Wang Xin resigned as Chief Financial Officer was reassigned to be the Controller of our China operations in March 2008. She was appointed as interim Chief Financial Officer of the Company in June 2008.

Grants of Plan-Based Awards in 2007

There were no option grants in 2007.

Outstanding Equity Awards at 2007 Fiscal Year End

There were no option exercises or options outstanding in 2007.

Option Exercises and Stock Vested in Fiscal 2007

There were no option exercises or stock vested in 2007.

Employment Agreements

We have employment agreements with the following persons and terms:

•	Luo Ken Yi is paid $52,500 annually pursuant to a three-year agreement that expires on December 31, 2009;
•	Tang Nianzhong is paid $41,250 annually pursuant to a three-year agreement that expires on December 31, 2009;
•	Ye Ning is paid $41,250 annually pursuant to a five-year agreement that expires on December 31, 2009;
•	Li Guoxing is paid $37,500 annually pursuant to a three-year agreement that expires on January 1, 2009;
•	Bai Fei is paid $22,500 annually pursuant to a five-year agreement that expires on December 31, 2009;
•	Wang Zairong is paid $10,500 annually pursuant to a one-year agreement that expires on December 31, 2008; and
•	Feng Shu is paid $11,400 annually pursuant to a three-year agreement that expires on December 31, 2008.

Pursuant to each of the foregoing person’s employment agreement with us, we also agreed to pay for we may terminate the agreement if, among other things, the executive neglects his or her duties, violates our rules and regulations, is convicted of a criminal, or undergoes bankruptcy. In addition, none of the agreements provide for severance upon termination.

We entered into an employment agreement with Charles John Anderson on March 12, 2008. Mr. Anderson’s employment agreement has a term of five years and it will automatically renew for successive one-year periods thereafter unless either party provides 180-day prior written notice or unless terminated earlier in accordance with agreement. During the term of the Anderson Agreement, either party may terminate the agreement with 120-day prior written notice. According to the Anderson Agreement, Mr. Anderson will receive an annual base salary of $190,000, in addition to a commission that will be based on all cash received by the Company on all sales of our goods or services made pursuant to contracts originated primarily as the result of the efforts of Mr. Anderson during the term of the agreement (“Employee Sales”). Mr. Anderson will receive a cash payment equal to one-half percent (0.50%) of Employee Sales up to $20 million per annum. Mr. Anderson’s commission rate is adjusted to one-quarter percent (0.25%) for Employee Sales in excess of $20 million per annum. Mr. Anderson will receive his commission payments in three installments, as follows: (i) the first payment will be 50% of the total commissions for a contract and will be paid once we receive the first payment from the customer, provided that, however, the first payment on each contract cannot exceed a total of US$100,000; (ii) the second payment will be 80% of total commissions, on a cumulative basis, of a such contract, including any amounts paid in the first payment, and will be paid once we receive payment of at least 50% of the total payments due under the contract; and (iii) the third and final payment will be for the remaining 20% of the total commissions for the contract and will be paid once we receive the last payment from the customer.

Mr. Anderson will also receive each year a number of shares of our common stock that is equal to (i) twice the amount of Mr. Anderson’s total commissions on US sales for the year divided by (ii) the closing trading price of our common stock on December 31 on such year; provide that, however, the US sales for purposes of this calculation will be capped at $50 million. All shares received by Mr. Anderson will be subject to a twelve-month lock up restriction. Mr. Anderson will be eligible to receive an annual bonus at the sole discretion of the Chief Executive Officer and Board of Directors.

We also entered into an employment agreement with Xinyue Jasmine Geffner on March 12, 2008. Pursuant to her employment agreement, which was for a term of two years, Ms. Geffner was to be paid approximately $107,871 annually and was to be provided an annual housing allowance in the amount of HK$720,000, which is equal to approximately US$92,461, and an annual cash bonus of no less than HK$400,000, which is equal to approximately US$51,367. We also agreed to issue Ms. Geffner 70,000 shares as a signing bonus. Ms. Geffner entered into a separation agreement on June 10, 2008 with the Company (the “Separation Agreement”) in connection with her resignation as our Chief Financial Officer. Pursuant to the terms of the Separation Agreement, Ms. Geffner’s employment with the Company ceased on June 30, 2008. Pursuant to the Separation Agreement, we paid Ms. Geffner all unpaid and accrued salary allowance and housing allowance and issued Ms. Geffner 70,000 shares of our common stock. Ms. Geffner also received a separation payment totaling HK$1,440,000, to be paid in two equal installments on June 30, 2008 and September 30, 2008. The Separation Agreement also provides for the Company's provision of medical and life insurance to Ms. Geffner until March 2009, the cessation of Ms. Geffner’s entitlement to any benefits under any equity, stock, option scheme or similar provision in her employment agreement with the Company, reimbursement of US$15,000 in relocation expenses, and payment of tax, accounting, and legal expenses to Ms. Geffner of US$5,000.

Director Compensation

The following table shows information regarding the compensation earned during the fiscal year ended December 31, 2007 by our board of directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Zheng Jinfeng	10,000	-	-	-	-	-	10,000
Zhao Bao Jiang	10,000	-	-	-	-	-	10,000
Kelly Wang	10,000	-	-	-	-	-	10,000

We have a policy to pay our non-employee directors $20,000 per year as cash consideration for serving on the Board of Directors. We further agree to reimburse all reasonable travel and other expenses incurred for attendance at a board or committee meeting, and we agree to pay the fees and documented reimbursements within a reasonable time and in accordance with our current payment practices. Directors are also eligible to participate in our 2007 Equity Incentive Plan. To date, we have not granted any options to Directors, but may do so in the future.

2007 Equity Incentive Plan

We adopted the China Architectural Engineering, Inc. 2007 Equity Incentive Plan in July 2007. The equity incentive plan became effective upon adoption and will terminate upon the earliest of (i) the expiration of the 10-year period measured from the date we adopted the plan, (ii) the date on which all shares available under the plan have been issued as vested shares, or (iii) the termination of all outstanding options in connection with a change in our ownership or control. The equity incentive plan authorizes the issuance of options to purchase shares of common stock under the Option Grant Program and the grant of stock awards under the Stock Issuance Program. Under the Option Grant Program no option will have a term in excess of 10 years measured from the date the option is granted and no participant can receive more than 2,000,000 shares in any calendar year. Under the Stock Issuance Program, shares of our common stock may be issued through direct and immediate issuance without any intervening options grants.

Administration of the equity incentive plan is carried out by our Board of Directors or any committee of the Board of Directors to which the Board of Directors has delegated all or a portion of responsibility for the implementation, interpretation or administration of the equity incentive plan. Our employees, officers and directors (including employees, officers and directors of our affiliates) are eligible to participate in the equity incentive plan. The administrator of the equity incentive plan will select the participants who are granted stock options or stock awards and, consistent with the terms of the equity incentive plan, will establish the terms of each stock option or stock award. The maximum period in which a stock option may be exercised will be fixed by the administrator. Under the equity incentive plan, the maximum number of shares of common stock that may be subject to stock options or stock awards is 5,000,000. As of December 31, 2007, we have not granted any securities under the equity incentive plan.

Equity Compensation Plan Information

The following table sets forth certain information as of December 31, 2007 with respect to securities authorized for issuance as equity compensation.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders	—		$—	5,000,000	(1)
Equity compensation plans not approved by shareholders	50,000	(2)	$3.50	—

Total	50,000		$3.50	5,000,000

(1)	Represents shares available for grant under our China Architectural Engineering, Inc. 2007 Equity Incentive Plan in July 2007.

(2)	Represents warrants issued to an investor relations firm.

Indemnifications of Directors and Executive Officers and Limitations of Liability

Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to our company and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Delaware General Corporation Law. Our bylaws further provide that our Board of Directors has discretion to indemnify our officers and other employees. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the bylaws or otherwise. We are not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by our Board of Directors by a majority vote of a quorum of disinterested Board members that (i) the party seeking an advance acted in bad faith or deliberately breached his or her duty to us or our stockholders and (ii) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of our bylaws.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than the our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We may enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. We have not entered into any indemnification agreements with our directors or officers, but may choose to do so in the future. Such indemnification agreements may require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;

•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or

•	obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CITIC Capital Finance Limited

On April 15, 2008, we completed a financing transaction with ABN AMRO Bank N.V., London Branch (“ABN AMRO”), CITIC Allco Investments Limited (together with ABN AMRO, the “Subscribers,” and each a “Subscriber”), and CITIC Capital Finance Limited issuing (i) $20,000,000 12% Convertible Bonds due in 2011 and (ii) 300,000 warrants to purchase an aggregate of 300,000 shares of our common stock, subject to certain adjustments as set forth in the warrant instrument, that expire in 2013. The transaction was completed in accordance with a subscription agreement entered into by us, the Subscribers, and CITIC Capital Finance Limited, dated April 2, 2008 (the “Subscription Agreement”). Pursuant to the terms of the Subscription Agreement, we were required as a condition to the closing to appoint a director designated by CITIC Capital Finance Limited to our Board of Directors. The closing condition was waived by the parties to the financing transaction and we agreed to appoint such a director within three months from closing. On June 10, 2008, our Board of Directors appointed Miu Cheung to serve as a director of the Company pursuant to the Subscription Agreement.

Full Art International, Ltd.

Full Art International, Ltd. (“Full Art”) is our wholly-owned subsidiary and has interlocking executive and director positions with China Architectural Engineering, Inc.

October 2006 Share Exchange

On October 17, 2006, we completed the Share Exchange pursuant to the share exchange agreement entered into with Full Art and KGE Group, Limited, which was the sole shareholder of Full Art. At the closing, Full Art became our wholly-owned subsidiary and 100% of the issued and outstanding securities of Full Art were exchanged for shares of our common stock. An aggregate of 45,304,125 shares of our common stock were issued to KGE Group and its designees. KGE Group owns 33,122,554 shares, which is approximately 63.8% of our issued and outstanding stock. Luo Ken Yi, Ye Ning, and Tang Nianzhong are directors of KGE Group. In addition, Luo Ken Yi, Ye Ning and Tang Nianzhong own approximately 70%, 10% and 10% respectively, of KGE Group Limited’s issued and outstanding shares. In addition, KGE Holding Limited owns approximately 5% of the issued and outstanding shares of KGE Group Limited, of which is owned by Luo Ken Yi and his brother. Moreover, concurrent with the closing of the Share Exchange, our board appointed Luo Ken Yi as Chief Executive Officer and Chief Operating Officer, Wang Zairong as Chief Technology Officer and General Engineer, and Wang Xin as Chief Financial Officer. Luo Ken Yi, Tang Nianzhong, Ye Ning, Wang Zairong and Wang Xin are officers and/or directors of Full Art and Zhuhai, and were also appointed as our executive officers and/or directors upon closing of the Share Exchange.

WestPark Capital, Inc.

WestPark Capital, Inc. was the placement agent for the $3,713,400 equity financing conducted by us on the close of the Share Exchange. For its services as placement agent, WestPark received an aggregate fee of approximately $445,608, which consisted of a commission equal to 9.0% of the gross proceeds from the financing and a non-accountable fee of 3% of the gross proceeds. Richard Rappaport, our President and one of our controlling stockholders prior to the Share Exchange, indirectly holds a 100% interest in WestPark Capital, Inc., an NASD member. Anthony C. Pintsopoulos, an officer and director prior to the Share Exchange, is the Chief Financial Officer of WestPark Capital, Inc. Debbie Schwartzberg, one of our controlling stockholders prior to the Share Exchange, is a noteholder of the parent company of WestPark Capital, Inc.; her note entitles her to a 1.5% interest in the net profits of the parent company of WestPark Capital, Inc. Each of Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with us upon the closing of the Share Exchange.

WestPark also acted as the managing underwriter for our initial public offering. Upon the closing of the offering in September 2007, we issued to WestPark warrants to purchase up to 73,700 shares of our common stock. The warrants are exercisable at a per share exercise price of $4.20, subject to standard anti-dilution adjustments for stock splits and similar transactions, and will expire after five years. The holders of shares of common stock acquired upon exercise of the warrants have the right to include such shares in any future registration statements filed by us and to demand one registration for the shares. In addition, we agreed to indemnify the underwriters against some liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that the underwriters may be required to make in respect thereof. We paid WestPark a non-accountable expense allowance of $77,385 and an underwriters’ discount of $296,643.

Loans to and from Insiders

We have made loans to one of our officers. Advances from KGE Group Limited to us for the years ended December 31, 2007, 2006 and 2005 were $1,334,856, $1,735, and $420,556, respectively. Advances to Luo Ken Yi by us for the years ended December 31, 2007, 2006, and 2005 were $nil, $nil, and $nil, respectively. All amounts due by Mr. Luo were repaid prior to completion of the transactions contemplated by the Share Exchange Agreement. All of the advances were unsecured, interest free, and have no fixed repayment terms.

Policy for Approval of Related Party Transactions

Our policy is to have our Audit Committee review and pre-approve any related party transactions and other matters pertaining to the integrity of management, including potential conflicts of interest, or adherence to standards of business conduct as required by our policies.

BENEFICIAL OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or become exercisable within 60 days of September 1, 2008 are deemed outstanding even if they have not actually been exercised. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

The following table sets forth certain information with respect to beneficial ownership of our common stock based on 51,885,446 issued and outstanding shares of common stock, by:

•	Each person known to be the beneficial owner of 5% or more of the outstanding common stock of our company;

•	Each executive officer;

•	Each director; and

•	All of the executive officers and directors as a group.

The number of shares of our common stock outstanding as of September 1, 2008, excludes (i) 123,700 shares of our common stock issuable upon exercise of outstanding warrants, (ii) 6,006,749 shares of our common stock issuable upon the conversion of issued and outstanding bonds, subject to adjustment, (iii) 1,100,000 shares of our common stock issuable upon the exercise of the warrants issued in connection with our issuance of bonds, subject to adjustment, and (iv) 5,000,000 shares of common stock that may be issued and granted under our 2007 Equity Incentive Plan. Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable. Unless otherwise indicated, the address of each stockholder listed in the table is c/o China Architectural Engineering, Inc., 105 Baishi Road, Jiuzhou West Avenue, Zhuhai, 519070, People’s Republic of China.

Name and Address of Beneficial Owner	Title	Beneficially Owned		Percent of Class Beneficially Owned

Luo Ken Yi	Chief Executive Officer and Chairman of the Board	33,122,554	(1)	63.8%

Bai Fei	Vice General Manager of Marketing	—		—

Tang Nianzhong	Vice President, China Operations and Director	33,122,554	(1)	63.8%

Ye Ning	Vice President and Director	33,122,554	(1)	63.8%

Li Guoxing	Vice General Manager of Design	—		—

Wang Zairong	Chief Technology Officer	—		—

Feng Shu	Research and Development Supervisor	—		—

Wang Xin	Interim Chief Financial Officer	—		—

Charles John Anderson	President, U.S. Operations and Chief Operating Officer	—		—

Zheng Jinfeng	Director	—		—

Zhao Bao Jiang	Director	—		—

Kelly Wang	Director	—		—

Miu Cheung	Director	—		—

Officers and Directors as a Group (total of 13 persons)		33,122,554	(1)	63.8%

KGE Group Limited		33,122,554	(1)	63.8%

ABN AMRO Bank, N.V.		4,950,745	(2)	8.7%

(1)
Represents shares of common stock in our company held by KGE Group Limited, a Hong Kong corporation, of which Luo Ken Yi, Ye Ning and Tang Nianzhong are directors and may be deemed to have voting and investment control over the shares owned by KGE Group Limited. In addition, Luo Ken Yi, Ye Ning and Tang Nianzhong own approximately 70%, 10% and 10% respectively, of KGE Group Limited’s issued and outstanding shares. In addition, KGE Holding Limited owns approximately 5% of the issued and outstanding shares of KGE Group Limited, of which is owned by Luo Ken Yi and his brother. As a result, Tang Nianzhong may be deemed to be a beneficial owner of the shares held by KGE Group Limited. Each of the foregoing persons disclaims beneficial ownership of the shares held by KGE Group Limited except to the extent of his pecuniary interest.

(2)
Includes (i) 1,181,102 shares of common stock may be acquired upon conversion of the Bonds, which are convertible during the period (i) beginning on the earlier of (a) the date that a registration statement for the shares to be issued upon conversion of the Bonds is first declared effective by the United States Securities and Exchange Commission (the “SEC”) and (b) October 15, 2008 and (ii) ending at the close of business on April 8, 2011, subject to certain exceptions, and (ii) 112,500 shares of common stock that may be acquired upon exercise of the Bond Warrants, which became exercisable on April 15, 2008. Also includes 2,857,143 shares of common stock may be acquired upon conversion of the 2007 Bonds, which become convertible on September 28, 2008, and (ii) 800,000 shares of common stock that may be acquired upon exercise of the 2007 Bond Warrants which become exercisable on October 12, 2008. Graeme Booth and Alex Gardner have voting and investment control over the securities owned by this entity. The address of the stockholder is 250 Bishopsgate, London EC2M 4AA, United Kingdom.

SELLING SECURITY HOLDERS

On April 15, 2008, we completed a financing transaction with ABN AMRO Bank N.V., London Branch (“ABN AMRO”), CITIC Allco Investments Limited (together with ABN AMRO, the “Subscribers,” and each a “Subscriber”), and CITIC Capital Finance Limited issuing (i) $20,000,000 12% Convertible Bonds due in 2011 (the “Bonds”) and (ii) 300,000 warrants to purchase an aggregate of 300,000 shares of our common stock, subject to certain adjustments as set forth in the warrant instrument, that expire in 2013 (the “Bond Warrants”). Each Bond is convertible at the option of the holder at any time during the period (i) beginning on the earlier of (a) the date that a registration statement for the shares to be issued upon conversion of the Bonds is first declared effective by the United States Securities and Exchange Commission (the “SEC”) and (b) October 15, 2008 and (ii) ending at the close of business on April 8, 2011, subject to certain exceptions, into shares of our common stock at an initial conversion price equal to $6.35 per share, which is the product of 1.1 and the average closing price per share of our common stock for the period of 20 consecutive trading days immediately prior to April 15, 2008. The conversion price is subject to adjustment in certain events, including our issuance of additional shares of common stock or rights to purchase common stock at a per share or per share exercise or conversion price, respectively, at less than the applicable per share conversion price of the Bonds. We agreed to register the Bonds, the Bond Warrants and the shares of common stock underlying the Bonds and the Bond Warrants, 3,149,606 shares of common stock may be acquired upon conversion of the Bonds and 300,000 may be acquired upon exercise of the Bond Warrants, each subject to adjustment.

The selling security holders may from time to time offer for resale and sell (i) the Bonds, (ii) the Bond Warrants, and (iii) up to 3,449,606 shares of common stock, which includes 3,149,606 shares that may be acquired upon conversion of the Bonds and 300,000 shares that may be acquired upon exercise of the Bond Warrants, subject to adjustment.

When we refer to the “selling security holders” in this prospectus, we mean those persons listed in the table below or in any prospectus supplement, as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of the selling security holders’ interests. The selling security holders may resell the securities covered by this prospectus as provided under the section entitled “Plan of Distribution” and in any applicable prospectus supplement.

The following table sets forth information as of September 26, 2008, with respect to the selling security holders and the principal amounts of bonds beneficially owned by each selling security holder that may be offered under this prospectus. Information concerning the selling security holders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary. In addition, the conversion rate and, therefore, the number of shares of common stock issuable upon conversion of the bonds, is subject to adjustment under certain circumstances.

As of September 26, 2008, 51,885,446 shares of our common stock were outstanding. This number of shares of our common stock outstanding excludes (i) 123,700 shares of our common stock issuable upon exercise of outstanding warrants, (ii) 6,006,749 shares of our common stock issuable upon the conversion of issued and outstanding bonds, subject to adjustment, (iii) 1,100,000 shares of our common stock issuable upon the exercise of the warrants issued in connection with our issuance of bonds, subject to adjustment, and (iv) 5,000,000 shares of common stock that may be issued and granted under our 2007 Equity Incentive Plan.

Name of Selling Security Holder	Beneficial Ownership of Shares of Common Stock Prior to the Offering		Shares of Common Stock Being Offered		Principal Amount of Bonds Beneficially Owned Prior to the Offering		Bonds Being Offered	Number of Bond Warrants Being Offered
ABN AMRO Bank, N.V.	4,950,745	(1)	1,293,602	(1)	$17,500,000	(3)	$7,500,000	112,500
CITIC Allco Investments Ltd.	2,156,004	(2)	2,156,004	(2)	$12,500,000		$12,500,000	187,500

(1)
Includes of (i) 1,181,102 shares of common stock may be acquired upon conversion of the Bonds, which are convertible during the period (i) beginning on the earlier of (a) the date that a registration statement for the shares to be issued upon conversion of the Bonds is first declared effective by the United States Securities and Exchange Commission (the “SEC”) and (b) October 15, 2008 and (ii) ending at the close of business on April 8, 2011, subject to certain exceptions, and (ii) 112,500 shares of common stock that may be acquired upon exercise of the Bond Warrants, which became exercisable on April 15, 2008. Also includes 2,857,143 shares of common stock that may be acquired upon conversion of the 2007 Bonds, which become convertible on September 28, 2008, and (ii) 800,000 shares of common stock that may be acquired upon exercise of the 2007 Bond Warrants which become exercisable on October 12, 2008. Based on information provided to us by ABN AMRO, ABN AMRO is an affiliate of a broker-dealer and it acquired these securities in the ordinary course of business and that at the time of the acquisition of these securities, it had no agreements or understandings, directly or indirectly, with any person to distribute these securities. Graeme Booth and Alex Gardner have voting and investment control over the securities owned by this entity.

(2)
Consists of (i) 1,968,504 shares of common stock may be acquired upon conversion of the Bonds, which are convertible during the period (i) beginning on the earlier of (a) the date that a registration statement for the shares to be issued upon conversion of the Bonds is first declared effective by the SEC and (b) October 15, 2008 and (ii) ending at the close of business on April 8, 2011, subject to certain exceptions, and (ii) 187,500 shares of common stock that may be acquired upon exercise of the Bond Warrants. Zhang Yichen, Miu Cheung, David Coe, as members of the investment committee, have voting and investment control over the securities owned by this entity. Pursuant to the terms of the Subscription Agreement, we were required to appoint a director designated by CITIC Capital Finance Limited to our Board of Directors. On June 10, 2008, our Board of Directors appointed Miu Cheung to serve as a director of the Company pursuant to the Subscription Agreement.

(3)	Includes the 2007 Bonds that that have a principal amount of $10 million.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 100,000,000 shares of common stock, $0.001 par value per share, of which 51,885,446 shares are issued and outstanding as of the date hereof. Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders.

Holders of our common stock:

(i)	have equal ratable rights to dividends from funds legally available therefore, if declared by the our Board of Directors;

(ii)	are entitled to share ratably in all our assets available for distribution to holders of common stock upon our liquidation, dissolution or winding up;

(iii)	do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions; and

(iv)	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of our stockholders.

The holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than fifty percent (50%) of outstanding shares voting for the election of directors can elect all of our directors if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of the our directors.

Preferred Stock

We may issue up to 10,000,000 shares of our preferred stock, par value $0.001 per share, from time to time in one or more series. Immediately after the Share Exchange, no shares of preferred stock have been issued. Our Board of Directors, without further approval of the our stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series. Issuances of shares of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock and prior series of preferred stock then outstanding.

Warrants

In connection with the Bond offering completed in April 2007, we issued three-year warrants (the “2007 Bond Warrants”) to purchase 800,000 shares of our common stock subject to the terms of a warrant instrument entered into by and between us and ABN AMRO and a warrant agency agreement entered into by and among us, The Bank of New York and The Bank of New York, London Branch, both dated April 12, 2007. We registered the 2007 Bond Warrants and the shares of common stock underlying the 2007 Bond Warrants. The 2007 Bond Warrants and the shares of common stock underlying the 2007 Bond Warrants are covered by an effective registration statement and the related prospectus. In connection with the Bond offering completed in April 2008, we issued five-year warrants (the “Bond Warrants”) to purchase 300,000 shares of our common stock that are exercisable at $6.35 per share, subject to adjustment. The Bond Warrants and the shares of common stock underlying the Bond Warrants are covered by this prospectus. Other outstanding warrants consist of warrants to purchase 73,700 at $4.20 per share and warrants to purchase 100,000 shares at $3.50 per share.

Convertible Bonds

On April 12, 2007, we issued the 2007 Bonds. The 2007 Bonds are convertible at the option of the holder at any time on and after September 28, 2008 into shares of our common stock at an initial conversion price of $3.50, the price per share at which shares were sold in our initial public offering of our common stock on AMEX. The conversion price is subject to adjustment in certain events, including our issuance of additional shares of common stock or rights to purchase common stock at a per share or per share exercise or conversion price, respectively, at less than the applicable per share conversion price of the 2007 Bonds. If for the period of 20 consecutive trading days immediately prior to April 12, 2009 or February 18, 2012, the conversion price for the 2007 Bonds is higher than the average closing price for the shares, then the conversion price will be reset to such average closing price; provided that, the conversion price will not be reset lower than 70% of the then existing conversion price. In addition, pursuant to the Amended and Restated Trust Deed, the conversion price will only be adjusted to an amount not less than $0.25 per share (as adjusted for stock splits, stock dividends, spin-offs, rights offerings, recapitalizations and similar events) except in certain circumstances.

On April 15, 2008, we issued the Bonds. Each Bond is convertible at the option of the holder at any time during the period (i) beginning on the earlier of (a) the date that a registration statement for the shares to be issued upon conversion of the Bonds is first declared effective by the United States Securities and Exchange Commission (the “SEC”) and (b) October 15, 2008 and (ii) ending at the close of business on April 8, 2011, subject to certain exceptions, into shares of our common stock at an initial conversion price equal to $6.35 per share, which is the product of (i) 1.1 and (ii) the average closing price per share of our common stock for the period of 20 consecutive trading days immediately prior to April 15, 2008. The conversion price is subject to adjustment in certain events, including our issuance of additional shares of common stock or rights to purchase common stock at a per share or per share exercise or conversion price, respectively, at less than the applicable per share conversion price of the Bonds.

Market Price of Our Common Stock

Our common stock is currently listed for trading on the NASDAQ Global Select Market under the ticker symbol “CAEI.” Prior to June 10, 2008, our common stock was listed for trading on AMEX under the ticket symbol “RCH.” The price of our common stock will likely fluctuate in the future. The stock market in general has experienced extreme stock price fluctuations in the past few years. In some cases, these fluctuations have been unrelated to the operating performance of the affected companies. Many companies have experienced dramatic volatility in the market prices of their common stock. We believe that a number of factors, both within and outside our control, could cause the price of our common stock to fluctuate, perhaps substantially. Factors such as the following could have a significant adverse impact on the market price of our common stock:

•	Our ability to obtain additional financing and, if available, the terms and conditions of the financing;

•	Our financial position and results of operations;

•	Concern as to, or other evidence of, the reliability and efficiency of our proposed products and services or our competitors’ products and services;

•	Announcements of innovations or new products or services by us or our competitors;

•	U.S. federal and state governmental regulatory actions and the impact of such requirements on our business;

•	The development of litigation against us;

•	Period-to-period fluctuations in our operating results;

•	Changes in estimates of our performance by any securities analysts;

•	The issuance of new equity securities pursuant to a future offering or acquisition;

•	Changes in interest rates;

•	Competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	Investor perceptions of our company; and

•	General economic and other national conditions.

Delaware Anti-Takeover Law and Charter Bylaws Provisions

We are subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

•	prior to such date, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control of our, including changes a stockholder might consider favorable. In particular, our certificate of incorporation and bylaws, as applicable, among other things, will:

•	provide our board of directors with the ability to alter our bylaws without stockholder approval;

•	provide for an advance notice procedure with regard to the nomination of candidates for election as directors and with regard to business to be brought before a meeting of stockholders;

•	provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum.

Such provisions may have the effect of discouraging a third-party from acquiring our company, even if doing so would be beneficial to its stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Transfer Agent

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Listing

Our shares of common stock are currently listed for trading on the NASDAQ Global Select Market under the ticker symbol “CAEI.” Prior to June 10, 2008, our common stock was listed for trading on AMEX under the ticket symbol “RCH.”

DESCRIPTION OF THE BONDS

On April 15, 2008, we completed a financing transaction with ABN AMRO Bank N.V., London Branch (“ABN AMRO”), CITIC Allco Investments Limited (together with ABN AMRO, the “Subscribers,” and each a “Subscriber”), and CITIC Capital Finance Limited issuing $20,000,000 of 12% Convertible Bonds due in 2011 (the “Bonds”). The Bonds were issued pursuant to, and are subject to the terms and conditions of, a trust deed, between us and The Bank of New York, London Branch, dated April 15, 2008, as amended on September 17, 2008 to conform with certain provisions of the Trust Indenture Act of 1939 (the “2008 Trust Deed”), and are represented by the global certificate in the form as set forth in the 2008 Trust Deed. The Bonds are also subject to a paying and conversion agency agreement dated April 15, 2008, as amended on September 29, 2008, between us, The Bank of New York, and The Bank of New York, London Branch (the “Agency Agreement”). The Bank of New York, London Branch (“Principal Agent”) will act as the principal agent under the 2008 Trust Deed and The Bank of New York will act as the registrar.

We are summarizing the material provisions of the Bonds and the 2008 Trust Deed. You should refer to the specific terms of the 2008 Trust Deed, and the terms and conditions of the Bonds contained therein, for a complete statement of the terms of the Bonds. When we use capitalized terms that we do not define here, those terms have the meanings given in the 2008 Trust Deed. Unless otherwise indicated, when we use references to Sections or defined terms, we mean Sections or defined terms in the 2008 Trust Deed. The following summary is qualified by reference to the applicable provisions of the 2008 Trust Deed, which we filed as an exhibit to the registration statement of which this prospectus is a part which is incorporated by reference herein.

General

The Bonds were subscribed at a price equal to 100% of their principal amount. The Company agreed to pay to the Subscribers an aggregate commission of 2.5% of the principal amount of the Bonds and of the aggregate warrant price for the Bond Warrants. The terms and conditions of the Bonds, as set forth in the 2008 Trust Deed include, among other things, the following terms:

•	Interest Rate. The Bonds bear cash interest from April 15, 2008 at the rate of 12% per annum of the principal amount of the Bonds.

•
Conversion. Each Bond is convertible at the option of the holder at any time during the period (i) beginning on the earlier of (a) the date that a registration statement for the shares to be issued upon conversion of the Bonds is first declared effective by the United States Securities and Exchange Commission (the “SEC”) and (b) October 15, 2008 and (ii) ending at the close of business on April 8, 2011, subject to certain exceptions, into shares of our common stock at an initial conversion price equal to $6.35 per share, which is the product of 1.1 and the average closing price per share of our common stock for the period of 20 consecutive trading days immediately prior to April 15, 2008. The conversion price is subject to adjustment in certain events, including our issuance of additional shares of common stock or rights to purchase common stock at a per share or per share exercise or conversion price, respectively, at less than the applicable per share conversion price of the Bonds. The 2008 Trust Deed provides that the conversion price of the Bonds cannot be adjusted to lower than $0.25 per share of common stock (as adjusted for stock splits, stock dividends, spin-offs, rights offerings, recapitalizations and similar events).

•
Mandatory Redemptions. Interest is payable semi-annually in arrears on April 15 and October 15 of each year (each an “Interest Payment Date”) commencing October 15, 2008. On any Interest Payment Date on or after April 15, 2010, the holders of the Bonds can require us to redeem the Bonds at 116.61% of the principal amount of the Bonds redeemed, plus all accrued but unpaid interest. We are required to redeem any outstanding Bonds at 116.61% of its principal amount on April 15, 2011.

The 2008 Trust Deed incorporates and/or references sections of the Trust Indenture Act of 1939 (“TIA”) and provides that if any provision of the 2008 Trust Deed limits, qualifies or conflicts with the duties imposed by certain specified provisions of the TIA, the duties imposed by the TIA will control. In addition, the 2008 Trust Deed provides that, among other things:

•
Bondholders may communicate pursuant to TIA Section 312(b) with other Bondholders with respect to their rights under the 2008 Trust Deed or the Bonds and we, the trustee, and anyone else shall have the protection of TIA Section 312(c).

•
For so long as any Bonds are outstanding, we will furnish to the Bondholders or cause the trustee to furnish to the Bondholders, within the time periods specified in the SEC’s rules and regulations, all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K and all current reports that would be required to be filed with the SEC on Form 8-K.

•	The trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, with limited exceptions.

•
Bondholders of a majority in aggregate principal amount of the then outstanding Bonds may direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee or exercising any trust or power conferred on it, except that the trustee may refuse to follow any direction that conflicts with law or the 2008 Trust Deed that the trustee determines may be unduly prejudicial to the rights of other Bondholders or that may involve the trustee in personal liability.

Ranking

The Bonds constitute direct, unsubordinated, unconditional and, unsecured obligations of us and will at all times rank pari passu and without any preference or priority among themselves and our payment obligations under the Bonds will rank at least equally with all of our other present and future unsecured and unsubordinated obligations, (other than any obligations preferred by mandatory provisions of applicable law). If we create any secure obligation in any debentures, loan stock, bonds, notes, bearer participation certificates, depository receipts, certificates of deposit or other similar securities for the purpose of raising money which are, or are issued with the intention that they will be listed in any securities market, we must also secure the Bonds in substantially identical terms.

Title and Transfer

Title to the Bonds passes only by transfer and registration in the register of Bondholders. The holder of any Bond will (except as otherwise required by law) be treated as its absolute owner for all purposes (whether or not it is overdue and regardless of any notice of ownership, trust or any interest in it or any writing on, or the theft or loss of, the Bond certificate issued in respect of it) and no person will be liable for so treating the holder. Bondholder and (in relation to a Bond) holder mean the person in whose name a Bond is registered.

A Bond may be transferred by delivery of the certificate issued in respect of that Bond, with the form of transfer on the back duly completed and signed by the holder or his attorney duly authorized in writing, to the specified office of the registrar or any of the agents appointed under the 2008 Trust Deed. No transfer of a Bond will be valid unless and until entered on the register of Bondholders. All transfers of Bonds and entries on the register of Bondholders will be made subject to the detailed regulations concerning transfer of Bonds scheduled to the Agency Agreement. The regulations may be changed by us, but only with the prior written approval of the trustee and the registrar as identified in the 2008 Trust Deed. A copy of the current regulations will be mailed (free of charge) by the registrar to any Bondholder upon request.

Conversion

Conversion Period

Bondholders have the right to convert their Bonds into shares of our common stock at any time during the conversion period, which is described below. Any Bond may be converted, at the option of the holder, at any time during the period (i) beginning on the earlier of (a) the date that a registration statement for the shares to be issued upon conversion of the Bonds is first declared effective by the SEC and (b) October 15, 2008 and (ii) ending at the close of business on April 8, 2011, subject to certain exceptions.

The number of shares of our common stock to be issued upon conversion of a Bond will be determined by dividing the principal amount of the Bond to be converted by the conversion price in effect at the conversion date, both as defined in the 2008 Trust Deed, and as discussed below. Conversion of a Bond may only be exercised in respect of one or more Bonds. If more than one Bond held by the same holder is converted at any one time by the same holder, the number of shares of our commons stock to be issued upon such conversion will be calculated on the basis of the aggregate principal amount of Bonds to be converted.

Fractions of shares of our common stock will not be issued on conversion and no cash adjustments will be made for such conversions. Notwithstanding the foregoing, in the event of a consolidation or re-classification of the shares of our common stock by operation of law or otherwise occurring after April 15, 2008 which reduces the number of shares of common stock outstanding, we will upon conversion of Bonds pay in cash (in US dollars by means of a US dollar check drawn on a bank in New York or a wire transfer of same day funds) a sum equal to such portion of the principal amount of the Bond or Bonds evidenced by the certificate deposited in connection with the exercise of conversion rights, for any fraction of a share of common stock not issued as a result of such consolidation or re-classification aforesaid if such sum exceeds $10.00.

Conversion Price

The price at which shares of our common stock will be issued upon conversion will initially be $6.35 per share, which is the product of (i) 1.1 and (ii) the average closing price per share of our common stock for the period of 20 consecutive trading days immediately prior to April 15, 2008.

Adjustments to Conversion Price

The conversion price of the Bonds is subject to adjustment upon the occurrence of certain events, including:

•	The alteration of the nominal value of shares of our common stock as a result of consolidation, subdivision or reclassification;
•
If we issue any shares of our common stock credited as fully paid to our shareholders by capitalization of profits or reserves including, shares paid up out of distributable profits or reserves and/or share premium account issued;

•
A capital distribution to our shareholders. The adjustment to the conversion price upon a capital distribution will become effective on the date of the capital distribution is actually made and when the capital distribution is by means of a cash dividend, it will be fully taken into account in the fair market value of the portion of the capital distribution attributable to one share;

•
If we issue shares of our common stock to all or substantially all of our shareholders at less than the current market price per share on the last trading day preceding the date of the announcement or issue of the grant; and

•
If we issue shares of our common stock at less than the conversion price in effect at the time of such issuance, the conversion price will be reduced concurrently with the issuance to a price equal to the consideration per share for which such shares were issued.

Redemption

Unless previously redeemed, converted or purchased and cancelled, we are required to redeem any outstanding Bonds at 116.61% of its principal amount on April 15, 2011 (the “Maturity Date”).

Redemption at Our Option

At any time prior to April 15, 2011, we may, having given not less than 20 nor more than 60 days’ notice to the Bondholders, the Trustee and the Principal Agent, which notice will be irrevocable, redeem all and not some only of the Bonds at a redemption price equal to the early redemption amount, plus all accrued but unpaid interest, on the redemption date. The early redemption amount of a Bond is determined so that it represents for the Bondholder the higher of (i) the Minimum Return on Investment, defined as a payment to each Bondholder equal to the product of (x) the aggregate principal amount of Bonds held by such Bondholder and (y) 1.35 (which equates to a payment of US$1,350 for each US$1,000 principal amount of the Bonds), and (ii) the Minimum Gross Yield Amount, defined as an amount representing repayment of principal plus a gross yield of nineteen percent (19%) per annum, calculated by us on a semi-annual basis.

Redemption for Taxation Reasons

At any time, we may, having given not less than 30 nor more than 60 days’ notice to the Bondholders, redeem all, but not some only, of the Bonds at a redemption price equal to the early redemption amount on the redemption date if (i) we have or will become obliged to pay additional amounts for any present or future taxes, duties, assessments or governmental charges, as a result of a change in, or amendment to, the laws of the United States, the PRC or England, and (ii) the obligation to pay additional amounts cannot be avoided provided that we do not give notice of redemption earlier than 90 days prior to the earliest date on which we would be obliged to pay such additional amounts were a payment in respect of the Bonds then due.

Redemption at the Option of the Bondholder:

Interest is payable semi-annually in arrears on April 15 and October 15 of each year (each an “Interest Payment Date”) commencing October 15, 2008. On any Interest Payment Date on or after April 15, 2010, the holders of the Bonds can require us to redeem the Bonds at 116.61% of the principal amount of the Bonds redeemed, plus all accrued but unpaid interest. We are required to redeem any outstanding Bonds at 116.61% of its principal amount on April 15, 2011. There can be no guarantee that we will have sufficient financial resources or be able to arrange financing to redeem the Bonds.

Redemption for Non-Listing or a Change in Control

If our common stock ceases to be listed on NASDAQ, AMEX, or the New York Stock Exchange, or if the trading of our common stock is suspended for 20 or more consecutive trading days temporarily or otherwise on such exchange or there is a change of control, as defined in the 2008 Trust Deed, of our company, each Bondholder will have the right to require us, within 60 days following the date on which the Bondholder has been given notice of non-listing or a change of control, to redeem all or some of that holder’s Bonds. There can be no guarantee that we will have sufficient financial resources or be able to arrange financing to redeem the Bonds.

Purchase and Cancellation

We may at any time and from time to time purchase Bonds at any price in the open market or otherwise. All Bonds which are redeemed, converted or purchased by us, will be cancelled. Certificates in respect of all Bonds cancelled will be forwarded to or to the order of the registrar and such Bonds may not be reissued or resold.

Defaults and Remedies

The Trustee, in its sole discretion may, and if so requested in writing by the holders of not less than 25% in principal amount of the Bonds then outstanding or if so directed by an extraordinary resolution, give notice to us that the Bonds are immediately due and repayable at an early redemption amount if:

•	a default is made in the payment of any principal or early redemption amount due in respect of the Bonds;

•	any failure by us to deliver the shares of our common stock as and when the shares are required to be delivered following conversion of Bonds and such failure continues for seven days;

•
we do not perform or comply with one or more of our other obligations in the Bonds or the 2008 Trust Deed which default is incapable of remedy or, if in the opinion of the trustee capable of remedy, is not in the opinion of the trustee remedied within 21 days after written notice by the trustee of such default is delivered to us;

•
(a) we or any of our subsidiaries are or could be deemed by law or a court to be insolvent or bankrupt or unable to pay our debts, (b) we or any of our subsidiaries stop, suspend or threaten to stop or suspend payment of all or a material part of our debts, (c) we or any of our subsidiaries propose or make any agreement to defer, reschedule or readjust all of our debts, (d) we or any of our subsidiaries propose or make a general assignment or an arrangement or composition with or for the benefit of our creditors for any of such debts, (e) a moratorium is agreed or declared in respect of or affecting all or any part of the debts of us or any of our subsidiaries, or (f) an administrator or liquidator or the whole or any material part of the assets and turnover of us or any of our subsidiaries is appointed;

•
(a) any of present or future indebtedness or us or any of our subsidiaries becomes, or becomes capable of being declared, due and payable prior to its stated maturity by reason of any actual or potential default, event of default or the like, or (b) any such indebtedness is not paid when due or, as the case may be, within any applicable grace period, or (c) we or any of our subsidiaries fail to pay when due any amount payable under any present or future guarantee for, or indemnity in respect of, any moneys borrowed or raised, provided that the aggregate amount of the relevant indebtedness, guarantees and indemnities in respect of which one or more of the events mentioned above in (a), (b), or (c) equals or exceeds $5,000,000;

•	a distress, attachment, execution, seizure before judgment or other legal process is levied, enforced or sued out on or against any of the property or assets of us or any of our subsidiaries;

•
an order is made or an effective resolution passed for the winding-up or dissolution, judicial management or administration of us or any of our subsidiaries (except for a members’ voluntary solvent winding-up), or we or any of our subsidiaries cease or threaten to cease to carry on all or substantially all of our business or operations and except for the purpose of and followed by a reconstruction, amalgamation, reorganization, merger or consolidation (a) on terms approved by an extraordinary resolution, or (b) in the case of any subsidiary, whereby the undertaking and assets of such subsidiary are transferred to or otherwise vested in us or any of our subsidiaries;

•
a lien holder or other holder of an encumbrance takes possession or an administrative or other receiver, manager, or administrator is appointed of the whole or any material part of the property, assets or turnover of us or any of our subsidiaries and is not discharged within 30 days;

•
any step is taken by any person with a view to the seizure, compulsory acquisition, expropriation or nationalization of all or a material part of the assets of us or any of our subsidiaries; or (b) we or any of our subsidiaries are prevented from exercising normal control over all or any substantial part of our property, assets or turnover;

•
any action or condition (including obtaining or effecting of any necessary consent, approval, authorization, exemption, filing, license, order, recording or registration) at any time required to be taken or fulfilled in order (a) to enable us to lawfully enter into, exercise our rights and perform and comply with our obligations under the Bonds and the 2008 Trust Deed, (b) to ensure that those obligations are legally binding and enforceable and (c) to make the Bonds and the 2008 Trust Deed admissible in evidence in the courts of the United States or the PRC is not taken, fulfilled or done;

•	it is or will become unlawful for us to perform or comply with our obligations under any of the Bonds or the 2008 Trust Deed;

•	the conversion price is affected by any limitation to an adjustment to the conversion set forth in the relevant sections of the 2008 Trust Deed;

•
at any time during the Conversion Period, the shares issuable upon conversion of the Bonds and the exercise of the Bonds Warrants are not listed on the NASDAQ, AMEX or an alternative national stock exchange;

•
(a) Mr. Ken Yi Luo ceases to beneficially own at least 50% of the outstanding common stock of KGE Group Limited (“KGE Group”) or (b) KGE Group ceases to own at least 45% of the outstanding common stock of the Company or (c) KGE Group ceases to beneficially own more outstanding common stock of the Company than any other shareholder; or

•	any event occurs which under the laws of any relevant jurisdiction has an analogous effect to any of the events referred to in any of the foregoing paragraphs.

Modification and Waiver

The 2008 Trust Deed permits the Trustee, without the consent of the Bondholders, to agree to (i) a modification to, or waiver of any breach of, the Bonds, the Agency Agreement or the 2008 Trust Deed, if in the opinion of the Trustee it is not materially prejudicial to the interests of the Bondholders or (ii) any modification to the Bonds or the 2008 Trust Deed, which, in the Trustee’s opinion, is of a formal, minor, or technical nature or to correct a manifest or proven error to comply with the mandatory provisions of law.

Governing Law

The 2008 Trust Deed and the Bonds are governed by English law.

Termination of the 2008 Trust Deed

The 2008 Trust Deed will terminate when none of the Bonds remains outstanding.

DESCRIPTION OF THE BOND WARRANTS

On April 15, 2008, we completed a financing transaction under Regulation S with the Subscribers and CITIC Capital Finance Ltd. issuing 300,000 warrants to purchase an aggregate of 300,000 shares of our common stock expiring 2013, subject to adjustment (the “Bond Warrants”). The warrant instrument between us and the Subscribers is dated April 15, 2008 (the “Warrant Instrument”). The Bond Warrants are subject to the terms of a warrant agency agreement by and among us, The Bank of New York (the “Registrar”) and The Bank of New York, London Branch (the “Agent”), dated April 15, 2008 (the “Warrant Agency Agreement”). The following is a summary of the material provisions of the Bond Warrants.

General

The Bond Warrants are in registered form and represented by a global certificate. Pursuant to the terms and conditions of the Warrant Instrument and the Warrant Agency Agreement, the Bond Warrants became exercisable on April 15, 2008 and will terminate on April 15, 2013. On April, 15, 2008, we also entered into a registration rights agreement with the Subscribers pursuant to which we agreed to register the Bonds, the Bond Warrants, and the shares of common stock underlying the Bonds and Bond Warrants (the “Registrable Securities”). We agreed to prepare and file with the SEC, no later than 30 days after April 15, 2008, a registration statement on Form S-1, of which this prospectus is a part, to register the Registrable Securities (the “Registration Statement”) and, as promptly as possible, cause that Registration Statement, as amended, to become effective and in any event within six months after April 15, 2008. We initially filed the Registration Statement on May 12, 2008. In addition, we agreed to list all the Registrable Securities covered by the Registration Statement on each securities exchange on which similar securities issued by us are then listed.

Shares of our common stock issuable upon the exercise of the Bond Warrants will:

•	rank pari passu in all respects from the effective date of issue with the shares of our common stock then in issue;

•	be entitled to all dividends and distributions paid on any date or by reference to any date on or after the exercise date;

•	otherwise have the rights and privileges of shareholder as prescribed in our Certificate of Incorporation.

No fraction of a Warrant Share will be issued on the exercise of a Bond Warrant but, if more than one Bond Warrant is exercised at the same time by the same holder, then, for the purpose of determining the number of the Warrant Shares to be issued upon exercise and whether any fraction of a Warrant Share arises, the number of shares arising on the exercise of each Bond Warrant will be aggregated.

Exercise

Shares of our common stock can be issued upon the exercise of the Bond Warrants at an initial exercise price per share of $6.35, subject to adjustment in certain events, at any time from April 15, 2008 until April 15, 2013.

Adjustments

The number of shares of common stock issuable upon the exercise of the Bond Warrants and the subscription price are subject to adjustment for any stock split or subdivision, reclassification, or reorganization of the common stock.

Transfer

We will ensure that a register is kept at the specified office of the Registrar as identified in the Warrant Instrument. Bond Warrants may, subject to the terms of the Warrant Instrument and the Warrant Agency Agreement, be transferred in whole or in part in an authorized denomination by submitting the relevant Bond Warrant certificate at the specified office of the Registrar or Agent as indicated in the Warrant Instrument.

Winding up

We will notify and invite as soon as reasonably practicable all Bond Warrant holders to attend any of our general shareholders’ meeting having on our agenda the possible voluntary winding up or dissolution of our company by operation of law. In the event of our winding up or dissolution, each holder of a Bond Warrant will be deemed to have exercised all his or her Bond Warrants and will be treated as a holder of Warrant Shares equal to the maximum number of shares issuable under his or her Bond Warrants. Each Bond Warrant holder will receive out of the proceeds of our share capital resulting from winding up or dissolution, in addition to any liquidation surplus to which the holder is entitled to as the holder of those Warrant shares. Subject to compliance with these conditions, the Bond Warrants will lapse upon our liquidation.

Reservation of Shares

While the Bond Warrants are outstanding, we will keep available for issue, and free from pre-emptive rights, out of our authorized but unissued share capital the number of shares of common stock that are issuable upon the exercise of all outstanding Bond Warrants. We will also ensure that our directors have all necessary authorizations to allot such common shares at any time.

MATERIAL UNITED STATES FEDERAL INCOME TAX
CONSEQUENCES FOR HOLDERS OF BONDS AND BOND WARRANTS

The following discussion of the material United States federal income tax matters addressed herein is the opinion of K&L Gates LLP.

The following is a summary of certain material U.S. federal income tax consequences relating to the purchase, ownership and disposition of the Bonds, the Bond Warrants and common stock underlying the Bonds and the Bond Warrants, but is not a complete analysis of all the potential tax consequences relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service, which we refer to as “IRS”, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary is limited to holders who purchase Bonds or Bond Warrants for cash and who hold the Bonds, the Bond Warrants and the common stock underlying the Bonds and the Bond Warrants as capital assets. This summary also does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction. In addition, this summary does not address tax consequences applicable to a holder’s particular circumstances or to holders that may be subject to special tax rules, including, without limitation:

•	partnerships or other pass-through entities or investors in such entities;

•	banks, insurance companies or other financial institutions;

•	persons subject to the U.S. federal estate, gift or alternative minimum tax arising from the purchase, ownership or disposition of the notes;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	certain former citizens or long-term residents of the United States;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons who hold the Bonds, Bond Warrants or the common stock underlying the Bonds and the Bond Warrants in connection with a straddle, hedging, conversion or other risk reduction transaction; or

•	persons deemed to sell the Bonds, Bond Warrants or the common stock underlying the Bonds and the Bond Warrants under the constructive sale provisions of the Code.

If a holder is an entity treated as a partnership for U.S. federal income tax purposes, the tax treatment of each partner of such partnership will depend upon the status of the partner and the activities of the partnership. A holder that is a partnership, and partners in such partnerships, should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of the Bonds, the Bond Warrants and common stock.

INVESTORS CONSIDERING THE PURCHASE OF THE BONDS OR THE BOND WARRANTS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Consequences to U.S. Holders

The following is a summary of certain material U.S. federal income tax consequences that will apply to you if you are a U.S. holder of the Bonds, the Bond Warrants or our common stock. Certain consequences to “non-U.S. holders” of the Bonds, the Bond Warrants or common stock are described under “—Consequences to Non-U.S. Holders” below. As used herein, the term “U.S. holder” means a beneficial owner of a Bond, a Bond Warrant or common stock who or that is:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if (1) the administration of the trust is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Payments of Interest

Qualified stated interest on the Bonds will be taxable to you as ordinary income at the time it is accrued or received in accordance with your method of accounting for U.S. federal income tax purposes.

Original Issue Discount

In accordance with Sections 1271 through 1275 of the Code and the Treasury regulations thereunder, the Bonds will bear “original issue discount” if its “stated redemption price at maturity” exceeds its “issue price” by more than a de minimis amount. For U.S. federal income tax purposes, the Bonds and the Bond Warrants were treated as an investment unit upon initial issuance. The “issue price” of the investment unit is the first price at which we sold a substantial portion of the investment units, disregarding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. The issue price of a Bond is determined by allocating the issue price of an investment unit between the Bond and the Bond Warrant based on their relative fair market values. Our allocation of the issue price is binding on a U.S. holder of the Bonds and the Bond Warrants, unless the holder explicitly discloses on a statement attached to its federal income tax return for the year in which it acquires the Bonds or the Bond Warrants that it has made a different determination. Our allocation is not binding on the IRS, however, and the IRS may challenge such allocation. If the IRS successfully asserts that the issue price of a Bond is less than the amount allocated by us, a greater amount of original issue discount will accrue on the Bonds.

The stated redemption price at maturity of a Bond includes all amounts payable other than “qualified stated interest” (i.e., payments that are unconditionally required to be paid at least annually at the lowest single fixed rate over the term of the Bonds). Because the Bonds were issued as part of an investment unit and we are required to redeem any outstanding Bonds at 116.61% of their principal amount on April 15, 2011, the stated redemption price at maturity of a Bond exceeds its issue price, as determined above, and the Bonds were issued with original issue discount.

Each U.S. holder of a Bond must include original issue discount in income as ordinary interest income for U.S. federal income tax purposes as it accrues in advance of the receipt of cash payments attributable to such income, regardless of such holder’s regular method of tax accounting. As a result, a U.S. holder will be required to include original issue discount in income prior to the receipt of cash with respect thereto. The original issue discount will accrue daily in accordance with a constant yield method based on a compounding of interest. The original issue discount allocable to any accrual period will be equal to the product of the adjusted issue price of the Bonds as of the beginning of such period and the yield to maturity of the Bonds. The adjusted issue price of the Bonds as of the beginning of any accrual period will equal its issue price, increased by the amount of original issue discount previously included in the gross income of the applicable U.S. holder, and decreased by the amount of any payment made on the Bonds other than payments of qualified stated interest. If you purchase a Bond for an amount that is greater than its adjusted issue price but equal to or less its stated redemption price at maturity, you will be considered to have purchased that Bond at an "acquisition premium" equal to the amount of such excess, and the amount of original issue discount that you must include as ordinary interest income for any taxable year will be reduced by the portion of the acquisition premium properly allocable to that year.

Market Discount

If you purchase a Bond for an amount that is less than its revised issue price (which is generally equal to its adjusted issue price, determined as described above), the amount of the difference will be treated as market discount for U.S. federal income tax purposes, unless this difference is less than a specified de minimis amount.

You will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of a Bond as ordinary income to the extent of the market discount accrued on the Bond at the time of the payment or disposition unless you previously have included in income this market discount pursuant to an election to include market discount in income as it accrues, or pursuant to a constant yield election. If the Bond is disposed of in certain non-taxable transactions (not including its conversion into common stock), accrued market discount will be included as ordinary income to you as if you had sold the Bond in a taxable transaction at its then fair market value. In addition, you may be required to defer, until the maturity of the Bond or its earlier disposition (including certain nontaxable transactions, but not including its conversion into common stock), the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry such Bond.

Upon conversion of a Bond acquired at a market discount, any market discount not previously included in income (including as a result of the conversion) will carryover to the common stock received. Any such market discount that is carried over to common stock received upon conversion will be taxable as ordinary income upon the sale or other disposition of the common stock.

Amortizable Premium

If your tax basis in a Bond, immediately after the purchase, is greater than the stated redemption price at maturity of the Bond, you will be considered to have purchased the Bond with amortizable Bond premium. Amortizable Bond premium with respect to any Bond will be equal in amount to the excess, if any, of the tax basis (reduced as set forth in the following sentence) over the stated redemption price at maturity of the Bond. For this purpose only, a holder’s tax basis in a Bond is reduced by an amount equal to the value of the option to convert the Bond into common stock; the value of this conversion option may be determined under any reasonable method. You may elect to amortize any such Bond premium, using a constant yield method, over the remaining term of the Bond. You may use the amortizable Bond premium allocable to an accrual period to offset qualified stated interest required to be included in your income with respect to the Bond in that accrual period. If you elect to amortize Bond premium, you must reduce your tax basis in the Bond by the amount of the premium amortized in any year. An election to amortize Bond premium applies to all taxable debt obligations then owned and thereafter acquired by you and may be revoked only with the consent of the IRS.

Constructive Dividends

Holders of convertible debt instruments such as the Bonds may, in certain circumstances, be deemed to have received distributions of stock if the conversion price of such instruments is adjusted. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the Bonds will not be deemed to result in a constructive distribution of stock. However, certain of the possible adjustments provided in the Bonds may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you will be deemed to have received constructive distributions includible in your income in the manner described under “—Dividends” below even though you have not received any cash or property as a result of such adjustments. In certain circumstances, the failure to provide for such an adjustment may also result in a constructive distribution to you.

Sale, Exchange, Redemption, Repurchase or Other Taxable Disposition of the Bonds

Except as set forth below under “—Conversion of the Bonds,” upon the sale, exchange, redemption, repurchase or other taxable disposition of a Bond, you will recognize gain or loss to the extent of the difference between (1) the sum of the cash and the fair market value of any property received on such disposition (except to the extent attributable to the payment of accrued and unpaid interest on the Bond, which will be taxed as ordinary income to the extent that you have not previously recognized this income), and (2) your adjusted tax basis in the Bond. Your adjusted tax basis in a Bond will equal the portion of the purchase price allocated to the Bond (as discussed above under “Original Issue Discount”), increased by market discount and original issue discount that you have previously included in income with respect to the Bond and decreased by the amount of payments of principal and any premium that you have taken into account with respect to the Bond. Except as set forth above under “—Market Discount,” any such gain or loss you recognize upon such taxable disposition of a Bond will be capital gain or loss. In the case of a non-corporate U.S. holder, such capital gain will be subject to tax at a reduced rate if, at the time of such disposition, the Bond had been held for more than one year. The deductibility of capital losses is subject to limitations.

Conversion of the Bonds

You will not recognize any income, gain or loss upon conversion of a Bond into common stock, except with respect to cash received in lieu of a fractional share of common stock. Your tax basis in the common stock received on conversion of a Bond will be the same as your adjusted tax basis in the Bond at the time of the conversion, reduced by any basis allocable to a fractional share, and the holding period for the common stock received on conversion will include the holding period of the Bond converted.

To the extent, however, that any common stock received upon conversion is considered attributable to accrued interest not previously included in income, the receipt of the common stock will be taxable as ordinary income. Your tax basis in the shares of common stock considered attributable to accrued interest will equal the amount of such accrued interest included in income, and the holding period for such common stock will begin on the day following the date of conversion.

Cash received in lieu of a fractional share of common stock upon conversion should be treated as a payment in exchange for the fractional share of common stock. Accordingly, the receipt of cash in lieu of a fractional share of common stock should result in capital gain or loss, which is equal to the difference between the cash received for the fractional share and your adjusted tax basis in the fractional share. This gain or loss should be capital gain or loss and should be taxable as described below under “—Sale, Exchange, Redemption, or Other Taxable Disposition of Common Stock.”

Dividends

If you convert your Bond into our common stock, distributions, if any, made on our common stock will be included in your income as ordinary dividend income to the extent of our current or accumulated earnings and profits. With respect to non-corporate U.S. holders for taxable years beginning after December 31, 2002 and before January 1, 2011 such dividends are taxed at a preferential maximum rate of 15% provided certain holding period requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of your adjusted tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporate U.S. holder may be eligible for a dividends received deduction, subject to applicable limitations.

Sale, Exchange, Redemption or Other Taxable Disposition of Common Stock

If you convert your Bonds into our common stock, then upon the sale, exchange, redemption or other taxable disposition of our common stock, you will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) your adjusted tax basis in the common stock. Your tax basis and holding period in common stock received upon conversion of a Bond are determined as discussed above under “—Conversion of the Bonds.” Except as set forth above under “—Market Discount,” any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if your holding period in the common stock is more than one year at the time of the taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. holders will be subject to a reduced rate of U.S. federal income tax. The deductibility of capital losses is subject to limitations.

Exercise of the Bond Warrants

A U.S. holder will not recognize gain or loss upon exercise of a Bond Warrant (except with respect to any cash received in lieu of a fractional share, which will be taxed in a manner similar to that described above under “Conversion of the Bonds”). A U.S. holder will have a tax basis in the common stock received upon the exercise of a Bond Warrant equal to the sum of its tax basis in the Bond Warrant and the aggregate cash exercise price paid in respect of such exercise, less any amount attributable to any fractional shares. The holding period of common stock received upon the exercise of a Bond Warrant will commence on the day after the Bond Warrant is exercised.

Expiration and Disposition of the Bond Warrants

If a Bond Warrant expires without being exercised, a U.S. holder will recognize a capital loss in an amount equal to its tax basis in the Bond Warrant. Upon the sale, exchange, or redemption of a Bond Warrant, a U.S. holder will recognize gain or loss equal to the difference between the amount realized on such sale, exchange, or redemption and the U.S. holder’s tax basis in such Bond Warrant. Such gain or loss will be long-term capital gain or loss if, at the time of such sale, exchange, or redemption, the Bond Warrant has been held for more than one year. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS, other than with respect to corporations and other exempt holders, with respect to interest on the Bonds, dividends paid on the common stock and proceeds received from a disposition of the Bonds or shares of common stock. Unless you are an exempt recipient such as a corporation, you may be subject to backup withholding tax (currently at a rate of 28%) with respect to interest paid on the Bonds, dividends paid on the common stock or with respect to proceeds received from a disposition of the Bonds or shares of common stock. You will be subject to backup withholding if you are not otherwise exempt and you:

•	fail to furnish your taxpayer identification number, or “TIN”, which for an individual, is ordinarily his or her social security number;

•	furnish an incorrect TIN;

•	are notified by the IRS that you have failed to properly report payments of interest or dividends; or

•	fail to certify, under penalties of perjury, that you have furnished a correct TIN and that the IRS has not notified you that you are subject to backup withholding.

Backup withholding is not an additional tax but, rather, is a method of tax collection. You will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability and may be entitled to a refund provided that the required information is furnished to the IRS in a timely manner.

Consequences to Non-U.S. Holders

The following is a summary of certain material U.S. federal income tax consequences that will apply to you if you are a non-U.S. holder of the Bonds, the Bond Warrants or our common stock. For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of Bonds, the Bond Warrants or common stock that is a nonresident alien individual or a corporation, trust or estate that is not a U.S holder.

“Non-U.S. holder” does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition of the Bonds, the Bond Warrants or common stock and is not otherwise a resident of the United States for U.S. federal income tax purposes. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences on the sale, exchange or other disposition of the Bonds, the Bond Warrants or common stock.

Payments of Interest

Interest paid (or accrued under the original issue discount rules) on a Bond to you will qualify for the “portfolio interest exemption” and will not be subject to U.S. federal income tax or withholding tax, provided that such interest income is not effectively connected with your conduct of a U.S. trade or business and provided that you:

•	do not actually or by attribution own 10% or more of the combined voting power of all classes of our stock entitled to vote;

•	are not a controlled foreign corporation for U.S. federal income tax purposes that is related to us actually or by attribution through stock ownership;

•	are not a bank that acquired the Bonds in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and

•
either (a) provide a Form W-8BEN (or a suitable substitute form) signed under penalties of perjury that includes your name and address and certifies as to non-United States status in compliance with applicable law and regulations, or (b) are a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and provides a statement to us or our agent under penalties of perjury in which it certifies that such a Form W-8 (or a suitable substitute form) has been received by it from you or a qualifying intermediary and furnishes us or our agent with a copy.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% U.S. federal withholding tax.

If interest on a Bond is effectively connected with a trade or business conducted by you, you will not be subject to withholding if you comply with applicable IRS certification requirements (i.e., by delivering a properly executed IRS Form W-8ECI) and will be subject to U.S. federal income tax on a net income basis at regular graduated rates in the same manner as if you were a U.S. holder. If you are eligible for the benefits of an income tax treaty between the U.S. and your country of residence, any interest income that is effectively connected with a U.S. trade or business will be subject to U.S. federal income tax in the manner specified by the treaty and will only be subject to such tax if such income is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by you in the U.S. and you claim the benefit of the treaty by properly submitting an IRS form W-8BEN. If you are a corporation, effectively connected income also may be subject to the additional branch profits tax, which is imposed on a foreign corporation on the deemed repatriation from the United States of effectively connected earnings and profits at a 30% rate (or such lower rate as may be prescribed by an applicable tax treaty).

Dividends and Constructive Dividends

If distributions are made with respect to our common stock (including any deemed distributions resulting from certain adjustments, or failures to make certain adjustments, to the conversion price of the Bonds, see “—Consequences to U.S. Holders—Constructive Dividends” above), such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined under the Code. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied in reduction of your tax basis in the common stock, and to the extent such portion exceeds your tax basis, the excess will be treated as gain from the disposition of the common stock, the tax treatment of which is discussed below under “—Sale, Exchange, Conversion, Redemption, Repurchase or Other Taxable Disposition of the Bonds or Common Stock.”

Dividends paid to a non-U.S. holder will be subject to the U.S. federal withholding tax at a 30% rate, subject to the following two exceptions.

•
Dividends effectively connected with a trade or business of a non-U.S. holder and, if a tax treaty applies, attributable to a U.S. permanent establishment maintained by the non-U.S. holder within the United States, will not be subject to withholding if the non-U.S. holder complies with applicable IRS certification requirements and will be subject to U.S. federal income tax on a net income basis. In the case of a non-U.S. holder that is a corporation, such effectively connected income also may be subject to the branch profits tax, which is imposed on a foreign corporation on the deemed repatriation from the United States of effectively connected earnings and profits at a 30% rate (or such lower rate as may be prescribed by an applicable tax treaty).

•
The withholding tax might not apply, or might apply at a reduced rate, under the terms of an applicable tax treaty. Under Treasury regulations, to obtain a reduced rate of withholding under a tax treaty, a non-U.S. holder will be required to satisfy applicable certification and other requirements.

Because a constructive dividend deemed received by a non-U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, we may set-off any such withholding tax against cash payments of interest payable on the Bonds.

Conversion of the Bonds or Exercise of the Bond Warrants

A non−U.S. holder will not be subject to U.S. federal income tax on the conversion of Bonds or exercise of Bond Warrants into common stock. However, if the non−U.S. holder receives any cash in lieu of a fractional share of common stock, the rules described below under “Sale, Exchange, Redemption, Repurchase or Other Taxable Disposition of the Bonds or Common Stock” will apply.

Sale, Exchange, Redemption, Repurchase or Other Taxable Disposition of the Bonds, the Bond Warrants or Common Stock

Any gain realized by you on the sale, exchange, redemption, repurchase or other taxable disposition of the Bonds, the Bond Warrants or our common stock will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States or

•
we are or have been a “United States real property holding corporation,” or a “USRPHC,” for U.S. federal income tax purposes and, provided that our common stock is “regularly traded on an established securities market,” you held directly or indirectly at any time during the five-year period ending on the date of disposition or such shorter period more than five percent of our common stock.

We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future.

If you are engaged in a trade or business in the United States, and if gain realized on a sale, exchange redemption, repurchase or other taxable disposition of Bonds, the Bond Warrants or common stock is effectively connected with the conduct of this trade or business, you will be taxed in the same manner as a U.S. holder (see “—Consequences to U.S. Holders—Sale, Exchange, Redemption, Repurchase or Other Taxable Disposition of Bonds” above). These holders are urged to consult their own tax advisors with respect to other tax consequences of the ownership and disposition of Bonds or common stock including the possible imposition of branch profits tax at a rate of 30% (or lower treaty rate).

Information Reporting and Backup Withholding

Information Reporting

The payment of interest and dividends to a non-U.S. holder is not subject to information reporting on IRS Form 1099 if applicable certification requirements (for example, by delivering a properly executed IRS Form W-8BEN) are satisfied. The payment of proceeds from the sale or other disposition of the Bonds, the Bond Warrants or common stock by a broker to a non-U.S. holder is not subject to information reporting if:

•
the beneficial owner of the Bonds or common stock certifies the owner’s non-U.S. status under penalties of perjury (i.e., by providing a properly executed IRS Form W-8BEN), or otherwise establishes an exemption; or

•	the sale or other disposition of the Bonds or common stock is effected outside the United States by a foreign office, unless the broker is:

•	a U.S. person;

•	a foreign person that derives 50% or more of its gross income for certain periods;

•	a controlled foreign corporation for U.S. federal income tax purposes; or

•	a foreign partnership more than 50% of the capital or profits of which is owned by one or more U.S. persons or which engages in a U.S. trade or business.

In addition to the foregoing, we must report annually to the IRS and to each non-U.S. holder on IRS Form 1042-S the entire amount of interest or dividends paid to you. This information may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty or other agreement.

Backup Withholding

Backup withholding (currently at a rate of 28%) is required only on payments that are subject to the information reporting requirements, discussed above, and only if other requirements are satisfied. Even if the payment of proceeds from the sale or other disposition of Bonds or common stock is subject to the information reporting requirements, the payment of proceeds from a sale or other disposition outside the United States will not be subject to backup withholding unless the payor has actual knowledge that the payee is a U.S. person. Backup withholding does not apply when any other provision of the Code requires withholding. For example, if interest payments are subject to the withholding tax described above under “—Consequences to Non-U.S. Holders—Payments of Interest” backup withholding will not also be imposed. Thus, backup withholding may be required on payments subject to information reporting, but not otherwise subject to withholding.

Backup withholding is not an additional tax. Any amount withheld from a payment to a non-U.S. holder under these rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished timely to the IRS.

SHARES ELIGIBLE FOR FUTURE SALE

As of September 26, 2008, we had 51,885,446 shares of common stock outstanding. All of the shares registered in this offering will be freely tradable without restriction or further registration under the Securities Act. If shares are purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act, their sales of shares would be governed by the limitations and restrictions that are described below.

Rule 144

In general, under Rule 144 a person, or persons whose shares are aggregated, who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale and who has beneficially owned shares of our common stock for at least six months, including the holding period of any prior owner, except if the prior owner was one of our affiliates, would be entitled to sell all of their shares, provided the availability of current public information about our company.

Sales under Rule 144 may also subject to manner of sale provisions and notice requirements and to the availability of current public information about our company.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about our company. Any substantial sale of common stock pursuant to any resale registration statement or Rule 144 may have an adverse effect on the market price of our Common Stock by creating an excessive supply.

Lock-Up Agreements

We have agreed with WestPark Capital, Inc. that we will not, without the prior written consent of WestPark Capital, directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer, or otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock (excluding the exercise of certain warrants and/or options currently outstanding and exercisable) for a period of 12 months after the date of our listing on AMEX on September 28, 2007.

In addition, each of our executive officers and directors, in addition to significant shareholders holding an aggregate of 7,567,673 shares of common stock, have agreed with WestPark Capital not to directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer (excluding intra-family transfers, transfers to a trust for estate planning purposes or to beneficiaries of officers, directors and shareholders upon their death), or otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock, without the prior written consent of WestPark Capital, for a period of 12 months after the date of our listing on AMEX on September 28, 2007.

Notwithstanding the lock up agreement, WestPark Capital and KGE Group agreed to (i) permit KGE Group to gift transfer up to 9.3 million shares if all donees entered into a lock up agreement with the same terms that was entered into by KGE Group and (ii) sell up to one million shares if KGE Group and WestPark Capital agree upon the timing and amount of any sale and agree that such sale or sales will not have a detrimental effect on the trading price of our common stock. Other than the foregoing, we have been advised by WestPark Capital that it has no present intention and there are no agreements or understandings, explicit or tacit, relating to the early release of any locked-up shares. WestPark Capital may, however, consent to an early release from the lock-up period if, in its opinion, the market for the common stock would not be adversely impacted by sales. The release of any lock up would be considered on a case-by-case basis. Factors that WestPark Capital may consider in deciding whether to release shares from the lock up restriction include the length of time before the lock-up expires, the number of shares involved, the reason for the requested release, market conditions, the trading price of our securities, historical trading volumes of our securities and whether the person seeking the release is an officer, director or affiliate of us.

Registration

We entered into a registration rights agreement with ABN AMRO and CITIC Allco Investments Limited pursuant to which we agreed to register the Bonds, the Bond Warrants, and the shares of common stock underlying the Bonds and the Bond Warrants. A total of 3,149,606 shares may be issued upon conversion of the Bonds, subject to adjustment, and 300,000 shares may be issued upon exercise of the Bond Warrants, subject to adjustment. The Bonds are convertible during the period (i) beginning on the earlier of (a) the date that a registration statement for the shares to be issued upon conversion of the Bonds is first declared effective by the United States Securities and Exchange Commission (the “SEC”) and (b) October 15, 2008 and (ii) ending at the close of business on April 8, 2011, subject to certain exceptions, and the Bond Warrants became exercisable on April 15, 2008. We are registering the Bonds, the Bond Warrants and the shares that may be issued upon conversion of the Bonds and upon exercise of the Bond Warrants under this prospectus. For additional information of registration obligations, see above under “Prospectus Summary – Recent Events – April 2008 Issuance of Bonds and Bond Warrants.”

PLAN OF DISTRIBUTION

We are registering (i) $20,000,000 in aggregate principal amount of 12% Convertible Bonds due in 2011 (the “Bonds”), (ii) 300,000 Bond Warrants to purchase an aggregate of 300,000 shares of our common stock, and (iii) 3,149,606 shares of our common stock issuable pursuant to conversion of the Bonds or exercise of the Bond Warrants. We will not receive any of the proceeds from the sale by the selling security holders of the Bonds, the Bond Warrants, or shares of common stock issuable pursuant to conversion of the Bonds or exercise of the Bond Warrants. We will bear all fees and expenses incident to our obligation to register the Bonds, the Bond Warrants, and any shares of common stock issuable upon the conversion of the Bonds or exercise of the Bond Warrants, except that the selling security holders will pay all applicable underwriting discounts and selling commissions, if any.

The selling security holders may sell all or a portion of the Bonds, the Bond Warrants, or common stock underlying the Bonds and the Bond Warrants owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Bonds, the Bond Warrants, or common stock underlying the Bonds and the Bond Warrants are sold through underwriters or broker-dealers, then the selling security holders will be responsible for underwriting discounts or commissions or agent’s commissions. The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.

The securities may be sold by one or more of, or a combination of, the following:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•
block trades in which the broker-dealer will attempt to sell the Bonds, the Bond Warrants, or common stock underlying the Bonds and the Bond Warrants as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	broker-dealers may agree with any selling security holder to sell a specified amount of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	a combination of any such methods of sale;

•	any other method permitted pursuant to applicable law.

The selling security holders may also sell the securities under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), under Registration S under the Securities Act, or pursuant to any other transaction exempt from registration requirements of the Securities Act or the Securities Exchange Act of 1934, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of the Bonds, the Bond Warrants, or common stock underlying the Bonds and the Bond Warrants, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts relating to its sales of securities to exceed what is customary in the types of transactions involved. The maximum commission or discount to be received by any FINRA member or independent broker-dealer, however, will not be greater than eight (8) percent for the sale of any securities being registered hereunder pursuant to Rule 415 of the Securities Act.

In connection with the sale of our common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. They may also sell the Bonds, the Bond Warrants, or common stock underlying the Bonds and the Bond Warrants short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling security holders and any broker-dealers or agents that are involved in selling the Bonds, the Bond Warrants, or the common stock underlying the Bonds and the Bond Warrants may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. ABN AMRO has informed us that it is an affiliate of a broker-dealer and it acquired these securities in the ordinary course of business and that at the time of the acquisition of these securities, it had no agreements or understandings, directly or indirectly, with any person to distribute these securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the Bonds, the Bond Warrants, or common stock underlying the Bonds and the Bond Warrants. We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the selling security holders may be deemed to be “underwriters” within the meaning of the Securities Act, and such selling security holder so deemed may be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling security holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling security holders.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Bonds, the Bond Warrants, or the common stock underlying the Bonds and the Bond Warrants by the selling security holders or any other person. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by K&L Gates LLP, Los Angeles, California. The legality of the Bonds and Bond Warrants offered by this prospectus will be passed upon for us by K&L Gates LLP, London, United Kingdom.

EXPERTS

Our consolidated financial statements as of December 31, 2007 and 2006 and for the years ended December 31, 2007, 2006, and 2005 appearing in this prospectus and the registration statement have been audited by Samuel H. Wong & Co., LLP, Certified Public Accountants, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Securities Exchange Act of 1934, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports, and other information are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

CHINA ARCHITECTURAL ENGINEERING, INC.

FINANCIAL STATEMENTS

(Stated in US dollars)

CHINA ARCHITECTURAL ENGINEERING, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2008 AND DECEMBER 31, 2007
(STATED IN US DOLLARS)

	Notes	June 30, 2008	December 31, 2007
ASSETS
Current assets
Cash and cash equivalents	2(i)	$17,763,812	$4,040,168
Restricted cash	2(j)	96,808	595,016
Contract receivables, net	2(h), 3	66,379,142	13,047,559
Costs and earnings in excess of billings		25,957,723	57,488,693
Job disbursements advances		-	2,454,106
Tender and other site deposits		-	83,046
Other receivables		13,806,200	6,640,865
Inventories	2(g), 4	379,441	528,743
Deferred income taxes		2,383	-
Other current assets		1,164,204	109,533
Total current assets		125,549,713	84,987,729

Non-current assets
Plant and equipment, net	2(d), 5	3,410,794	2,582,554
Intangible Assets	2(f), 6	5,130	70,386
Organization cost		-	92,741
Goodwill	2(f)	7,995,896	7,995,896
Other non-current asset		-	7,505

TOTAL ASSETS		$136,961,533	$95,736,811

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term bank loans	7A	$1,155,390	$2,578,550
Accounts payable		24,570,686	18,737,771
Billings in excess of costs and earnings		2,029,965	757,079
Amount due to shareholder		1,319,991	1,334,856
Other payables		6,519,213	9,193,186
Income tax payable		2,685,582	2,673,643
Business and other taxes payable		3,281,436	3,538,336
Other Accrual		1,282,048	499,684
Total current liabilities		42,844,311	39,313,105

The accompanying notes are an integral part of these interim unaudited consolidated financial statements.

CHINA ARCHITECTURAL ENGINEERING, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS (Continued)
AS OF JUNE 30, 2008 AND DECEMBER 31, 2007
(STATED IN US DOLLARS)

	Notes	June 30, 2008	December 31, 2007

Non-current liabilities
Long term bank loans	7B	$1,839,440	$443,881
Convertible bond payable, net	8	24,924,040	3,465,741
Minority interest		20,706	49,482

TOTAL LIABILITIES		$69,628,497	$43,272,209

STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value, 10,000,000 shares authorized, 0 shares issued and outstanding at June 30, 2008 and December 31, 2007; Common stock, $0.001 par value, 100,000,000 shares authorized, 51,885,446 and 51,783,416 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively		$51,886	$51,784
Additional paid in capital		21,656,684	23,665,558
Statutory reserves	2(r)	3,040,595	3,040,595
Accumulated other comprehensive income	2(s)	6,018,534	1,892,829
Retained earnings		36,565,337	23,813,836
		67,333,036	52,464,602
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		$136,961,533	$95,736,811

The accompanying notes are an integral part of these interim unaudited consolidated financial statements.

CHINA ARCHITECTURAL ENGINEERING, INC.

UNAUDITED INTERIM CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE-MONTH AND SIX-MONTH PERIODS ENDED JUNE 30, 2008 AND 2007
(STATED IN US DOLLARS)

		Three Months Ended June 30,		Six Months Ended June 30,
	Notes	2008	2007	2008	2007

Contract revenues earned	2(l), 9	$41,380,189	$19,453,645	$66,729,495	$33,883,737
Cost of contract revenues earned	2(l)	(28,038,332)	(11,961,163)	(44,942,086)	(23,493,770)

Gross profit		$13,341,857	$7,492,482	$21,787,409	$10,389,967

Selling, general and administrative expenses		(4,590,147)	(1,689,696)	(7,590,572)	(2,564,071)

Income from operations		$8,751,710	$5,802,786	$14,196,837	$7,825,896

Interest income		35,242	-	42,205	3,637
Interest expense		(1,197,889)	(572,379)	(1,532,026)	(576,459)
Other income		39,440	-	150,602	-

Income before taxation		$7,628,503	$5,230,407	$12,857,618	$7,253,074

Income tax	2(m), 10	(69,613)	(937,630)	(116,980)	(1,264,678)
Equity loss and minority interests		18,893	(14,277)	10,863	(14,277)

Net income		$7,577,783	$4,278,500	$12,751,501	$5,974,119

Earnings per share:	2(k)
Basic		$0.15	$0.09	$0.25	$0.12
Diluted		$0.14	$0.08	$0.24	$0.11

Weighted average shares outstanding:
Basic		51,812,477	50,000,000	51,832,946	50,000,000
Diluted		55,549,949	59,588,586	55,550,770	54,794,293

The accompanying notes are an integral part of these interim unaudited consolidated financial statements.

CHINA ARCHITECTURAL ENGINEERING, INC.

UNAUDITED INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2008 AND 2007
(STATED IN US DOLLARS)

	Six Months Ended June 30,
	2008	2007
Cash flows from operating activities
Net income	$12,751,501	$5,974,119
Minority interest	(10,863)	(11,299)
Depreciation and amortization expense	398,241	99,350
Loss on disposal of equipments	10,383	-
Deferred income taxes	(2,383)	-
Share-based payment	425,748	-
Amortization expense on convertible bond	615,061	479,965
Decrease in restricted cash	498,208	154,652
Decrease in security deposit	-	80,446
(Increase) /decrease in inventories	149,302	(356)
Increase in receivables	(27,306,892)	(10,851,500)
Decrease in other assets	100,246	-
Increase/(decrease) in payables	4,969,232	(1,474,440)
Net cash used in operating activities	$(7,402,216)	$(5,549,063)

Cash flows from investing activities
Purchases of plant and equipment	(906,885)	(514,028)
Net cash used in investing activities	$(906,885)	$(514,028)

Cash flows from financing activities
Repayments from short-term loans	$(1,423,160)	$-
Proceeds from long-term loans	1,444,502	211,807
Repayments of long-term loans	(48,944)	-
Repayments of amount due to shareholder	(14,865)	(1,735)
Issuance of convertible bond and warrants	19,500,000	9,700,000
Net cash provided by financing activities	$19,457,533	$9,910,072

Net increase in cash and cash equivalents	$11,148,432	$3,846,981
Effect of foreign currency translation on cash and cash equivalents	2,575,212	45,823

Cash and cash equivalents - beginning of period	4,040,168	2,115,966

Cash and cash equivalents - end of period	$17,763,812	$6,008,770

Other supplementary information:
Cash paid during the period for:
Interest paid	$477,153	$56,771
Income tax paid	$162,895	$760,170

The accompanying notes are an integral part of these unaudited interim consolidated financial statements.

CHINA ARCHITECTURAL ENGINEERING, INC.
UNAUDITED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
FOR THE PERIOD FROM JANUARY 1, 2008 TO JUNE 30, 2008
(STATED IN US DOLLARS)

	Total Number of shares	Common stock	Additional paid in capital	Statutory reserves	Accumulated other comprehensive income	Retained earnings	Total

Balance, January 1, 2008	51,783,416	51,784	23,665,558	3,040,595	1,892,829	23,813,836	52,464,602
Net income						12,751,501	12,751,501
Foreign currency translation adjustment					4,125,705		4,152,705
Total comprehensive income							16,904,206
Adjustment of additional Paid-in Capital from warrants and beneficial conversion feature			(2,611,095)				(2,611,095)
Issuance of new shares	102,030	102	602,221				602,323
Balance, June 30, 2008	51,885,446	51,886	21,656,684	3,040,595	6,018,534	36,565,337	67,333,036

The accompanying notes are an integral part of these unaudited interim consolidated financial statements.

CHINA ARCHITECTURAL ENGINEERING, INC.
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

China Architectural Engineering, Inc. (the “Company”) formerly SRKP 1, Inc., was incorporated in the State of Delaware, United States on March 16, 2004. The Company’s common stock was listed for trading on the American Stock Exchange on September 28, 2007.

On October 17, 2006, the Company underwent a reverse-merger with Full Art International Ltd. (a Hong Kong company) and its four wholly-owned subsidiaries as detailed in Note 2(b) Consolidation below, involving an exchange of shares whereby the Company issued an aggregate of 43,304,125 shares of common stock in exchange for all of the issued and outstanding shares of Full Art. The Company was the accounting acquiree. For financial reporting purposes, this transaction is classified as a recapitalization of China Architectural Engineering, Inc. and the historical financial statements of Full Art.

The Company through its subsidiaries conducts its principal activity as building envelope systems contractors, specializing in the design, engineering, fabrication and installation of curtain wall systems, roofing systems, steel construction systems and eco-energy saving building conservation systems, throughout China, Australia, Southeast Asia, the Middle East, and the United States.

The Company's work is performed under cost-plus-fee contracts, fixed-price contracts, and fixed-price contracts modified by incentive and penalty provisions. These contracts are undertaken by the Company or its wholly owned subsidiaries. The length of the Company's contracts varies but is typically about one to two years.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Method of accounting

The Company maintains its general ledger and journals with the accrual method accounting for financial reporting purposes. The consolidated financial statements and notes are representations of management. Accounting policies adopted by the Company conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of consolidated financial statements, which are compiled on the accrual basis of accounting.

(b)	Consolidation

The consolidated financial statements include the accounts of the Company and its twelve subsidiaries. Significant inter-company transactions have been eliminated in consolidation. The consolidated financial statements include 100% of the assets and liabilities of these majority-owned subsidiaries, and the ownership interests of minority investors are recorded as minority interests.

CHINA ARCHITECTURAL ENGINEERING, INC.
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

(b)	Consolidation (continued)

The Company owned the subsidiaries since its reverse-merger on October 17, 2006. As of June 30, 2008, detailed identities of the consolidating subsidiaries are as follows: -

Name of Company	Place of Incorporation	Attributable Equity interest %
Full Art International Limited	Hong Kong	100
Zhuhai King Glass Engineering Co., Ltd.	PRC	100
Zhuhai King General Glass Engineering Technology Co., Ltd.	PRC	100
King General Engineering (HK) Limited	Hong Kong	100
KGE Building System Limited	Hong Kong	100
KGE Australia Pty Limited	Australia	55
Zhuhai Xiangzhou District Career Training School	PRC	72
Techwell Engineering Limited	Hong Kong	100
Techwell International Limited	Macau	100
Techwell Building System (Shenzhen) Co., Ltd.	PRC	100
CAE Building Systems, Inc.	USA	100
China Architectural Engineering (Shenzhen) Co., Ltd.	PRC	100

(c)	Use of estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however, actual results could differ materially from those estimates.

(d)	Plant and equipment

Plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the plant and equipment are as follows: -

Building	20 years
Machinery and equipment	5 - 10 years
Furniture and office equipment	5 years
Motor vehicle	5 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

CHINA ARCHITECTURAL ENGINEERING, INC.
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

(e)	Accounting for the impairment of long-lived assets

The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.
During the reporting periods, there was no impairment loss.

(f)	Goodwill and Intangible Assets

In accordance with Statement of Financial Accounting Standard 142 (“FAS 142”), “Goodwill and Other Intangible Assets.” the Company does not amortize goodwill or intangible assets with indefinite lives.

For goodwill and other intangible assets, impairment tests are performed annually and more frequently whenever events or changes in circumstances indicate goodwill carrying values exceed estimated reporting unit fair values. Upon indication that the carrying values of such assets may not be recoverable, the Company recognizes an impairment loss as a charge against current operations during the reporting periods, there was no impairment loss.

(g)	Inventories

Inventories are raw materials, which are stated at the lower of weighted average cost or market value.

(h)	Contracts receivable

Contracts receivable from performing construction of industrial and commercial buildings are based on contracted prices. The company provides an allowance for doubtful debts, which is based upon a review of outstanding receivables, historical collection information, and existing economic conditions.

(i)	Cash and cash equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

(j)	Restricted cash

Restricted cash represents time deposit accounts to secure notes payable and bank loans.

CHINA ARCHITECTURAL ENGINEERING, INC.
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

(k)	Earnings per share

The Company computes earnings per share (“EPS’) in accordance with Statement of Financial Accounting Standards No. 128, “Earnings per Share” (“SFAS No. 128”), and SEC Staff Accounting Bulletin No. 98 (“SAB 98”). SFAS No. 128 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as the income or loss available to common shareholders divided by the weighted average common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options, and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

The calculation of diluted weighted average common shares outstanding for the periods ended June 30, 2008 and 2007 is based on the estimate fair value of the Company’s common stock during such periods applied to warrants and options using the treasury stock method to determine if they are dilutive. The Convertible Bond is included on an “as converted “basis when these shares are dilutive.

Components of basic and diluted earnings per share were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net Income	$7,577,783	$4,278,500	$12,751,501	$5,974,119
Add: Interest expenses less income taxes	276,774	311,977	487,688	311,977
Adjusted income	7,854,557	4,590,477	13,239,189	6,286,096
Basic Weighted Average Shares Outstanding	51,812,477	50,000,000	51,832,946	50,000,000
Dilutive Shares:
- Addition to Common Stock from Conversion of Bonds	2,857,143	703,297	2,857,143	353,591
- Addition to Common Stock from Exercise of Warrants	880,329	8,885,289	860,681	4,440,702
Diluted Weighted Average Outstanding Shares:	55,549,949	59,588,586	55,550,770	54,794,293

Earnings Per Share
- Basic	$0.15	$0.09	$0.25	$0.12
- Diluted	$0.14	$0.08	$0.24	$0.11

(l)	Revenue and cost recognition

Revenues from fixed-price and modified fixed-price construction contracts are recognized on the percentage-of-completion method, measured by the percentage of costs incurred to date to estimated total cost for each contract.

Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs.

CHINA ARCHITECTURAL ENGINEERING, INC.
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

(l)	Revenue and cost recognition (continued)

Selling, general, and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Profit incentives are included in revenues when their realization is reasonably assured. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

Total estimated gross profit on a contract, being the difference between total estimated contract revenue and total estimated contract cost, is determined before the amount earned on the contract for a period can be determined.

The measurement of the extent of progress toward completion is used to determine the amount of gross profit earned to date and that the earned revenue to date is the sum of the total cost incurred on the contract and the amount of gross profit earned.

Earned revenue, cost of earned revenue, and gross profit are determined as follows: -

a.	Earned Revenue is the amount of gross profit earned on a contract for a period plus the costs incurred on the contract during the period.

b.	Cost of Earned Revenue is the cost incurred during the period, excluding the cost of materials not unique to a contract that have not been used for the contract.

c.
Gross Profit earned on a contract is computed by multiplying the total estimated gross profit on the contract by the percentage of completion. The excess of that amount over the amount of gross profit reported in prior periods is the earned gross profit that should be recognized in the income statement for the current period.

Change orders are common for the changes in specifications or design while claims are uncommon. Contract revenue and costs are adjusted to reflect change orders approved by the customer and the contractor regarding both scope and price. Recognition of amounts of additional contract revenue relating to claims is appropriate only if it is probable that the claim will result in additional contract revenue and if the amount can be reliably estimated.

(m)	Income taxes

The Company uses the accrual method of accounting to determine and report its taxable reduction of income taxes for the year in which they are available. The Company has implemented Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. The Company also adopted FIN 48, Accounting for Uncertainty in Tax Positions.

CHINA ARCHITECTURAL ENGINEERING, INC.
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

(m)	Income taxes (continued)

Income tax liabilities computed according to the United States, People’s Republic of China (PRC), Hong Kong SAR, Macau SAR and Australia tax laws are provided for the tax effects of transactions reported in the financial statements and consists of taxes currently due plus deferred taxes related primarily to differences between the basis of fixed assets and intangible assets for financial and tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will be either taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for operating losses that are available to offset future income taxes. A valuation allowance is created to evaluate deferred tax assets if it is more likely than not that these items will either expire before the Company is able to realize that tax benefit, or that future realization is uncertain.

In respect of the Company’s subsidiaries domiciled and operated in China and Hong Kong, the taxation of these entities can be summarized as follows:

•
Zhuhai King Glass Engineering Co., Limited (“Zhuhai KGE”) and Zhuhai King General Glass Engineering Technology Co., Limited (“Zhuhai KGGET”) are located in Zhuhai and was subject to the PRC corporation income tax rate of 33% prior to January 1, 2008. However, in accordance with the relevant tax laws and regulations of PRC, the Zhuhai local corporation income tax rate was 15% prior to January 1, 2008. Zhuhai KGGET is presently dormant, and from the time that it has its first profitable tax year, it is exempt from corporate income tax for its first two years and is then entitled to a 50% tax reduction for the succeeding three years. Zhuhai KGGET has enjoyed this tax incentive in the previous years. On March 16, 2007, the National People’s Congress of China enacted a new PRC Enterprise Income Tax Law, under which foreign invested enterprises and domestic companies will be subject to enterprise income tax at a uniform rate of 25%. The new law has become effective from January 1, 2008. During the transition period, the tax rate will be gradually increased starting in 2008 and be equal to the new tax rate in 2012. Zhuhai KGE is subject to 18% tax rate during the first half year of 2008 and anticipates that as a result of the new EIT law, its income tax provision will increase, which could adversely affect Zhuhai KGE’s financial condition and results of operations.

•	Full Art International Limited, King General Engineering (HK) Limited, and KGE Building System Limited are subject to Hong Kong profits tax rate of 17.5%.

•
Techwell Engineering Limited is subject to Hong Kong profits tax rate of 17.5%. Techwell International Limited is a Macau registered company and therefore is subject to Macau profits tax rate of 12%. Techwell Building System (Shenzhen) Co. Limited is located in Shenzhen and is subject to PRC corporate income tax rate of 18% in 2008.

•	KGE Australia Pty Limited is subject to corporate income tax rate of 30%.

•	The Company is subject to United States Tax according to Internal Revenue Code Sections 951 and 957.

•
The Company, after a reverse-merger on October 17, 2006, revived to be an active business enterprise because of the operations with subsidiaries in China and Hong Kong. Based on the consolidated net income for the year ended December 31, 2007, the Company shall be taxed at the 35% tax rate.

•	Techwell Engineering Limited has established a branch in Dubai, which has zero corporate income tax rate.

CHINA ARCHITECTURAL ENGINEERING, INC.
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

(n)	Advertising

The Company expensed all advertising costs as incurred. Advertising expenses included in selling expenses were $362,076 and $83,630 for the six months periods ended June 30, 2008 and 2007, respectively.

(o)	Research and development

All research and development costs are expensed as incurred. Research and development costs included in general and administrative expenses were $689,495 and $25,477 for the six months periods ended June 30, 2008 and 2007, respectively.

(p)	Retirement benefits

Retirement benefits in the form of contributions under defined contribution retirement plans to the relevant authorities are charged to the statements of income as incurred.

(q)	Foreign currency translation

The accompanying consolidated financial statements are presented in United States Dollars (USD). The functional currencies of the Company are Renminbi (RMB), Hong Kong Dollar (HKD), Macau Pacata (MOP), Australia Dollar (AUD), United Arab Emirate Dirham (AED) and USD. The consolidated financial statements are translated into USD from RMB, HKD, MOP, AUD and AED at June 30, 2008 exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

	June 30, 2008	December 31, 2007	June 30, 2007
Period end RMB : US$ exchange rate	6.8591	7.3141	7.6248
Average quarterly RMB : US$ exchange rate	6.9575	7.6172	7.6891

	June 30, 2008	December 31, 2007	June 30, 2007
Period end HKD : US$ exchange rate	7.7970	7.8049	7.8172
Average quarterly HKD : US$ exchange rate	7.7939	7.8026	7.8172

	June 30, 2008	December 31, 2007	June 30, 2007
Period end MOP : US$ exchange rate	8.0360	-	-
Average quarterly MOP : US$ exchange rate	8.0331	-	-

	June 30, 2008	December 31, 2007	June 30, 2007
Period end AUD : US$ exchange rate	1.0458	-	-
Average quarterly AUD : US$ exchange rate	1.0597	-	-

	June 30, 2008	December 31, 2007	June 30, 2007
Period end AED : US$ exchange rate	3.6732	-	-
Average quarterly AED : US$ exchange rate	3.6734	-	-

CHINA ARCHITECTURAL ENGINEERING, INC.
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

(q)	Foreign currency translation (continued)

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

(r)	Statutory reserves

Statutory reserves for foreign investment enterprises are referring to the amount appropriated from the net income in accordance with laws or regulations, which can be used to recover losses and increase capital, as approved, and are to be used to expand production or operations.

(s)	Comprehensive income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other consolidated financial statements. The Company’s current components of other comprehensive income are the foreign currency translation adjustment.

(t)	Recent accounting pronouncements

In December 2007, the FASB issued SFAS 141 (revised 2007), Business Combinations, (‘‘SFAS 141(R)’’). SFAS 141(R) retains the fundamental requirements of the original pronouncement requiring that the purchase method be used for all business combinations, but also provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired and liabilities assumed arising from contingencies, the capitalization of in-process research and development at fair value, and the expensing of acquisition-related costs as incurred. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008. The Company will evaluate how the new requirements could impact the accounting for any acquisitions completed beginning in fiscal 2009 and beyond, and the potential impact on the Company’s consolidated financial statements.

In December 2007, the FASB issued SFAS 160, Noncontrolling Interests in Consolidated Financial Statements − an amendment of ARB No. 51. SFAS 160 requires that ownership interests in subsidiaries held by parties other than the parent (previously referred to as minority interests), and the amount of consolidated net income, be clearly identified, labeled and presented in the consolidated financial statements. It also requires once a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value. Sufficient disclosures are required to clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners as components of equity. It is effective for fiscal years beginning after December 15, 2008, and requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements are applied prospectively. The Company is currently evaluating the impact of SFAS 160 on the Company’s consolidated financial statements.

CHINA ARCHITECTURAL ENGINEERING, INC.
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

(t)	Recent accounting pronouncements (continued)

In March 2008, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133 (“SFAS No. 161”). SFAS No. 161 requires enhanced disclosures about a company’s derivative and hedging activities. These enhanced disclosures will discuss (a) how and why a company uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under FASB Statement No. 133 and its related interpretations and (c) how derivative instruments and related hedged items affect a company’s financial position, results of operations and cash flows. SFAS No. 161 is effective for the Company on January 1, 2009. This standard will have no impact on the Company’s financial position, results of operations or cash flow.

In April 2008, the FASB issued FASB Staff Position (“FSP”) SFAS No. 142-3, Determination of the Useful Life of Intangible Assets (“FSP SFAS No. 142-3”). FSP SFAS No. 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets. The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141 (revised 2007), Business Combinations, and other US GAAP. FSP SFAS No. 142-3 is effective for the Company on January 1, 2009. The Company is currently evaluating the impact of adopting FSP SFAS No. 142-3 on the Company’s financial position, results of operations and cash flows.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles, (“SFAS No. 162”), which becomes effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board (“PCAOB”) amendments to US Auditing Standards (“AU”) Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with US GAAP. This standard is not expected to have an impact on the Company’s financial position, results of operations or cash flow.

In June 2008, the EITF reached a consensus on EITF Issue No. 08-4, Transition Guidance for Conforming Changes to EITF Issue No. 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios (“EITF No. 08-4”). Subsequent to the issuance of EITF No. 98-5, certain portions of the guidance contained in EITF No. 98-5 were nullified by EITF Issue No. 00-27, Application of EITF Issue No. 98-5, ‘Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios’ (“EITF No. 00-27”). However, the portions of EITF No. 98-5 that were nullified by EITF No. 00-27 were not specifically identified in EITF No. 98-5, nor were the illustrative examples in EITF No. 98-5 updated for the effects of EITF No. 00-27. EITF No. 08-4 specifically addresses the conforming changes to EITF Issue No. 98-5 and provides transition guidance for the conforming changes. EITF No. 08-4 is effective for the Company for the fiscal year ending December 31, 2008. The Company is currently evaluating the impact of adopting EITF No. 08-4 on the Company’s financial position, results of operations and cash flows.

CHINA ARCHITECTURAL ENGINEERING, INC.
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

3.	CONTRACT RECEIVABLES

	June 30, 2008	December 31, 2007

Contract receivables	$66,609,152	$13,263,260
Less: Allowance for doubtful accounts	(230,010)	(215,701)

Net	$66,379,142	$13,047,559

Allowance for Doubtful Accounts	June 30, 2008	December 31, 2007

Beginning balance	$215,701	$417,648
Foreign exchange adjustments	14,309	-
Written off	-	(201,947)

Ending balance	$230,010	$215,701

4.	INVENTORIES

	June 30, 2008	December 31, 2007
Raw materials at sites	$379,441	$528,743

CHINA ARCHITECTURAL ENGINEERING, INC.
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

5.	PLANT AND EQUIPMENT

Plant and equipment consist of the following as of:
	June 30, 2008	December 31, 2007
At cost
Motor vehicle	$1,305,423	$1,223,692
Machinery and equipment	3,175,992	3,383,123
Furniture, software and office equipment	1,677,491	625,102
Building	309,933	290,652
Leasehold improvement	377,262	189,403
	$6,846,101	$5,711,972

Less: Accumulated depreciation
Motor vehicle	$630,182	$593,141
Machinery and equipment	1,874,920	2,227,231
Furniture, software and office equipment	766,649	269,695
Building	17,434	9,810
Leasehold improvement	146,122	29,541
	$3,435,307	$3,129,418

	$3,410,794	$2,582,554

Depreciation expenses included in the selling and administrative expenses for six months periods ended June 30, 2008 and 2007 were $332,985 and $99,350, respectively.

6.	INTANGIBLE ASSETS

	June 30, 2008	December 31, 2007
At cost
Intangible Assets	$104,204	$104,204
Less: Accumulated amortization	99,074	33,818

	$5,130	$70,386

CHINA ARCHITECTURAL ENGINEERING, INC.
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

7.	LOANS

A.	SHORT-TERM BANK LOANS

	June 30, 2008	December 31, 2007
Bank of East Asia Ltd., line of credit, at 5.508% per annum, subject to variation every 6 months	$-	$546,889

Dah Sing Bank, 5.0% per annum, line of credit, due November 28, 2008	380,478	257,926

Dah Sing Bank, 5.5% per annum, trust receipts, due November 25, 2008	774,912	1,773,735
	$1,155,390	$2,578,550

In October 25, 2006, the Company opened a line of credit facility with the Zhuhai branch of Bank of East Asia for a maximum of RMB20,000,000. The credit facility does not require renewal until October 2011. In order to facilitate the extension of the credit facility, the Company agreed to deposit the same amount on fixed deposit terms into the Hong Kong branch of Bank of East Asia. This facility is subject to a current interest rate of 5.913% and interest rate adjusts every 6 months.

B.	LONG-TERM BANK LOANS

	June 30, 2008	December 31, 2007

Bank of East Asia Ltd., line of credit, at 5.832% per annum, subject to variation ever 6 months, due October 25, 2011	$161,214	$169,518

Auto capital lease obligations (hire purchase) due November 12, 2009	300,391	274,363

Installment loan from Dah Sing Bank at an interest rate at 3.5% due July 28, 2015	290,506	-

Installment loan from Dah Sing Bank at an interest rate at 4.0% due October 25, 2025.	1,087,329	-
	$1,839,440	$443,881

Zhuhai King Glass Engineering Co., Limited borrowed from Bank of East Asia with a condominium as collateral. This facility is subject to a current interest rate of 5.913% and interest rate adjusts every 6 months.

Full Art International Limited borrowed a hire purchase (car) loan from DBS Bank.

CHINA ARCHITECTURAL ENGINEERING, INC.
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

8.	CONVERTIBLE BONDS AND BOND WARRANTS

A. $10,000,000 Variable Rate Convertible Bonds due in 2012

On April 12, 2007, the Company completed a financing transaction with ABN AMRO Bank N.V. (the “Subscriber”) issuing (i) $10,000,000 Variable Rate Convertible Bonds due in 2012 (the “Bonds”) and (ii) 800,000 warrants to purchase an aggregate of 800,000 shares of our common stock, subject to adjustments for stock splits or reorganizations as set forth in the warrant, that expire in 2010 (the “Warrants”).

The Bonds were subscribed at a price equal to 97% of their principal amount, which is the issue price of 100% less a 3% commission to the Subscriber. The Bonds were issued pursuant to, and are subject to the terms and conditions of, a trust deed dated April 12, 2007, as amended, between us and The Bank of New York, London Branch (the “Amended and Restated Trust Deed”). The Bonds are also subject to a paying and conversion agency agreement dated April 12, 2007 between us, The Bank of New York, and The Bank of New York, London Branch. The terms and conditions of the Bonds, as set forth in the Amended and Restated Trust Deed include, among other thing, the following terms:

•	Interest Rate. The Bonds bear interest from April 12, 2007 at the rate of 6% per annum for the first year after April 12, 2007 and 3% per annum thereafter, of the principal amount of the Bonds.

•
Conversion. Each Bond is convertible at the option of the holder at any time after April 12, 2008 up to March 28, 2012, into shares of our common stock at an initial conversion price equal to the price per share at which shares are sold in our initial public offering of common stock on the American Stock Exchange (“AMEX”) with minimum gross proceeds of $2,000,000. If no initial public offering occurs prior to conversion, the conversion price per share will be $2.00, subject to adjustment in accordance with the terms and conditions of the Bonds. Based on the initial public offering completed on October 3, 2007 the initial conversion is now set at $3.50 per share resulting initial conversion shares of 2,857,143. The conversion price is subject to adjustment in certain events, including our issuance of additional shares of common stock or rights to purchase common stock at a per share or per share exercise or conversion price, respectively, at less than the applicable per share conversion price of the Bonds. If for the period of 20 consecutive trading days immediately prior to April 12, 2009 or February 18, 2012, the conversion price for the Bonds is higher than the average closing price for the shares, then the conversion price will be reset to such average closing price; provided that, the conversion price will not be reset lower than 70% of the then existing conversion price. In addition, the Amended and Restated Trust Deed provides that the conversion price of the Bonds cannot be adjusted to lower than $0.25 per share of common stock (as adjusted for stock splits, stock dividends, spin-offs, rights offerings, recapitalizations and similar events).

•
Mandatory Redemptions. If on or before April 12, 2008, either (i) our common stock (including the shares of common stock issuable upon conversion of the Bonds and exercise of the Warrants) are not listed on AMEX or (ii) the Bonds, Warrants, and shares underlying the Bonds and Warrants are not registered with the Securities and Exchange Commission (the “SEC”), then holders of the Bonds can require us to redeem the Bonds at 106.09% of the principal amount. In addition, at any time after April 12, 2010, holders of the Bonds can require us to redeem the Bonds at 126.51% of the principal amount. The Company is required to redeem any outstanding Bonds at 150.87% of its principal amount on April 4, 2012.

On April 12, 2007, the Company entered into a warrant instrument with the Subscriber pursuant to which the Subscriber purchased the Warrants from us (the “Warrant Instrument”). The Warrants, which are represented by a global certificate, are also subject to a warrant agency agreement by and among us, The Bank of New York and The Bank of New York, London Branch dated April 12, 2007 (the “Warrant Agency Agreement”). Pursuant to the terms and conditions of the Warrant Instrument and the Warrant Agency Agreement, the Warrants vested on April 12, 2007 and will terminate on April 12, 2010. The Bond Warrants are exercisable at a per share exercise price of $0.01. The Company has agreed to list the Warrants on AMEX, or any alternative national stock exchange by April 12, 2008.

CHINA ARCHITECTURAL ENGINEERING, INC.
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

8.	CONVERTIBLE BONDS AND BOND WARRANTS (continued)

A. $10,000,000 Variable Rate Convertible Bonds due in 2012 (continued)

On April 12, 2007, the Company also entered into a registration rights agreement with the Subscriber pursuant to which the Company agreed to include the Bonds, the Warrants, and the shares of common stock underlying the Bonds and Warrants in a pre-effective amendment to a registration statement that the Company have on file with the SEC. Subsequently, the Company verbally agreed with the Subscriber not to include the Subscriber’s securities in the pre-effective amendment to the registration statement and to register them in a separate registration statement to be filed promptly after the effective date of the previously filed registration statement. The Company registered resale of the Bonds, the Warrants, and the shares of common stock underlying the Bonds and Warrants in a registration statement that was declared effective by the SEC on February 7, 2008.

On April 12, 2007, the date of issuance, the Company determined the fair value of the Bonds to be $9,700,000. The warrants and the beneficial conversion feature were $3,207,790 and $3,507,791 respectively, which were determined under the Black-Scholes valuation method. They are included under stockholders’ equity as additional paid in capital - stock warrants and additional paid in capital - beneficial conversion feature respectively in accordance with guidance of APB 14 and EITF No. 98-5. Accordingly, the interest discount on the warrants and beneficial conversion feature were recorded, and are being amortized by the interest method of 5 years.

As addressed in an earlier paragraph under Mandatory Redemptions, the Company will redeem each bond at 150.87% of its principal amount on April 4, 2012 (the maturity date). On the basis of this commitment, the Company has determined the total redemption premium to be $5,087,100, which is an addition to the original face value of the Bonds of $10,000,000. This redemption premium is to be amortized to interest expense over the term of the Bonds by the interest method.

Because of the fact that the $10,000,000 Variable Rate Convertible Bonds contain three separate securities and yet merged into one package, the bond security must identify its constituents and establish the individual value as determined by the Issuer as follows:

(1)	Bond Discount	300,000
(2)	Warrants	2,183,000
(3)	Beneficial Conversion Feature	2,171,429

B. $20,000,000 12% Convertible Bonds due in 2011

On April 15, 2008, the Company completed a financing transaction with ABN AMRO Bank N.V., London Branch (“ABN AMRO”), CITIC Allco Investments Limited (together with ABN AMRO, the “Subscribers,” and each a “Subscriber”), and CITIC Capital Finance Limited issuing (i) $20,000,000 12% Convertible Bonds due in 2011 (the “Bonds”) and (ii) 300,000 warrants to purchase an aggregate of 300,000 shares of the Company’s common stock, subject to certain adjustments as set forth in the warrant instrument, that expire in 2013 (the “Bond Warrants”). The transaction was completed in accordance with a subscription agreement entered into by the Company, Subscribers, and CITIC Capital Finance Limited, dated April 2, 2008 (the “Subscription Agreement”).

The Bonds were subscribed at a price equal to 100% of their principal amount. The Company agreed to pay to the Subscribers an aggregate commission of 2.5% of the principal amount of the Bonds and of the aggregate warrant issue price for the Bond Warrants. The Bonds were issued pursuant to, and are subject to the terms and conditions of, a trust deed dated April 15, 2008 between the Company and The Bank of New York, London Branch, as amended on September 17, 2008 to conform with certain provisions of the Trust Indenture Act of 1939 (“TIA”) (the “2008 Trust Deed”). The Bonds are also subject to a paying and conversion agency agreement dated April 15, 2008 between the Company, The Bank of New York, and The Bank of New York, London Branch. The terms and conditions of the Bonds, as set forth in the 2008 Trust Deed include, among other things, the following terms:

CHINA ARCHITECTURAL ENGINEERING, INC.
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

8.	CONVERTIBLE BONDS AND BOND WARRANTS (continued)

B. $20,000,000 12% Convertible Bonds due in 2011 (continued)

•	Interest Rate. The Bonds bear cash interest from April 15, 2008 at the rate of 12% per annum of the principal amount of the Bonds.

•
Conversion. Each Bond is convertible at the option of the holder at any time during the period (i) beginning on the earlier of (a) the date that a registration statement for the shares to be issued upon conversion of the Bonds is first declared effective by the United States Securities and Exchange Commission (the “SEC”) and (b) October 15, 2008 and (ii) ending at the close of business on April 8, 2011, subject to certain exceptions, into shares of the Company’s common stock at an initial conversion price equal to $6.35 per share, which is the product of 1.1 and the average closing price per share of the Company’s common stock for the period of 20 consecutive trading days immediately prior to April 15, 2008. The conversion price is subject to adjustment in certain events, including the Company’s issuance of additional shares of common stock or rights to purchase common stock at a per share or per share exercise or conversion price, respectively, at less than the applicable per share conversion price of the Bonds.

•
Mandatory Redemptions. Interest is payable semi-annually in arrears on April 15 and October 15 of each year (each an “Interest Payment Date”) commencing October 15, 2008. On any Interest Payment Date on or after April 15, 2010, the holders of the Bonds can require the Company to redeem the Bonds at 116.61% of the principal amount of the Bonds redeemed, plus all accrued but unpaid interest. The Company is required to redeem any outstanding Bonds at 116.61% of its principal amount on April 15, 2011.

On April 15, 2008, the Company entered into a warrant instrument with the Subscribers pursuant to which the Subscribers purchased the Bond Warrants from the Company (the “Warrant Instrument”). The Bond Warrants, which are represented by a global certificate, are also subject to a warrant agency agreement by and among the Company, The Bank of New York and The Bank of New York, London Branch dated April 15, 2008 (the “Warrant Agency Agreement”). Pursuant to the terms and conditions of the Warrant Instrument and the Warrant Agency Agreement, the Bond Warrants became exercisable on April 15, 2008 and terminate on April 15, 2013. The Bond Warrants have an initial exercise price per share of $6.35, subject to adjustment in certain events.

The Company agreed to list the shares of common stock underlying the Bonds and the Bond Warrants on AMEX, or any alternative national stock exchange, by the earlier of October 15, 2008 and the date on which a registration statement registering the shares of common stock underlying the Bonds and the Bond Warrants is first declared effective by the SEC. In addition, the Company agreed to register the shares of common stock underlying the Bonds and the Bond Warrants with the SEC on or prior to October 15, 2008 and will keep the registration effective until 30 days after the Bond Warrants terminate.

On April, 15, 2008, the Company also entered into a registration rights agreement with the Subscribers pursuant to which it agreed to register the Bonds, the Bond Warrants, and the shares of common stock underlying the Bonds and Bond Warrants (the “Registrable Securities”). The Company agreed to prepare and file with the SEC, no later than 30 days after April 15, 2008, a registration statement on Form S-1, of which this prospectus is a part, to register the Registrable Securities (the “Registration Statement”) and, as promptly as possible, cause that Registration Statement, as amended, to become effective and in any event within six months after April 15, 2008. In addition, the Company agreed to list all the Registrable Securities covered by the Registration Statement on each securities exchange on which similar securities issued by the Company are then listed.

Pursuant to the terms of the Subscription Agreement, the Company was required as a condition to the closing to appoint a director designated by CITIC Capital Finance Limited to the Company’s Board of Directors. The closing condition was waived by the parties to the financing transaction and the Company appointed such a director within three months from closing.

CHINA ARCHITECTURAL ENGINEERING, INC.
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

8.	CONVERTIBLE BONDS AND BOND WARRANTS (continued)

B. $20,000,000 12% Convertible Bonds due in 2011 (continued)

Because of the fact that the $20,000,000 Convertible Bonds contain three separate securities and yet merged into one package, the bond security must identify its constituents and establish the individual value as determined by the Issuer as follows:

(1)	Bond Discount	500,000
(2)	Warrants	1,413,503
(3)	Beneficial Conversion Feature	-

The above items A and B are to be amortized to interest expense over the term of the bonds by the effective interest method as disclosed in the table below.

The Convertible Bonds Payable, net consists of the following: -

	June 30, 2008	December 31, 2007

Convertible Bonds Payable	$30,000,000	$10,000,000
Less: Interest discount – Warrants	(3,596,503)	(4,036,170)
Less: Interest discount – Beneficial conversion feature	(2,171,429)	(4,342,857)
Less: Bond discount	(800,000)	(300,000)
Accretion of interest discount and accrual of interest payable	1,491,972	2,144,768

Net	$24,924,040	$3,465,741

9.	CONTRACT REVENUES EARNED

The contract revenues earned for the periods ended June 30, 2008 and 2007 consist of the following:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Billed	$40,460,581	$10,677,301	$47,254,730	$13,551,466
Unbilled	919,608	8,776,344	19,474,765	20,332,271

	41,380,189	19,453,645	66,729,495	33,883,737

The unbilled contract revenue earned represents those revenue that should be recognized according to the percentage of completion method for accounting for construction contract because the Company is entitled to receive payment from the customers for the amount of work that has been rendered to and completed for that customer according to the terms and progress being made as stipulated under that contract between the Company and that customer. As an industrial practice, there are certain procedures that need to be performed, such as project account finalization, by both the customer and the Company before the final billing is issued; however this does not affect the Company’s recognition of revenue and respective cost according to the terms of the contract with the consistent application of the percentage-of-completion method.

CHINA ARCHITECTURAL ENGINEERING, INC.
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
 (Stated in US Dollars)

10.	INCOME TAXES

The following table accounts for the differences between the actual tax provision and the amounts obtained by applying the relevant applicable corporation income tax rate to income before tax for the periods ended June 30, 2008 and 2007:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Income before tax	$7,628,503	$5,230,407	$12,857,618	$7,253,074

Taxes at the applicable income tax rates	$1,187,928	$1,476,138	$1,253,715	$2,143,618

Miscellaneous non taxable income and non-deductible expenses	(1,118,315)	(538,508)	(1,136,735)	(878,940)

Current income tax expense	$69,613	$937,630	$116,980	$1,264,678

Effective January 1, 2008, the PRC government implemented a new 25% tax rate across the board for all enterprises regardless of whether domestic or foreign enterprise without any tax preferences which is defined as "two-year exemption followed by three-year half exemption" enjoyed by tax payers. As a result of the new tax law, a standard 15% tax preference terminated as of December 31, 2007. The PRC government has established a set of transition rules to allow enterprises using tax preferences before January 1, 2008 to continue using the tax preferences on a transitional basis until being the new tax rates are fully implemented over a five-year period. The Company’s subsidiaries in Zhuhai and Shenzhen are now subject to PRC tax rate of 18% starting from January 1, 2008.

11.	COMMITMENTS

The Company leases certain administrative and production facilities from third parties. Accordingly, for the six-month periods ended June 30, 2008 and 2007, the Company incurred rental expenses of $856,780 and $279,069, respectively.

The Company has commitments with respect to non-cancelable operating leases for these offices, as follows:

For the year ended December 31,
2008	1,143,860
2009	927,671
2010	94,825
$2,166,356

12.	RELATED PARTIES TRANSACTIONS

The amount due to shareholder at June 30, 2008 was $1,319,991 and the amount due to the shareholder at December 31, 2007 was $1,334,856. During the six-month period ended June 30, 2008, the Company purchased construction materials amounting to $2,072,241 from Guangdong Canbo Electrical Co., Ltd. The transactions with related parties during the periods were carried out in the ordinary course of business and on normal commercial terms.

CHINA ARCHITECTURAL ENGINEERING, INC.
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
 (Stated in US Dollars)

13.	OTHER EVENTS

Upon the closing of the initial public offering in October 2007, the Company sold to WestPark Capital, Inc., as underwriter, warrants to purchase up to 73,700 shares of its common stock. The warrants are exercisable at a per share price of $4.20 and will expire if unexercised after five years from the date of issuance. On October 31, 2007, the Company also issued 50,000 warrants to Investor Relation International at exercisable at a per share price $3.50 for a period of four years from the date of issuance. On May 8, 2008, the Company issued another 50,000 warrants to Investor Relation International at exercisable at a per share price $3.50 for a period of four years from the date of issuance.

As of June 30, 2008, WestPark Capital, Inc. has not exercised its warrants. On June 11, 2008, Investor Relation International exercised its warrants issued on October 31, 2007 and received 32,030 shares in accordance with the cashless settlement terms in the warrant agreement. The Company recognized the cost of these warrants as determined by the Black-Scholes Model at a value of $50,375 and $50,905 for the warrants issued to WestPark and Investor Relation International, respectively, for the six months ended June 30, 2008. These expenses have been recorded and included in the accompanying Statements of Income for the six-month period ended June 30, 2008.

14.	SUBSEQUENT EVENTS

RMB70,000,000 banking facility granted by ABN AMRO Bank N.V.

On July 19, 2008, Zhuhai King Glass Engineering Co., Ltd., the Company’s wholly-owned subsidiary was granted a bank’s acceptance bill facility by the Shenzhen Branch of ABN AMRO Bank N.V. The facility amount is RMB70,000,000 (US$10,218,978). ABN AMRO requires guarantees as follows:

•	Irrevocable and unconditional guarantee executed by China Architectural Engineering, Inc., and

•	Cash collateral of 20% of bank’s acceptance bill issued

As of August 8, 2008, Zhuhai King Glass Engineering Co., Ltd. utilized RMB27,540,000 (US$4,020,000) of the facility.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To:	The Board of Directors and Stockholders of
China Architectural Engineering, Inc.

We have audited the accompanying consolidated balance sheets of China Architectural Engineering, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders' equity and cash flows for the years ended December 31, 2007, 2006 and 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of China Architectural Engineering, Inc. as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years ended December 31, 2007, 2006 and 2005 in conformity with accounting principles generally accepted in the United States of America.

South San Francisco, California	Samuel H. Wong & Co., LLP
February 6, 2008	Certified Public Accountants

CHINA ARCHITECTURAL ENGINEERING, INC.

CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2007 and 2006
(Stated in US Dollars)

	As of December 31,
	2007	2006
ASSETS
Current assets
Cash and cash equivalents	$4,040,168	$2,115,966
Restricted cash	595,016	2,743,142
Contract receivables, net	13,047,559	7,573,913
Costs and earnings in excess of billings	57,488,693	22,487,792
Job disbursements advances	2,454,106	5,236,327
Tender and other site deposits	83,046	3,427,490
Other receivables	6,640,865	213,257
Inventories	528,743	23,108
Other current assets	109,533
Total current assets	84,987,729	43,820,995

Non-current assets
Plant and equipment, net	2,582,554	474,498
Intangible Assets	70,386	-
Security deposits	-	565,795
Organization cost	92,741	-
Goodwill	7,995,896	-
Other non-current asset	7,505	-

TOTAL ASSETS	$95,736,811	$44,861,288

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term bank loans	$2,578,550	$-
Accounts payable	18,737,771	15,202,029
Amount due to shareholder	1,334,856	1,735
Other payables	9,193,186	1,091,382
Income tax payable	2,673,643	1,263,491
Business and other taxes payable	3,538,336	2,058,327
Customers’ deposits	757,079	1,272,312
Job disbursements payable	-	-
Other Accruals	499,684	894,329
Total current liabilities	39,313,105	21,783,605

The accompanying notes are an integral part of these financial statements.

CHINA ARCHITECTURAL ENGINEERING, INC.

CONSOLIDATED BALANCE SHEETS (Continued)
AS OF DECEMBER 31, 2007 and 2006
(Stated in US Dollars)

	As of December 31,
	2007	2006

Non-current liabilities
Long term bank loans	$443,881	$2,564,979
Convertible bond payable, net	3,465,741	-
Minority interest	49,482	-

TOTAL LIABILITIES	$43,272,209	$24,348,584

STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value, 10,000,000 shares authorized, 0 shares issued and outstanding at December 31, 2007 and 2006	-	-
Common stock, $0.001 par value, 100,000,000 shares authorized, 51,783,416 and 50,000,000 shares issued and outstanding at December 31, 2007 and 2006, respectively	51,784	50,000
Additional paid in capital	23,665,558	7,074,701
Statutory reserves	3,040,595	1,437,223
Accumulated other comprehensive income	1,892,829	469,964
Retained earnings	23,813,836	11,480,816
	52,464,602	20,512,704
TOTAL LIABILITEIS AND STOCKHOLDERS’ EQUITY	$95,736,811	$44,861,288

The accompanying notes are an integral part of these financial statements.

CHINA ARCHITECTURAL ENGINEERING, INC.

CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006, AND 2005
(Stated in US Dollars)

	Years ended December 31,
	2007	2006	2005

Contract revenues earned	$86,617,239	$63,359,174	$49,514,654

Cost of contract revenues earned	(64,353,915)	(46,796,419)	(36,368,231)

Gross profit	$22,263,324	$16,562,755	$13,146,423

Selling, general and administrative expenses	(5,525,130)	(5,989,328)	(6,463,252)
Non-recurring general and administrative expenses	-	(3,805,608)	-
Finance expenses	208,197	-	-

Income from operations	$16,529,997	$6,767,819	$6,683,171

Interest income	108,241	-	-
Interest expense	(2,144,768)	-	(116,750)
Other income	88,385	700,170	501,128
Other expenses	127,043	-	-

Income before taxation	$14,454,812	$7,467,989	$7,067,549

Income tax	(2,422,484)	(1,318,221)	(1,157,271)

Net income	$12,032,328	$6,149,768	$5,910,278

Basic net income per common share	$0.239	$0.138	$0.136
Diluted net income per common share	$0.236	$0.138	$0.136

Basic weighted average common shares outstanding	50,357,454	44,679,990	43,304,125
Diluted weighted average common shares outstanding	51,088,144	44,679,990	43,304,125

The accompanying notes are an integral part of these financial statements.

CHINA ARCHITECTURAL ENGINEERING, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006, AND 2005
(Stated in US Dollars)

	Years ended December 31,
	2007	2006	2005
Cash flows from operating activities
Net income	$12,032,328	$6,149,768	$5,910,278
Depreciation Expense	334,378	222,424	200,793
Bad Debt Expense	291,666	-	-
Amortization Expense on convertible bond	2,144,768	-	-
Profit on disposal of land use rights	-	-	(15,248)
Decrease/(increase) in restricted cash	2,148,126	(2,224,783)	600,247
Decrease/(increase) in security deposit	565,795	(565,795)	-

(Increase)/decrease in inventories	(505,635)	281	(8,366)
(Increase)/decrease in receivables	(41,988,830)	(18,279,917)	(6,631,038)
(Increase)/decrease in other assets	(117,038)	-	-
Increase/(decrease) in payables	12,306,736	8,930,623	4,059,391
Net cash provided/(used) in operating activities	$(12,787,706)	$(5,767,399)	$4,116,057

Cash flows from investing activities
Disposals/(purchases) of land use rights	$-	$-	$694,946
Purchases of plant and equipment	(1,649,170)	(89,250)	(304,659)
Net cash provided/(used) in investing activities	$(1,649,170)	$(89,250)	$390,287

Cash flows from financing activities
Proceeds from short-term loans	$2,578,550	$-	$-
Repayments of short-term loans	-	(743,742)	(4,795,738)
Proceeds from long-term loans	-	2,564,979	-
Repayments of long-term loans	(2,121,098)	-	-
Proceeds for amount due to shareholder	1,442,291	-	132,570
Repayments of amount due to shareholder	-	(418,821)	-
Proceeds from issuance of common stock	3,338,470	6,696	-
Increase in additional paid in capital from issuance of common stock	-	7,106,561	-
Dividends paid	-	(1,576,796)	(2,571,395)
Issuance of convertible bond and warrants	9,700,000	-	-
Net cash provided/(used) in financing activities	$14,938,213	$6,938,877	$(7,234,563)

Net increase/(decrease) in cash and cash equivalents	$501,337	$1,082,228	$(2,728,219)
Effect of foreign currency translation on cash and cash equivalents	1,422,865	521,921	251,765

Cash and cash equivalents - beginning of year	2,115,966	511,817	2,988,271

Cash and cash equivalents – end of year	$4,040,168	$2,115,966	$511,817

Other supplementary information:
Cash paid during the year for:
Interest paid	$119,335	$71,656	$116,750
Income tax paid	$1,012,332	$798,988	$446,850

The accompanying notes are an integral part of these financial statements.

CHINA ARCHITECTURAL ENGINEERING, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
AS OF DECEMBER 31, 2007, 2006, AND 2005
(Amount Stated in USD)

	Total Number of shares	Common stock	Additional paid in capital	Statutory reserves	Accumulated other Comprehensive income	Retained earnings	Total
Balance, January 1, 2005	43,304,125	$43,304	$-	$1,299,156	$(292,312)	$3,675,169	$4,725,317
Net income						5,910,278	5,910,278
Foreign currency translation adjustment					240,355		240,355
Total Comprehensive income							6,150,633
Dividend paid						(2,571,396)	(2,571,396)
Increase to additional paid in capital from reverse acquisition transaction reflecting cash held by SRKP 1, Inc.			5,722			(5,722)	-
Appropriations to statutory revenue reserves				104,543		(104,543)	-
Balance, December 31, 2005	43,304,125	$43,304	$5,722	$1,403,699	$(51,957)	$6,903,786	$8,304,554

Balance, January 1, 2006	43,304,125	43,304	5,722	1,403,699	(51,957)	6,903,786	8,304,554
Net income						6,149,768	6,149,768
Foreign currency translation adjustment					521,921		521,921
Total Comprehensive income							6,671,689
Dividend paid						(1,576,796)	(1,576,796)
Issuance of common stock	6,695,875	6,696					6,696
Additional paid in capital from issuance of common stock in cash			7,068,979				7,068,979
Adjustment of additional paid in capital to retained earnings in connection with share exchange						37,582	37,582
Appropriations to statutory revenue reserves				33,524		(33,524)	-
Balance, December 31, 2006	50,000,000	$50,000	$7,074,701	$1,437,223	$469,964	$11,480,816	$20,512,704

The accompanying notes are an integral part of these financial statements.

CHINA ARCHITECTURAL ENGINEERING, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (Continued)
AS OF DECEMBER 31, 2007, 2006, AND 2005
(Amount Stated in USD)

	Total Number of shares	Common stock	Additional paid in capital	Statutory reserves	Accumulated other Comprehensive income	Retained earnings	Total
Balance, January 1, 2007	50,000,000	$50,000	$7,074,701	$1,437,223	$469,964	$11,480,816	$20,512,704
Net income						12,032,328	12,032,328
Foreign currency translation adjustment					1,422,865		1,422,865
Total Comprehensive income							13,455,193
Proceed from issuance of common stock	1,783,416	1,784	9,163,264				9,165,048
Less: Cost of stock issuance			(951,434)				(951,434)
Adjustment of Zhuhai KGE Co Ltd Retained Earnings to eliminate Dividend Paid						3,844,897	3,844,897
Adjustment of Zhuhai Career Training School pre-acquisition Deficits						14,429	14,429
Adjustment of CAEI retained earnings/(deficits)						(1,955,262)	(1,955,262)
Additional Paid-in Capital from warrants and beneficial conversion feature			8,379,027				8,379,027
Appropriation to statutory reserve				1,603,372		(1,603,372)	-
Balance, December 31, 2007	51,783,416	$51,784	$23,665,558	$3,040,595	$1,892,829	$23,813,836	$52,464,602

The accompanying notes are an integral part of these financial statements.

CHINA ARCHITECTURAL ENGINEERING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006, AND 2005
(Stated in US Dollars)

1.  ORGANIZATION AND PRINCIPAL ACTIVITIES

China Architectural Engineering, Inc. (CAEI or the “Company”) formerly SKRP 1, Inc., was incorporated in the State of Delaware, United State on March 16, 2004. The Company’s common stock was listed for trading on the American Stock Exchange on September 28, 2007.

On October 17, 2006, the Company underwent a reverse-merger with Full Art International Ltd. (a Hong Kong company) and its four wholly-owned subsidiaries as detailed in Note 2. (b) Consolidation below, involving an exchange of shares whereby the Company issued an aggregate of 43,304,125 shares of common stock in exchange for all of the issued and outstanding shares of Full Art. CAEI was the accounting acquiree. For financial reporting purposes, this transaction is classified as a recapitalization of China Architectural Engineering, Inc. and the historical financial statements of Full Art.

The Company through its subsidiaries conducts its principal activity as glass wall contractors, specifically specializing in the design, manufacturing, installation and maintenance of structural glass and other light structure building systems, throughout China, Australia, Southeast Asia, the Middle East, and the United States.

The Company's work is performed under cost-plus-fee contracts, fixed-price contracts, and fixed-price contracts modified by incentive and penalty provisions. These contracts are undertaken by the Company or its wholly owned subsidiary. The length of the Company's contracts varies but is typically about one to two years.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)  Method of accounting

The Company maintains its general ledger and journals with the accrual method accounting for financial reporting purposes. The consolidated financial statements and notes are representations of management. Accounting policies adopted by the Company conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of consolidated financial statements, which are compiled on the accrual basis of accounting.

(b)  Consolidation

The consolidated financial statements include the accounts of the Company and its ten subsidiaries. Significant inter-company transactions have been eliminated in consolidation. The consolidated financial statements include 100% of the assets and liabilities of these majority-owned subsidiaries, and the ownership interests of minority investors are recorded as minority interests.

CHINA ARCHITECTURAL ENGINEERING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006, AND 2005
(Stated in US Dollars)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

The Company owned the subsidiaries since its reverse-merger on October 17, 2006. As of December 31, 2007, detailed identities of the consolidating subsidiaries are as follows: -

Name of Company	Place of Incorporation	Attributable Equity interest %

Full Art International Limited	Hong Kong	100

Zhuhai King Glass Engineering Co., Limited	PRC	100

Zhuhai King General Glass Engineering Technology Co., Limited	PRC	100

King General Engineering (HK) Limited	Hong Kong	100

KGE Building System Limited	Hong Kong	100

KGE Australia Pty Limited	Australia	55

Zhuhai City, Xiangzhou District Career training School	PRC	72

Techwell Engineering Limited	Hong Kong	100

Techwell International Limited	Macau	100

Techwell Building System (Shenzhen) Co. Limited	PRC	100

(c)  Use of estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however, actual results could differ materially from those estimates.

CHINA ARCHITECTURAL ENGINEERING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006, AND 2005
(Stated in US Dollars)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

(d)  Plant and equipment

Plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the plant and equipment are as follows: -

Motor vehicle	5 years
Machinery and equipment	5 - 10 years
Furniture and office equipment	5 years
Building	20 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

(e)   Accounting for the impairment of long-lived assets

The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

During the reporting periods, there was no impairment loss.

CHINA ARCHITECTURAL ENGINEERING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006, AND 2005
(Stated in US Dollars)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

(f)   Goodwill and Intangible Assets

In accordance with Statement of Financial Accounting Standard 142 (“FAS 142”), “Goodwill and Other Intangible Assets.” the Company does not amortize goodwill or intangible assets with indefinite lives.

For goodwill and other intangible assets, impairment tests are performed annually and more frequently whenever events or changes in circumstances indicate goodwill carrying values exceed estimated reporting unit fair values. Upon indication that the carrying values of such assets may not be recoverable, the Company recognizes an impairment loss as a charge against current operations. Based on the impairment tests performed, there was no impairment of goodwill or other intangible assets in fiscal 2007, 2006 and 2005.

(g)  Inventories

Inventories are raw materials, which are stated at the lower of weighted average cost or market value.

(h)  Contracts receivable

Contracts receivable from performing construction of industrial and commercial buildings are based on contracted prices. The company provides an allowance for doubtful debts, which is based upon a review of outstanding receivables, historical collection information, and existing economic conditions.

(i)   Cash and cash equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

(j)   Restricted cash

Restricted cash represents time deposit accounts to secure notes payable and bank loans.

CHINA ARCHITECTURAL ENGINEERING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006, AND 2005
(Stated in US Dollars)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

(k)  Earnings per share

The Company computes earnings per share (“EPS’) in accordance with Statement of Financial Accounting Standards No. 128, “Earnings per Share” (“SFAS No. 128”), and SEC Staff Accounting Bulletin No. 98 (“SAB 98”). SFAS No. 128 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as the income or loss available to common shareholders divided by the weighted average common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options, and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. Approximately 2,857,143 dilutive shares on an “as converted” basis for the Convertible Bond were excluded from the calculation of diluted EPS for the year ended December 31, 2007 since their effect would have been anti-dilutive.

The calculation of diluted weighted average common shares outstanding for the year ended December 31, 2007 and 2006 is based on the estimate fair value of the Company’s common stock during such periods applied to warrants and options using the treasury stock method to determine if they are dilutive. The Convertible Bond is included on an “as converted “basis when these shares are dilutive.

Components of basic and diluted earnings per share were as follows:

	Year ended December 31, 2007	Year ended December 31, 2006	Year ended December 31, 2005
Net Income	$12,032,328	$6,149,768	$5,910,278

Basic Weighted Average Shares	50,357,454	44,679,990	43,304,125
Dilutive Shares:
- Addition to Common Stock from Conversion of Notes	-	-	-
- Addition to Common Stock from Exercise of Warrants	730,690	-	-
Diluted Weighted Average Outstanding Shares:	51,088,144	44,679,990	43,304,125

Earnings Per Share
- Basic	$0.239	$0.138	$0.136
- Diluted	$0.236	$0.138	$0.136

CHINA ARCHITECTURAL ENGINEERING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006, AND 2005
(Stated in US Dollars)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

(l)   Revenue and cost recognition

Revenues from fixed-price and modified fixed-price construction contracts are recognized on the percentage-of-completion method, measured by the percentage of time cost incurred to date to estimated total cost for each contract.

Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs.

Selling, general, and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Profit incentives are included in revenues when their realization is reasonably assured. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

Total estimated gross profit on a contract, being the difference between total estimated contract revenue and total estimated contract cost, is determined before the amount earned on the contract for a period can be determined.

The measurement of the extent of progress toward completion is used to determine the amount of gross profit earned to date and that the earned revenue to date is the sum of the total cost incurred on the contract and the amount of gross profit earned.

Earned revenue, cost of earned revenue, and gross profit are determined as follows: -

i.	Earned Revenue is the amount of gross profit earned on a contract for a period plus the costs incurred on the contract during the period.

ii.	Cost of Earned Revenue is the cost incurred during the period, excluding the cost of materials not unique to a contract that have not been used for the contract.

iii.
Gross Profit earned on a contract is computed by multiplying the total estimated gross profit on the contract by the percentage of completion. The excess of that amount over the amount of gross profit reported in prior periods is the earned gross profit that should be recognized in the income statement for the current period.

Change orders are common for the changes in specifications or design while claims are uncommon. Contract revenue and costs are adjusted to reflect change orders approved by the customer and the contractor regarding both scope and price. Recognition of amounts of additional contract revenue relating to claims is appropriate only if it is probable that the claim will result in additional contract revenue and if the amount can be reliably estimated.

CHINA ARCHITECTURAL ENGINEERING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006, AND 2005
(Stated in US Dollars)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

(m) Income taxes

The Company uses the accrual method of accounting to determine and report its taxable reduction of income taxes for the year in which they are available. The Company has implemented Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. The Company also adopted FIN 48, Accounting for Uncertainty in Tax Positions.

Income tax liabilities computed according to the United States, People’s Republic of China (PRC), Hong Kong SAR, Macau SAR and Australia tax laws are provided for the tax effects of transactions reported in the financial statements and consists of taxes currently due plus deferred taxes related primarily to differences between the basis of fixed assets and intangible assets for financial and tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will be either taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for operating losses that are available to offset future income taxes. A valuation allowance is created to evaluate deferred tax assets if it is more likely than not that these items will either expire before the Company is able to realize that tax benefit, or that future realization is uncertain.

In respect of the Company’s subsidiaries domiciled and operated in China and Hong Kong, the taxation of these entities can be summarized as follows:

•
Zhuhai King Glass Engineering Co., Limited and Zhuhai King General Glass Engineering Technology Co., Limited (“Zhuhai KGGET”) are located in Zhuhai and is subject to the PRC corporation income tax rate of 33%. However, in accordance with the relevant tax laws and regulations of PRC, the Zhuhai local corporation income tax rate is 15%. Zhuhai KGGET is presently dormant, and from the time that it has its first profitable tax year, it is exempt from corporate income tax for its first two years and is then entitled to a 50% tax reduction for the succeeding three years. Zhuhai KGGET has enjoyed this tax incentive in the previous years. On March 16, 2007, the National People’s Congress of China enacted a new PRC Enterprise Income Tax Law, under which foreign invested enterprises and domestic companies will be subject to enterprise income tax at a uniform rate of 25%. The new law will become effective on January 1, 2008. During the transition period for enterprises established before March 16, the tax rate will be gradually increased starting in 2008 and be equal to the new tax rate in 2012. Zhuhai KGGET anticipates that as a result of the new EIT law, its income tax provision will increase, which could adversely affect Zhuhai KGGET financial condition and results of operations.

•
Full Art International Limited, King General Engineering (HK) Limited, and KGE Building System Limited are subject to Hong Kong profits tax rate of 17.5%. Currently, Full Art has around US$370,000 tax losses carried forward. KGE Building System has around US$33,000 tax losses carried forward. King General Engineering (HK) does not have any material tax losses carried forward.

•
Techwell Engineering Limited is subject to Hong Kong tax rate of 17.5%. Techwell International Limited is a Macau registered company and therefore is subject to Macau profit tax rate of 12%. Techwell Building System (Shenzhen) Co. Limited Is located in Shenzhen and is subject to PRC corporate income tax rate of 33%. No tax was provisioned as the Company acquired Techwell on November 6, 2007.

CHINA ARCHITECTURAL ENGINEERING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006, AND 2005
(Stated in US Dollars)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

•	KGE Australia Pty Limited is subject to corporate income tax rate of 30%.

•	The Company is subject to United States Tax according to Internal Revenue Code Sections 951 and 957.

•
The Company, after a reverse-merger on October 17, 2006, revived to be an active business enterprise because of the operations with subsidiaries in China and Hong Kong. Based on the consolidated net income for the year ended December 31, 2007, the Company shall be taxed at the 35% tax rate.

(n)  Advertising

The Company expensed all advertising costs as incurred. Advertising expenses included in selling expenses were $140,236, $151,821, and $114,731 for the periods ended December 31, 2007, 2006, and 2005, respectively.

(o)  Research and development

All research and development costs are expensed as incurred. Research and development costs included in general and administrative expenses were $111,129, $50,117, and $58,865 for the periods ended December 31, 2007, 2006, and 2005, respectively.

(p)  Retirement benefits

Retirement benefits in the form of contributions under defined contribution retirement plans to the relevant authorities are charged to the statements of income as incurred. The contributions were $246,656, $118,856, and $109,941 for the periods ended December 31, 2007, 2006, and 2005, respectively.

CHINA ARCHITECTURAL ENGINEERING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006, AND 2005
(Stated in US Dollars)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

(q)  Foreign currency translation

The accompanying consolidated financial statements are presented in United States dollars. The functional currencies of the Company are Renminbi (RMB), Hong Kong Dollar (HKD), Macau Pacata (MOP) and Australia Dollar (AUD). The consolidated financial statements are translated into United States dollars from HKD and RMB at year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

	2007	2006	2005
Period end RMB : US$ exchange rate	7.3141	7.8175	8.0734
Average yearly RMB : US$ exchange rate	7.6172	7.9819	8.2033

	2007	2006	2005
Period end HKD : US$ exchange rate	7.8049	7.7794	7.7535
Average yearly HKD : US$ exchange rate	7.8026	7.7690	7.7779

	2007	2006	2005
Period end MOP : US$ exchange rate	8.1594	-	-
Average yearly MOP : US$ exchange rate	8.2166	-	-

	2007	2006	2005
Period end AUD : US$ exchange rate	1.1419	-	-
Average yearly AUD : US$ exchange rate	1.1954	-	-

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

CHINA ARCHITECTURAL ENGINEERING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006, AND 2005
(Stated in US Dollars)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

(r)   Statutory reserves

Statutory reserves for foreign investment enterprises are referring to the amount appropriated from the net income in accordance with PRC laws or regulations, which can be used to recover losses and increase capital, as approved, and are to be used to expand production or operations.

(s)   Comprehensive income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other consolidated financial statements. The Company’s current components of other comprehensive income are the foreign currency translation adjustment.

CHINA ARCHITECTURAL ENGINEERING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006, AND 2005
(Stated in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

(t)       Recent accounting pronouncements

In September 2006, the FASB issued SFAS 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements, where fair value is the relevant measurement attribute. The standard does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of SFAS 157 on the Company’s consolidated financial statements.

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of SFAS 115” (SFAS 159), which allows for the option to measure financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. The objective of SFAS 159 is to provide opportunities to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply hedge accounting provisions. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of SFAS 159 on the Company’s consolidated financial statements.

In December 2007, the FASB issued SFAS 141 (revised 2007), Business Combinations, (‘‘SFAS 141(R)’’). SFAS 141(R) retains the fundamental requirements of the original pronouncement requiring that the purchase method be used for all business combinations, but also provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired and liabilities assumed arising from contingencies, the capitalization of in-process research and development at fair value, and the expensing of acquisition-related costs as incurred. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008. The Company will evaluate how the new requirements could impact the accounting for any acquisitions completed beginning in fiscal 2009 and beyond, and the potential impact on the Company’s consolidated financial statements.

CHINA ARCHITECTURAL ENGINEERING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006, AND 2005
(Stated in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

In December 2007, the FASB issued SFAS 160, Noncontrolling Interests in Consolidated Financial Statements − an amendment of ARB No. 51. SFAS 160 requires that ownership interests in subsidiaries held by parties other than the parent (previously referred to as minority interests), and the amount of consolidated net income, be clearly identified, labeled and presented in the consolidated financial statements. It also requires once a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value. Sufficient disclosures are required to clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners as components of equity. It is effective for fiscal years beginning after December 15, 2008, and requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements are applied prospectively. The Company is currently evaluating the impact of SFAS 160 on the Company’s consolidated financial statements.

CHINA ARCHITECTURAL ENGINEERING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006, AND 2005
(Stated in US Dollars)

3.	CONTRACT RECEIVABLES

	December 31, 2007	December 31, 2006

Contract receivables	$13,263,260	$7,991,561
Less: Allowance for doubtful accounts	(215,701)	(417,648)

Net	$13,047,559	$7,573,913

Allowance for Doubtful Accounts

	December 31, 2007	December 31, 2006

Beginning balance	$417,648	$403,595
Add: Allowance created		14,053
Less: Bad debt charged against allowance	(201,947)

Ending balance	$215,701	$417,648

4.	INVENTORIES

	December 31, 2007	December 31, 2006
Raw materials at sites	$528,743	$23,108

CHINA ARCHITECTURAL ENGINEERING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006, AND 2005
(Stated in US Dollars)

5.	PLANT AND EQUIPMENT

Plant and equipment consist of the following as of: -

	December 31, 2007	December 31, 2006
At cost
Motor vehicle	$1,223,692	$453,917
Machinery and equipment	3,383,123	1,417,256

Furniture, software and office equipment	625,102	669,480
Building	290,652	-
Leasehold improvement	189,403	-
	$5,711,972	$2,540,653

Less: Accumulated depreciation
Motor vehicle	$593,141	$401,862
Machinery and equipment	2,227,231	1,190,795
equipment	269,695	473,498
Building	9,810	-
Leasehold improvement	29,541	-
	$3,129,418	$2,066,155

	$2,582,554	$474,498

Depreciation expenses included in the selling and administrative expenses for years ended December 31 2007, 2006, and 2005 were $334,378, $222,424 and $159,641 respectively.

6.	INTAGIBLE ASSETS

	December 31, 2007	December 31, 2006
At cost
Intangible Assets	$99,567	$-
Less: Accumulated amortization	29,181	-

	$70,386	$-

CHINA ARCHITECTURAL ENGINEERING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006, AND 2005
(Stated in US Dollars)

7.	LOANS

A.  SHORT-TERM BANK LOANS

	December 31, 2007	December 31, 2006

Bank of East Asia Ltd., line of credit, at 5.508% per annum, subject to variation every 6 months, due October 25, 2011	$546,889	$-

Dah Sing Bank, 5.0% per annum, line of credit, due November 28, 2008	257,926	-

Dah Sing Bank, 5.5% per annum, trust receipts, due November 25, 2008	1,773,735	-

	$2,578,550	$-

In October 2006, the Company opened a line of credit facility with the Zhuhai branch of Bank of East Asia for a maximum of RMB20,000,000. The credit facility does not require renewal until October 2011. In order to facilitate the extension of the credit facility, the Company agreed to deposit the equivalent amount in HKD on fixed deposit terms into the Hong Kong branch of Bank of East Asia. This facility is subject to a current interest rate of 5.508% and interest rate adjusts every 6 months.

B.  LONG-TERM BANK LOANS

	December 31, 2007	December 31, 2006

Bank of East Asia Ltd., line of credit, at 5.832% per annum, subject to variation ever 6 months, due October 25, 2011	$169,518	$2,564,979

Auto capital lease obligations (hire purchase) due November 12, 2009	274,363	-
	$443,881	$2,564,979

Zhuhai King Glass Engineering Co., Limited borrowed from Bank of East Asia with a condominium as collateral. This facility is subject to a current interest rate of 5.832% and interest rate adjusts every 6 months.

Full Art International Limited borrowed a hire purchase (car) loan from DBS Bank.

CHINA ARCHITECTURAL ENGINEERING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006, AND 2005
(Stated in US Dollars)

8.	CONVERTIBLE BONDS AND BOND WARRANTS

On April 12, 2007, the Company completed a financing transaction with ABN AMRO Bank N.V. (the “Subscriber”) issuing (i) $10,000,000 Variable Rate Convertible Bonds due in 2012 (the “Bonds”) and (ii) 800,000 warrants to purchase an aggregate of 800,000 shares of our common stock, subject to adjustments for stock splits or reorganizations as set forth in the warrant, that expire in 2010 (the “Warrants”).

The Bonds were subscribed at a price equal to 97% of their principal amount, which is the issue price of 100% less a 3% commission to the Subscriber. The Bonds were issued pursuant to, and are subject to the terms and conditions of, a trust deed dated April 12, 2007, as amended, between us and The Bank of New York, London Branch (the “Amended and Restated Trust Deed”). The Bonds are also subject to a paying and conversion agency agreement dated April 12, 2007 between us, The Bank of New York, and The Bank of New York, London Branch. The terms and conditions of the Bonds, as set forth in the Amended and Restated Trust Deed include, among other thing, the following terms:

•	Interest Rate. The Bonds bear interest from April 12, 2007 at the rate of 6% per annum for the first year after April 12, 2007 and 3% per annum thereafter, of the principal amount of the Bonds.

•
Conversion. Each Bond is convertible at the option of the holder at any time after April 12, 2008 up to March 28, 2012, into shares of our common stock at an initial conversion price equal to the price per share at which shares are sold in our initial public offering of common stock on the American Stock Exchange (“AMEX”) with minimum gross proceeds of $2,000,000. If no initial public offering occurs prior to conversion, the conversion price per share will be $2.00, subject to adjustment in accordance with the terms and conditions of the Bonds. Based on the initial public offering completed on October 3, 2007 the initial conversion is now set at $3.50 per share resulting initial conversion shares of 2,857,143. The conversion price is subject to adjustment in certain events, including our issuance of additional shares of common stock or rights to purchase common stock at a per share or per share exercise or conversion price, respectively, at less than the applicable per share conversion price of the Bonds. If for the period of 20 consecutive trading days immediately prior to April 12, 2009 or February 18, 2012, the conversion price for the Bonds is higher than the average closing price for the shares, then the conversion price will be reset to such average closing price; provided that, the conversion price will not be reset lower than 70% of the then existing conversion price. In addition, the Amended and Restated Trust Deed provides that the conversion price of the Bonds cannot be adjusted to lower than $0.25 per share of common stock (as adjusted for stock splits, stock dividends, spin-offs, rights offerings, recapitalizations and similar events).

•
Mandatory Redemptions. If on or before April 12, 2008, either (i) our common stock (including the shares of common stock issuable upon conversion of the Bonds and exercise of the Warrants) are not listed on AMEX or (ii) the Bonds, Warrants, and shares underlying the Bonds and Warrants are not registered with the Securities and Exchange Commission (the “SEC”), then holders of the Bonds can require us to redeem the Bonds at 106.09% of the principal amount. In addition, at any time after April 12, 2010, holders of the Bonds can require us to redeem the Bonds at 126.51% of the principal amount. The Company is required to redeem any outstanding Bonds at 150.87% of its principal amount on April 4, 2012.

CHINA ARCHITECTURAL ENGINEERING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006, AND 2005
(Stated in US Dollars)

8.	CONVERTIBLE BONDS AND BOND WARRANTS (CONTINUED)

On April 12, 2007, the Company entered into a warrant instrument with the Subscriber pursuant to which the Subscriber purchased the Warrants from us (the “Warrant Instrument”). The Warrants, which are represented by a global certificate, are also subject to a warrant agency agreement by and among us, The Bank of New York and The Bank of New York, London Branch dated April 12, 2007 (the “Warrant Agency Agreement”). Pursuant to the terms and conditions of the Warrant Instrument and the Warrant Agency Agreement, the Warrants vested on April 12, 2007 and will terminate on April 12, 2010. The Bond Warrants are exercisable at a per share exercise price of $0.01. The Company has agreed to list the Warrants on AMEX, or any alternative national stock exchange by April 12, 2008.

On April 12, 2007, the Company also entered into a registration rights agreement with the Subscriber pursuant to which the Company agreed to include the Bonds, the Warrants, and the shares of common stock underlying the Bonds and Warrants in a pre-effective amendment to a registration statement that the Company have on file with the SEC. Subsequently, the Company verbally agreed with the Subscriber not to include the Subscriber’s securities in the pre-effective amendment to the registration statement and to register them in a separate registration statement to be filed promptly after the effective date of the previously filed registration statement. The Company registered resale of the Bonds, the Warrants, and the shares of common stock underlying the Bonds and Warrants in a registration statement that was declared effective by the SEC on February 7, 2008.

On April 12, 2007, the date of issuance, the Company determined the fair value of the Bonds to be $9,700,000. The warrants and the beneficial conversion feature were $3,207,790 and $3,507,791 respectively, which were determined under the Black-Scholes valuation method. They are included under stockholders’ equity as additional paid in capital – stock warrants and additional paid in capital – beneficial conversion feature respectively in accordance with guidance of APB 14 and EITF No. 98-5. Accordingly, the interest discount on the warrants and beneficial conversion feature were recorded, and are being amortized by the interest method of 5 years.

As addressed in an earlier paragraph under Mandatory Redemptions, the Company will redeem each bond at 150.87% of its principal amount on April 4, 2012 (the maturity date). On the basis of this commitment, the Company has determined the total redemption premium to be $5,087,100, which is an addition to the original face value of the Bonds of $10,000,000. This redemption premium is to be amortized to interest expense over the term of the Bonds by the interest method.

CHINA ARCHITECTURAL ENGINEERING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006, AND 2005
(Stated in US Dollars)

8.	CONVERTIBLE BONDS AND BOND WARRANTS (CONTINUED)

Because of the fact that the $10,000,000 Variable Rate Convertible Bonds contain three separate securities and yet merged into one package, the bond security must identify its constituents and establish the individual value as determined by the Issuer as follows: -

(1) Bond Discount	300,000
(2) Warrants	4,036,170
(3) Beneficial Conversion Feature	4,342,857

The above items (1), (2), and (3) are to be amortized to interest expense over the term of the bonds by the effective interest method as disclosed in the table below.

The Convertible Bonds Payable, net consists of the following: -

December 31, 2007

Convertible Bonds Payable	$10,000,000
Less: Interest discount – Warrants	(4,036,170)
Less: Interest discount – Beneficial conversion feature	(4,342,857)
Less: Bond discount	(300,000)
Accretion of interest discount – Warrant	589,729
Accretion of interest discount – Beneficial conversion feature	634,540
Amortization of bond discount to interest expense	43,835
6% Interest Payable	438,332
Accretion of redemption premium	438,332

Net	$3,465,741

CHINA ARCHITECTURAL ENGINEERING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006, AND 2005
(Stated in US Dollars)

9.	CONTRACT REVENUES EARNED

The contract revenues earned for the years ended December 31, 2007, 2006 and 2005 consist of the following: -

	Year ended December 31, 2007	Year ended December 31, 2006	Year ended December 31, 2005

Billed	$60,241,592	$41,906,743	$37,825,662

Unbilled	26,375,647	21,452,431	11,688,992

	$86,617,239	$63,359,174	$49,514,654

The unbilled contract revenue earned represents those revenue that should be recognized according to the percentage of completion method for accounting for construction contract because the Company is entitled to receive payment from the customers for the amount of work that has been rendered to and completed for that customer according to the terms and progress being made as stipulated under that contract between the Company and that customer. As an industrial practice, there are certain procedures that need to be performed, such as project account finalization, by both the customer and the Company before the final billing is issued; however this does not affect the Company’s recognition of revenue and respective cost according to the terms of the contract with the consistent application of the percentage-of-completion method.

CHINA ARCHITECTURAL ENGINEERING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006, AND 2005
(Stated in US Dollars)

10.	INCOME TAXES

The following table accounts for the differences between the actual tax provision and the amounts obtained by applying the relevant applicable corporation income tax rate to income before tax for the periods ended December 31, 2007, 2006, and 2005: -

	Year ended December 31, 2007	Year ended December 31, 2006	Year ended December 31, 2005

Tax at the PRC, HK, Macau & Australia income tax rates	$4,770,088	$2,464,436	$2,332,291
Effect of PRC government grants	(2,347,604)	(1,146,215)	(1,175,020)

Current income tax expense	$2,422,484	$1,318,221	$1,157,271

Effective January 1, 2008, the PRC government implemented a new 25% tax rate across the board for all enterprises regardless of whether domestic or foreign enterprise without any tax preferences which is defined as "two-year exemption followed by three-year half exemption" enjoyed by tax payers. As a result of the new tax law, a standard 15% tax preference terminated as of December 31, 2007. The PRC government has established a set of transition rules to allow enterprises using tax preferences before January 1, 2008 to continue using the tax preferences on a transitional basis until being the new tax rates are fully implemented over a five year period.

CHINA ARCHITECTURAL ENGINEERING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006, AND 2005
(Stated in US Dollars)

11.	COMMITMENTS

The Company leases certain administrative and production facilities from third parties. Accordingly, for the years ended December 31, 2007 and 2006, the Company incurred rental expenses of $437,750 and $385,386 respectively.

The Company has commitments with respect to non-cancelable operating leases for these offices, as follows: -

For the years ended December 31,
2008	$276,195
2009	113,730
2010	89,553
2011	7,867
$487,345

12.	RELATED PARTIES TRANSACTIONS

The following material transactions with related parties during the periods were carried out in the ordinary course of business and on normal commercial terms:

The amount due to shareholder at December 31, 2007 and December 31, 2006 were $1,334,856 and $1,735, respectively.

CHINA ARCHITECTURAL ENGINEERING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006, AND 2005
(Stated in US Dollars)

13.	OTHER EVENTS

On October 3, 2007, the Company issued 847,550 shares of common stock at $3.50 per share upon the closing of an initial public offering. The Company’s sale of common stock, which was sold indirectly by the Company to the public at a price of $3.50 per share, resulted in net proceeds of approximately $2.0 million. These proceeds were net of underwriting discounts and commissions, fees for legal and auditing services, and other offering costs. Upon the closing of the initial public offering, the Company sold to the underwriter warrants to purchase up to 73,700 shares of its common stock. The warrants are exercisable at a per share price of $4.20 and will expire if unexercised after five years from the date of issuance.

In October 2007, a holder of warrants to purchase 232,088 shares of our common stock at a per share exercise price of $1.60 exercised the warrants. As a result of the exercise, we received gross exercise proceeds of $371,341 and issued 232,088 shares of common stock to the holder.

On November 6, 2007, the Company, through Full Art, acquired all of the issued and outstanding shares (the “Techwell Shares”) in the capital of Techwell Engineering Limited (which has two subsidiaries), a limited liability company incorporated in Hong Kong (“Techwell”) pursuant to a Stock Purchase Agreement (the “Agreement”) dated November 6, 2007, entered into by and among Mr. Ng, Chi Sum and Miss Yam, Mei Ling (the “Shareholders”), the Company and Full Art (the “Techwell Acquisition”), to consummate the acquisition transaction. Pursuant to the terms of the Stock Purchase Agreement, the Shareholders agreed to sell and transfer all of the Techwell Shares to Full Art for a purchase consideration of US$11,654,566 payable in cash and shares of the Company (in equal portion). Thirty percent of the stock consideration paid to the Shareholders will be held in a third-party escrow account for up to two years to cover potential indemnification obligations of the Shareholders. Techwell is engaged in the business of manufacturing and constructing external building facades, including roofing systems for buildings and curtain wall systems and accessories. This transaction resulted in goodwill of $7,995,896 for the year ended December 31, 2007.

CHINA ARCHITECTURAL ENGINEERING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006, AND 2005
(Stated in US Dollars)

14.	SUBSEQUENT EVENTS

Bond Facility

On February 19, 2008, the Company and Techwell Engineering Limited were granted a performance bond facility by the Hong Kong Branch of ABN AMRO Bank N.V. The facility amount is USD10,000,000, at a tenor of up to 1 year with 2% flat interest rate on the issued amount of performance bond. ABN AMRO requires guarantees as follows:

•	Irrevocable and unconditional guarantee executed by Zhuhai KGGET and

•	Share charge over the shares of the Company for a minimum value of USD$5,000,000 or equivalent, executed by KGE Group Limited.

April 2008 Issuance of Bonds and Bond Warrants

On April 15, 2008, the Company completed a financing transaction with ABN AMRO Bank N.V., London Branch (“ABN AMRO”), CITIC Allco Investments Limited (together with ABN AMRO, the “Subscribers,” and each a “Subscriber”), and CITIC Capital Finance Limited issuing (i) $20,000,000 12% Convertible Bonds due in 2011 (the “Bonds”) and (ii) 300,000 warrants to purchase an aggregate of 300,000 shares of the Company’s common stock, subject to certain adjustments as set forth in the warrant instrument, that expire in 2013 (the “Bond Warrants”). The transaction was completed in accordance with a subscription agreement entered into by the Company, Subscribers, and CITIC Capital Finance Limited, dated April 2, 2008 (the “Subscription Agreement”).

The Bonds were subscribed at a price equal to 100% of their principal amount. The Company agreed to pay to the Subscribers an aggregate commission of 2.5% of the principal amount of the Bonds and of the aggregate warrant issue price for the Bond Warrants. The Bonds were issued pursuant to, and are subject to the terms and conditions of, a trust deed dated April 15, 2008 between the Company and The Bank of New York, London Branch, as amended on September 17, 2008 to conform with certain provisions of the Trust Indenture Act of 1939 (the “2008 Trust Deed”). The Bonds are also subject to a paying and conversion agency agreement dated April 15, 2008 between the Company, The Bank of New York, and The Bank of New York, London Branch. The terms and conditions of the Bonds, as set forth in the 2008 Trust Deed include, among other things, the following terms:

•	Interest Rate. The Bonds bear cash interest from April 15, 2008 at the rate of 12% per annum of the principal amount of the Bonds.

•
Conversion. Each Bond is convertible at the option of the holder at any time during the period (i) beginning on the earlier of (a) the date that a registration statement for the shares to be issued upon conversion of the Bonds is first declared effective by the United States Securities and Exchange Commission (the “SEC”) and (b) October 15, 2008 and (ii) ending at the close of business on April 8, 2011, subject to certain exceptions, into shares of the Company’s common stock at an initial conversion price equal to $6.35 per share, which is the product of 1.1 and the average closing price per share of the Company’s common stock for the period of 20 consecutive trading days immediately prior to April 15, 2008. The conversion price is subject to adjustment in certain events, including the Company’s issuance of additional shares of common stock or rights to purchase common stock at a per share or per share exercise or conversion price, respectively, at less than the applicable per share conversion price of the Bonds.

CHINA ARCHITECTURAL ENGINEERING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006, AND 2005
(Stated in US Dollars)

14.	SUBSEQUENT EVENTS (CONTINUED)

•
Mandatory Redemptions. Interest is payable semi-annually in arrears on April 15 and October 15 of each year (each an “Interest Payment Date”) commencing October 15, 2008. On any Interest Payment Date on or after April 15, 2010, the holders of the Bonds can require the Company to redeem the Bonds at 116.61% of the principal amount of the Bonds redeemed, plus all accrued but unpaid interest. The Company is required to redeem any outstanding Bonds at 116.61% of its principal amount on April 15, 2011.

On April 15, 2008, the Company entered into a warrant instrument with the Subscribers pursuant to which the Subscribers purchased the Bond Warrants from the Company (the “Warrant Instrument”). The Bond Warrants, which are represented by a global certificate, are also subject to a warrant agency agreement by and among the Company, The Bank of New York and The Bank of New York, London Branch dated April 15, 2008 (the “Warrant Agency Agreement”). Pursuant to the terms and conditions of the Warrant Instrument and the Warrant Agency Agreement, the Bond Warrants became exercisable on April 15, 2008 and terminate on April 15, 2013. The Bond Warrants have an initial exercise price per share of $6.35, subject to adjustment in certain events.

The Company agreed to list the shares of common stock underlying the Bonds and the Bond Warrants on AMEX, or any alternative national stock exchange by the earlier of October 15, 2008 and the date on which a registration statement registering the shares of common stock underlying the Bonds and the Bond Warrants is first declared effective by the SEC. In addition, the Company agreed to register the shares of common stock underlying the Bonds and the Bond Warrants with the SEC on or prior to October 15, 2008 and will keep the registration effective until 30 days after the Bond Warrants terminate.

On April, 15, 2008, the Company also entered into a registration rights agreement with the Subscribers pursuant to which it agreed to register the Bonds, the Bond Warrants, and the shares of common stock underlying the Bonds and Bond Warrants (the “Registrable Securities”). The Company agreed to prepare and file with the SEC, no later than 30 days after April 15, 2008, a registration statement on Form S-1, of which this prospectus is a part, to register the Registrable Securities (the “Registration Statement”) and, as promptly as possible, cause that Registration Statement, as amended, to become effective and in any event within six months after April 15, 2008. In addition, the Company agreed to list all the Registrable Securities covered by the Registration Statement on each securities exchange on which similar securities issued by the Company are then listed.

Pursuant to the terms of the Subscription Agreement, the Company was required as a condition to the closing to appoint a director designated by CITIC Capital Finance Limited to the Company’s Board of Directors. The closing condition was waived by the parties to the financing transaction and the Company agreed to appoint such a director within three months from closing.

Above: Shanghai Railway Station, one of the Company’s projects.

Above: Hangzhou Grand Theater, one of the Company’s projects.